Exhibit 10.19

EXECUTION VERSION

UNIT PURCHASE AGREEMENT
by and among
American Healthcare Investors LLC,
HC AHI Holding Company, LLC,
AHI Newco, LLC,
Platform HealthCare Investor T-II, LLC,
NorthStar Asset Management Group Inc.
and
the Principals

Dated as of November 5, 2014

i

ii

iii

Exhibits
Exhibit A:     Form of Flaherty Subscription Agreement
Exhibit B:     Form of A&R LLC Agreement
Exhibit C:     Form of NSAM Sub-Advisory Agreement
Exhibit D-1:     Form of Flaherty Promote Agreement
Exhibit D-2:    Form of NRF Promote Agreement
Exhibit E:     Form of Vesting and No Sale Agreement
Exhibit F:     Forms of Company Employment Agreements
Exhibit G:     Form of Non-Competition and Non-Solicitation Agreement
Exhibit H:     Form of Call Agreement
Exhibit I:     Form of Contribution Agreement

Schedules
See Schedules attached to this Agreement.

iv

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT, dated as of November 5, 2014 (this “Agreement”), is by and among PLATFORM HEALTHCARE INVESTOR T-II, LLC, a Delaware limited liability company (the “Purchaser”), NORTHSTAR ASSET MANAGEMENT GROUP INC., a Delaware corporation and ultimate parent company of Purchaser (“NSAM”), American Healthcare Investors LLC, a Delaware limited liability company (the “AHI Seller”), HC AHI Holding Company, LLC, a Delaware limited liability company (the “Second Seller” and together with the AHI Seller, the “Sellers”), AHI NEWCO, LLC, a Delaware limited liability company (the “Company”), Jeffrey T. Hanson, Danny Prosky and Mathieu B. Streiff (each, a “Principal” and collectively, the “Principals”). Unless otherwise defined in this Agreement or the context clearly requires otherwise, all capitalized terms in this Agreement shall have the meanings given to them in Annex I to this Agreement.
RECITALS
WHEREAS, the Sellers collectively own 100% of the issued and outstanding Common Units of the Company;
WHEREAS, immediately prior to the Closing, the Sellers desire to complete the Restructuring Transactions that have not already been completed;
WHEREAS, at the Closing, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, a number of Common Units representing 46.727% of the issued and outstanding Equity Interests of the Company (the “Unit Purchase”);
WHEREAS, simultaneously with the Closing, the Company desires to (i) issue and sell to James F. Flaherty, III (“Flaherty”) a number of Common Units representing 4.546% of the Common Units in exchange for $5,000,000 (the “Subscription”) and issue to Flaherty a Warrant (the “Warrant”) to purchase additional Class A Common Units (as defined in the A&R LLC Agreement) representing 3.57% of the valuation of the issued and outstanding Class A Common Units and additional Future HC NTR Units representing 3.57% of the valuation of the issued and outstanding Future HC NTR Units at an aggregate purchase price of $5,000,000, with such number of additional Class A Common Units and Future HC NTR Units and the exercise price for each such Class A Common Unit and Future HC NTR Unit to be determined at the time the Warrant is exercised using a valuation for the Company of $140,000,000 solely for purposes of determining the number of Units to be issued in connection with the Warrant, in each case pursuant to the terms of a Subscription Agreement in the form attached hereto as Exhibit A (the “Flaherty Subscription Agreement”) and (ii) redeem 4.546% of the issued and outstanding Common Units held by the AHI Seller (the “Redemption”) in exchange for $5,000,000 (the “Redemption Amount”), such that immediately following the consummation of the Redemption and the transactions contemplated hereby, the AHI Seller will hold 48.727% of the Common Units, the Purchaser will hold 46.727% of the Common Units and Flaherty will hold 4.546% of the Common Units;
WHEREAS, concurrently with the execution and delivery of this Agreement, Griffin Capital Corporation, a California corporation (“GCC”), and the AHI Seller are amending and restating that certain Joint Venture Agreement, dated as of November 7, 2011, by and between GCC and the AHI Seller, which amended and restated agreement will be effective as of the Closing (the “A&R Griffin JV Agreement”); and
WHEREAS, at the Closing (a) the Purchaser, Flaherty and the AHI Seller will enter into the Amended and Restated Limited Liability Company Agreement of the Company (the “A&R LLC Agreement”), in the

form attached hereto as Exhibit B, pursuant to which, effective at the Closing, (x) the Purchaser will hold (i) 46.727% of the Class A Common Units of the Company, (ii) 49% of the GAHR III Units (as defined in the A&R LLC Agreement) of the Company, (iii) 47.727% of the Future HC NTR Units (as defined in the A&R LLC Agreement) of the Company, (iv) 50% of the PE Fund Units (as defined in the A&R LLC Agreement) of the Company and (v) 49% of the NRF Units (as defined in the A&R LLC Agreement) of the Company, (y) Flaherty will hold (i) 4.546% of the Class A Common Units of the Company, (ii) 4.546% of the Future HC NTR Units of the Company and (iii) all of the Class J Incentive Units of the Company, and (z) the AHI Seller will hold (i) 48.727% of the Class A Common Units of the Company, (ii) 51% of the GAHR III Units of the Company, (iii) 47.727% of the Future HC NTR Units of the Company, (iv) 50% of the PE Fund Units of the Company and (v) 51% of the NRF Units of the Company, (b) NSAM Luxembourg S.à r.l., a Luxembourg société à responsabilité limitée (“NSAM Luxembourg”) and the Company will enter into that certain Sub-Advisory Agreement (the “NSAM Sub-Advisory Agreement”), in the form attached hereto as Exhibit C, (c) (i) Healthcare Opportunity JV, LP, a Delaware limited partnership (the “Flaherty Partnership”) and the Company will enter into that certain Promote Participation Agreement (the “Flaherty Promote Agreement”), in the form attached hereto as Exhibit D-1, and (ii) NSAM P-Holdings, LLC, a Delaware limited liability company (the “NSAM Limited Partner”), the Flaherty Partnership and the Company will enter into that certain Promote Participation Agreement (the “NRF Promote Agreement” and together with the Flaherty Promote Agreement, the “Promote Agreements”), in the form attached hereto as Exhibit D-2, (d) NSAM will enter into a separate Vesting and No Sale Agreement with the AHI Seller and each Principal (collectively, the “Vesting and No Sale Agreements”) in the form attached hereto as Exhibit E, (e) each Principal will enter into an Employment Agreement with the Company (collectively, the “Company Employment Agreements”), in the form attached hereto as Exhibit F, (f) each Principal and the AHI Seller will enter into a Non-Competition and Non-Solicitation Agreement with the Company (collectively, the “Non-Compete Agreements”), in the form attached hereto as Exhibit G, and (g) each Principal will enter into a Call Agreement with the Company and NSAM (collectively, the “Call Agreements”), in the form attached hereto as Exhibit H.
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF COMMON UNITS

Section 1.1    Purchased Units. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell and transfer to the Purchaser, all right, title and interest in and to 4,672.7 Common Units (the “Purchased Units”), free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws). The Purchased Units represent, in the aggregate, 46.727% of the outstanding Common Units of the Company upon the consummation of the Unit Purchase, Subscription and Redemption.

Section 1.2    Purchase Price

(a)The purchase price for the Purchased Units (the “Aggregate Closing Date Consideration”) shall be equal to (a) $37,500,000 (the “Cash Consideration”), plus (b) that number of validly issued, fully paid and nonassessable shares of NSAM Common Stock, subject only to the lock-up period and other terms and conditions set forth in the Vesting and No Sale Agreement and restrictions under applicable securities Laws (but no other restrictions on transfer), equal to the quotient determined by dividing $10,000,000 by the Average NSAM Closing Price and rounding the result to the nearest share (the

“Immediately-Vesting NSAM Shares”), plus (c) that number of validly issued, fully paid and nonassessable time-vesting shares of NSAM Common Stock, subject only to the vesting schedule and other terms and conditions set forth in the Vesting and No Sale Agreement and restrictions under applicable securities Laws (but no other restrictions on transfer), equal to the quotient determined by dividing $10,000,000 by the Average NSAM Closing Price and rounding the result to the nearest share (the “Time-Based NSAM Shares”).

(b)In addition to the Aggregate Closing Date Consideration payable at the Closing, following the Closing the AHI Seller shall be entitled to receive additional shares of NSAM Common Stock from the Purchaser if certain performance criteria are achieved, upon the terms and subject to the conditions set forth on Schedule 1.2(b) (the “Performance-Based NSAM Shares”).

(c)The Aggregate Closing Date Consideration and the Performance-Based NSAM Shares (if any) shall be paid to the Sellers in the following manner:

(i)at the Closing, to the AHI Seller (A) an aggregate amount in cash equal to $37,491,750 (the “AHI Seller Cash Consideration”), (B) all of the Immediately-Vesting NSAM Shares and (C) all of the Time-Based NSAM Shares;

(ii)at the Closing, to the Second Seller, an aggregate amount in cash equal to $8,250 (the “Second Seller Cash Consideration”); and

(iii)following the Closing, to the AHI Seller, all of the Performance-Based NSAM Shares (if any) payable pursuant to Section 1.2(b).

Section 1.3    Closing; Closing Date. The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019‑6064, or at such other location as may be agreed upon in writing by the AHI Seller and the Purchaser, at 10:00 a.m. local time, on the fifth (5th) Business Day after the consummation of the GAHR II Merger (the “Target Closing Date”); provided, that if all of the conditions to the Closing set forth in Article VII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) have not been satisfied or waived by the Party entitled to waive the same at least two (2) Business Days prior to the Target Closing Date, the Closing shall take place on the second (2nd) Business Day after the date that all such conditions shall have been satisfied or waived by the Party entitled to waive the same, or at such other time, place and date that the Sellers and the Purchaser may agree in writing. The date upon which the Closing occurs is referred to as the “Closing Date.”

Section 1.4    Transactions to Be Effected at Closing At the Closing, the following transactions shall be effected by the Parties:

(a)    The Sellers, the Company and the Principals shall deliver to the Purchaser:

(i)    each of the documents, certificates and items required to be delivered by the Sellers, the Company and the Principals pursuant to Section 7.1(n); and

(ii)    such other documents reasonably requested by the Purchaser.

(b)    The Purchaser shall:

(i)    pay to the AHI Seller, by wire transfer of immediately available funds to the account designated in writing by the AHI Seller at least two (2) Business Days prior to the Closing Date, an amount equal to the AHI Seller Cash Consideration;

(ii)    pay to the Second Seller, by wire transfer of immediately available funds to the account designated in writing by the Second Seller at least two (2) Business Days prior to the Closing Date, an amount equal to the Second Seller Cash Consideration;

(iii)    deliver to the AHI Seller, by book-entry transfer, credited to a book-entry account maintained for the AHI Seller, the Immediately-Vesting NSAM Shares and the Time-Based NSAM Shares;

(iv)    deliver to the applicable Party each of the documents, certificates and items required to be delivered by the Purchaser pursuant to Section 7.1; and

(v)    deliver such other documents reasonably requested by the Sellers or the Principals.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE AHI SELLER

Except as set forth in a Schedule delivered to the Purchaser concurrent with the execution and delivery of this Agreement, the AHI Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (in each case except with respect to such representations and warranties which expressly speak to a specific date, in which case as of such specific date), as follows:
Section 2.1    Organization.    Each of the Sellers and the Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Sellers and the Company has the requisite limited liability company power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. Each of the Sellers and the Company is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the Business of the AHI Seller, taken as a whole (which, immediately following the Restructuring Transactions (including prior to the Closing), will include the Business of the Company and its Subsidiaries).

Section 2.2    Due Authorization.    Each of the Sellers and the Company has all requisite limited liability company authority and power to execute and deliver each Transaction Document to which such Person is or will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each of the Sellers and the Company of the applicable Transaction Documents and the consummation of the Contemplated Transactions has been duly and validly authorized by all necessary limited liability company action on the part of each of the Sellers and the Company and no other limited liability company proceedings on the part of the AHI Seller, the Second Seller or the Company are necessary to authorize the execution, delivery and performance of such Transaction Documents and to consummate the Contemplated Transactions. Each Transaction Document to which the AHI Seller, the Second Seller or the Company is or will be a party has been or will be duly and validly executed and delivered by the AHI Seller, the Second Seller or the Company, as applicable, and constitutes, or will constitute when executed, a legal, valid and binding obligation of the AHI Seller, the Second Seller or the Company, as applicable, enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.3    No Conflicts.        Except as set forth on Schedule 2.3, the execution and delivery by the Sellers and the Company of each Transaction Document to which such Person is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(i)    breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which any Seller or any of their respective Subsidiaries is a party;

(ii)    breach, violate, conflict with or result in a default in any material respect under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default in any material respect under any applicable Law or Order binding upon or applicable to any Seller or any of their respective Subsidiaries;

(iii)    violate or conflict with any Organizational Documents of any Seller or any of their respective Subsidiaries; or

(iv)result in the creation or imposition of any Encumbrance, with or without notice or lapse of time or both, on any assets of any Seller or any of their respective Subsidiaries (other than Permitted Encumbrances).

Section 2.4     No Authorization or Consents Required.    Except as set forth on Schedule 2.4, no material notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is or will be required by the AHI Seller, any of its Subsidiaries or the Second Seller with respect to such Person’s execution or delivery of any Transaction Document or the consummation of the Contemplated Transactions.

Section 2.5    Litigation.
(a)    There are no pending or, to the Knowledge of the AHI Seller, threatened Actions (other than immaterial threatened Actions) against the AHI Seller, its Subsidiaries, or the Second Seller before or by any Governmental Authority. None of the AHI Seller, any of its Subsidiaries or the Second Seller is subject to any outstanding Order that prohibits or otherwise restricts the ability of the AHI Seller, the Second Seller or the Company to consummate the Contemplated Transactions.

(b)    To the Knowledge of the AHI Seller, there are no material Actions pending or threatened against GAHR III before or by any Governmental Authority.

Section 2.6    Title and Capitalization.

(a)    As of the date of this Agreement, the authorized Equity Interests of the Company consists of 100,000 Common Units, of which three (3) Common Units are duly authorized, validly issued and outstanding, fully paid and non-assessable and free of any preemptive rights, and of which AHI Seller is the record and beneficial owner of two (2) Common Units and the Second Seller is the record and beneficial owner of one (1) Common Unit. Upon the completion of the Restructuring Transactions (and immediately prior to the Closing, and before giving effect to the Subscription and the Redemption), the AHI Seller will be the record and beneficial owner of 9,999 Common Units and the Second Seller will be the record and beneficial owner of one (1) Common Unit, which together will constitute 100% of the issued and outstanding Common Units of the Company. The Sellers have good and valid title to their respective Common Units, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws). At the Closing, good and valid title to the Purchased Units will pass to the Purchaser, free and clear of all Encumbrances (other than Encumbrances under applicable securities Laws). The Purchased Units are not subject to any Contract restricting or otherwise relating to the voting, transfer, distribution or disposition of such Common Units. At the Closing, after giving effect to the consummation of the Subscription and the Redemption, the AHI Seller will hold 48.727% of the Common Units, the Purchaser will hold 46.727% of the Common Units and Flaherty will hold 4.546% of the Common Units.

(b)    Except as set forth in Section 2.6(a):

(i)    there are no other Equity Interests of the Company authorized, issued, reserved for issuance or outstanding;

(ii)    there are no outstanding or authorized equity appreciation, phantom equity, equity participation or similar rights with respect to the Equity Interests of the Company;

(iii)    the Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company on any matter;

(iv)    there are no Contracts to which the Company is a party or by which it is bound to (A) repurchase, redeem or otherwise acquire any Equity Interests of, or other equity or voting interest in, the Company, or (B) vote, transfer or dispose of any Equity Interests of the Company; and

(v)    no Person has any right of first offer, right of first refusal, preemptive right or similar right with respect to the Equity Interests of the Company.

Section 2.7    Subsidiaries

(a)    Schedule 2.7(a)(i) sets forth a true and correct list of each Subsidiary of the AHI Seller as of the date hereof (other the Company, the “AHI Subsidiaries”), including each AHI Subsidiary’s jurisdiction of organization. As of the date hereof and until the completion of the Restructuring Transactions, the Equity Interests of each AHI Subsidiary are held directly by the AHI Seller, by one or more wholly owned Subsidiaries of the AHI Seller or by GCC or its Affiliates, in each case as set forth on Schedule 2.7(a)(ii). Immediately following the completion of the Restructuring Transactions, the Equity Interests of each AHI Subsidiary will be held directly by the Company, by one or more wholly-owned Subsidiary of the Company or by GCC or its Affiliates, in each case as set forth on Schedule 2.7(a)(iii).

(b)    Each AHI Subsidiary is duly licensed or qualified and is in good standing in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the Business of the AHI Seller and its Subsidiaries, taken as a whole (which, immediately following the Restructuring Transactions (including prior to the Closing), will include the Business of the Company and its Subsidiaries).

(c)    All of the issued and outstanding Equity Interests of each AHI Subsidiary are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights with respect thereto. The AHI Seller has made available to the Purchaser a true and complete copy of the Organizational Documents (including all amendments thereto), each as in effect on the date hereof, of each AHI Subsidiary.

(d)Except as set forth on Schedule 2.7(a)(ii), as of the date hereof there are no Equity Interests authorized, issued, reserved for issuance or outstanding, with respect to any AHI Subsidiary. Except as set forth on Schedule 2.7(a)(iii), immediately following the Restructuring Transactions there will be no Equity Interests authorized, issued, reserved for issuance or outstanding, with respect to any AHI Subsidiary. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Equity Interests of any AHI Subsidiary. No AHI Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or shareholders of such AHI Subsidiary on any matter. Except as set forth on Schedule 2.7(d)(i), there are no Contracts to which the AHI Seller or any AHI Subsidiary is a party or by which any of them is bound to (i) repurchase, redeem or otherwise acquire any Equity Interests of any AHI Subsidiary or (ii) vote or dispose of any Equity Interests of any AHI Subsidiary. Except as set forth on Schedule 2.7(d)(ii), no Person has any right of first offer, right of first refusal, preemptive right or similar right in connection with any future offer, sale or issuance of equity securities of any AHI Subsidiary.

Section 2.8    Joint Ventures. Except as set forth on Schedule 2.8, neither the AHI Seller nor any of its Subsidiaries directly or indirectly owns, Controls or has any investment or other ownership interest (including ownership of any Equity Interests) in any corporation, partnership, joint venture, business trust or other Person (in each case, other than the Company and its Subsidiaries). Except as set forth on Schedule 2.8, neither the AHI Seller nor any of its Subsidiaries has agreed, contingently or otherwise, to share any profits, revenues, losses costs or liabilities with, or to guaranty the obligations of, any Person. Except as set forth on Schedule 2.8, as of the date hereof, neither the AHI Seller nor any of its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

Section 2.9    Financial Statements.

(a)    Schedule 2.9(a) sets forth a true and correct copy of each of (i) the AHI Seller’s unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of September 30, 2014 and the related statements of income and cash flows for the 9-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”) and (ii) the AHI Seller’s audited consolidated balance sheets (the “Audited Balance Sheet”) and statements of income and cash flows for the fiscal years ended December 31, 2012 and December 31, 2013 (together with the Audited Balance Sheet, the “Audited Financial Statements”). The Audited Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the AHI Seller and its Subsidiaries as of the dates thereof and for the periods referred to therein, subject in the case of the Interim Financial Statements to (x) the absence of footnote disclosures and (y) changes resulting from normal immaterial year-end adjustments. Except as set forth in the Financial Statements, neither the AHI Seller nor any of its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the United States Securities & Exchange Commission.

(b)    The accounting controls of the AHI Seller and its Subsidiaries have been and are sufficient to provide reasonable assurances that, in all material respects, (i) all transactions are executed in accordance with management’s general or specific authorization, and (ii) all transactions are recorded as necessary to maintain proper accountability for such items.

Section 2.10    No Undisclosed Liabilities. There are no Liabilities of or with respect to the AHI Seller or its Subsidiaries of a type required to be disclosed or provided for in the Financial Statements or the notes thereto in accordance with GAAP, other than (a) Liabilities disclosed on Schedule 2.10, (b) Liabilities disclosed in the Financial Statements, including the notes thereto, (c) Liabilities arising directly out of future performance obligations of the AHI Seller or its Subsidiaries that are expressly set forth in those executory Material Contracts identified on Schedule 2.13 (excluding any breaches of such obligations) and that are not past due as of the date of this Agreement, (d) Liabilities incurred in the ordinary course of business, since the date of the most recent Audited Balance Sheet, that individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Business of the AHI Seller, taken as a whole (which, immediately following the Restructuring Transactions (including prior to the Closing), will include the Business of the Company and its Subsidiaries)), or (e) Liabilities incurred in connection with the Transaction Documents and the Contemplated Transactions.

Section 2.11    Absence of Certain Developments. Except as permitted or contemplated by this Agreement or any Transaction Document, including with respect to the Restructuring Transactions, since the date of the most recent Audited Balance Sheet, (a) each of the AHI Seller and its Subsidiaries has conducted its business in the ordinary course of business, and (b) except as set forth on Schedule 2.11, neither the AHI Seller nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Purchaser pursuant to Sections 6.1(a), (b), (c), (d), (e), (g), (h), (i), (j), (l), (m), or (s). Since the date of the most recent Audited Balance Sheet through the date hereof, there has not been any AHI Material Adverse Effect.

Section 2.12    Compliance with Laws. The AHI Seller, each of its Subsidiaries and, to the Knowledge of the AHI Seller, GAHR III is and at all times has been in compliance in all material respects with all Laws and Orders to which such Person is subject. To the Knowledge of the AHI Seller, there is no investigation by any Governmental Authority pending or threatened against the AHI Seller, any of its Subsidiaries, GAHR III or any Principal involving a material violation of Law or Order. None of the AHI Seller, any of its Subsidiaries or, to the Knowledge of the AHI Seller, GAHR III has received written notice from any Governmental Authority or any other Person that such entity is not in compliance in any material respect with any applicable Law or Order. To the Knowledge of the AHI Seller, the AHI Seller and its Subsidiaries have performed the advisory services for GAHR II in compliance in all material respects with all Laws and Orders to which the AHI Seller and its Subsidiaries are subject. Notwithstanding anything to the contrary herein, this Section 2.12 does not relate to or cover the actions of, or the employment by AHI Management Services of, the AHI Management Services Employees.

Section 2.13    Material Contracts.

(a)    Schedule 0 contains a true and correct list of all Material Contracts as of the date hereof. “Material Contracts” means any Contract, other than a Contract that is GAHR II Property Management Agreement (unless such Contract satisfies clause (i) below) or that is a Retained Asset (as such term is defined in the Contribution Agreement), to which any of the AHI Seller or any of its Subsidiaries is a party (other than the Company Plans) and which falls within any of the following categories:

(i)any Contract pursuant to which the AHI Seller or any of its Subsidiaries received, or was entitled to receive, payments in respect of management fees, or other similar fees in excess of $500,000 in the aggregate in the calendar year ended December 31, 2013 or that the AHI Seller or its Subsidiaries reasonably anticipates will result in payments in respect of such fees being received by the AHI Seller or any of its Subsidiaries in excess of $500,000 in any twelve (12) month period;

(ii)any Contract pursuant to which the AHI Seller or any of its Subsidiaries is entitled to earn a promote or other incentive compensation under certain circumstances;

(iii)any Contract pursuant to which the AHI Seller or any of its Subsidiaries made payments in excess of $500,000 in the aggregate in the calendar year ended December 31, 2013 or that the AHI Seller or its Subsidiaries reasonably anticipates will result in payments being made by the AHI Seller or its Subsidiaries in excess of $500,000 in any twelve (12) month period;

(iv)any Contract relating to the title to, or ownership, lease, use, sale, exchange or transfer of, any leasehold or other interest in any real or personal property that involves payments of more than $100,000 per year or more than $500,000 over the remaining term of such Contract;

(v)any option, purchase right, conversion right, exchange right or equity appreciation plan with respect to the Equity Interests of the AHI Seller or its Subsidiaries;

(vi)any joint venture, partnership, strategic alliance, fund management or similar Contract with any Person;

(vii)any GAHR III Property Management Agreement or Advisory Agreement;

(viii)any IP License, except for non-exclusive licenses to Owned Intellectual Property granted in the ordinary course of business or “shrink wrap” and similar generally available licenses that have an individual acquisition cost of $50,000 or less;

(ix)any Contract pursuant to which any Person has any right or option to purchase any property, asset or equity of the AHI Seller or any of its Subsidiaries (including any pre-emptive right, right of first offer, right of first refusal and/or call right);

(x)any Contract pursuant to which any Person has any right or option to require the AHI Seller or any of its Subsidiaries to purchase or sell any property, asset or equity (including any put right or sale right, whether pursuant to a resolution of a dispute or otherwise);

(xi)any Contract entered into outside the ordinary course of business with another Person which purports to limit or restrict the ability of the AHI Seller or any of its Subsidiaries to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive obligation with respect to any product or service or any geographic location;

(xii)any Contract that (1) cannot be terminated without the payment of any fees, penalties or other termination amounts within sixty (60) days following notice to the AHI Seller or any of its Subsidiaries, and (2) involves payments by the AHI Seller or any of its Subsidiaries of more than $250,000 per year or more than $500,000 over the remaining term of such Contract;

(xiii)any agency, dealer, broker-dealer, distribution, marketing, sales representative or similar Contract;

(xiv)any Contract with GCC, any of its Affiliates or any Family Member of any such Affiliates;
(xv)any employment, severance, retention or separation Contract (other than employment offer letters issued in the ordinary course) with any current or former director, officer, or employee of the AHI Seller or any of its Subsidiaries (other than such Contracts with AHI Management Services Employees entered into in the ordinary course of business);

(xvi)any Contract with any labor union or association relating to any current or former employee of the AHI Seller or any of its Subsidiaries; or

(xvii)any Contract relating to Indebtedness of the AHI Seller or any of its Subsidiaries.

(b)    Prior to the date hereof, the AHI Seller has made available to the Purchaser a true and correct copy of each written Material Contract (other than any GAHR II Property Management Agreement required to be disclosed pursuant to Section 2.13(a)(i)). Neither the AHI Seller nor any of its Subsidiaries is party to, or otherwise bound by, any material oral Contract.

(c)    Each Material Contract is a valid and binding obligation of the AHI Seller or one of its Subsidiaries, is in full force and effect and is enforceable against the AHI Seller or its one of its Subsidiaries, and, to the Knowledge of the AHI Seller, the other parties thereto, in each case subject to the Enforceability Exceptions. Neither the AHI Seller nor any of its Subsidiaries party to any Material Contract or, to the Knowledge of the AHI Seller, any other party thereto is in material breach, violation or default under any Material Contract and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the AHI Seller or any of its Subsidiaries party thereto, or, to the Knowledge of the AHI Seller, any other party thereto.

Section 2.14    Indebtedness.     sets forth a true and correct list of all Indebtedness, if any, and, with respect to Indebtedness for borrowed money, if any, sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and the outstanding principal and interest as of immediately prior to the date hereof.

Section 2.15    Real Property.    Other than the Mammoth House, neither the AHI Seller nor any of its Subsidiaries currently owns, and none of them have ever directly owned, any real property. Schedule 2.15(a) sets forth a true and correct list of all leasing, sublease or license Contracts under which the AHI Seller or any of its Subsidiaries uses or occupies real property (including all modifications, amendments, renewals, extensions, guaranties and supplements relating to each such Contract) (each, a “Lease” and collectively, the “Leases”) and a description of the real property demised under each of the Leases (each, a “Leased Property” and collectively the “Leased Properties”). Prior to the date hereof, the AHI Seller has made available to the Purchaser a true and correct copy of each Lease. Each Lease is a valid and binding obligation of the AHI Seller or its Subsidiaries party to such Lease, is in full force and effect and is enforceable against the AHI Seller or its Subsidiaries, and, to the Knowledge of the AHI Seller, the other parties thereto, in each case subject to the Enforceability Exceptions. Neither the AHI Seller nor any of its Subsidiaries party to any Lease or, to the Knowledge of the AHI Seller, any other party thereto is in material breach, violation or default under any Lease and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the AHI Seller or any of its Subsidiaries party thereto, or, to the Knowledge of the AHI Seller, any other party thereto. Each of the AHI Seller or one of its Subsidiaries has a good and valid leasehold title to each Leased Property subject only to the terms and conditions of the applicable Lease and to any Permitted Encumbrances. Except as set forth on Schedule 2.15(b), the AHI Seller and its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof. Neither the AHI Seller nor any of its Subsidiaries holds or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire or dispose of the Leased Properties or any portion thereof or interest therein.

Section 2.16    Title to Assets.     Except as set forth on Schedule 2.16, or for assets disposed of in the ordinary course of business since the date of the most recent Audited Balance Sheet, (a) as of the date hereof, each of the AHI Seller and its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of its tangible personal properties and assets (other than the Retained Assets), including those shown to be owned or leased by it on the Latest Balance Sheet or thereafter acquired (the “Company Property”) and (b) as of the Closing Date (following completion of the Restructuring Transactions), the Company and its Subsidiaries will own good title to, or hold pursuant to valid and enforceable leases, all of the Company Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. The Company Property is (i) in all material respects in good operating condition and repair, subject to continued repair and replacement in accordance with past practice and (ii) adequate for the uses to which it is being put. For the avoidance of doubt, this Section 2.16 does not relate to real property or interests in real property, which are the subject of Section 2.15, or to Intellectual Property, which are the subject of Section

Section 2.17    Intellectual Property.

(a)    All Intellectual Property used in the operation of the Business of the AHI Seller and its Subsidiaries (the “Company Intellectual Property”) is either owned by the AHI Seller or one of its Subsidiaries (the “Owned Intellectual Property”) or is used by the AHI Seller and its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”). The AHI Seller and its Subsidiaries have taken all commercially reasonable actions to maintain and protect each item of Owned Intellectual Property.

(b)    Schedule 2.17(b) sets forth a true and correct list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all material unregistered trademarks in the Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 2.17(b) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated. The AHI Seller and its Subsidiaries own and possess exclusive right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)    To the Knowledge of the AHI Seller, the conduct of the Business of the AHI Seller and its Subsidiaries does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and there is no Action pending or, to the Knowledge of the AHI Seller, threatened alleging any such infringement or violation or challenging the AHI Seller and its Subsidiaries’ rights in or to any Owned Intellectual Property and, to the Knowledge of the AHI Seller, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. To the Knowledge of the AHI Seller, no Person is infringing or otherwise violating any Owned Intellectual Property.

(d)    The Company Intellectual Property is sufficient for the Company to carry on the Business of the AHI Seller and its Subsidiaries from and after the Closing Date in the same manner as presently carried on by the AHI Seller and its Affiliates, consistent with the past practice of the AHI Seller and its Affiliates with respect to the Business of the AHI Seller and its Subsidiaries.

(e)    The AHI Seller and its Subsidiaries take commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by any Person. To the Knowledge of the AHI Seller, all software material to the Business of the AHI Seller and its Subsidiaries (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

(f)    Each of the AHI Seller and its Subsidiaries is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Data. Each of the AHI Seller and its Subsidiaries has implemented commercially reasonable security measures to protect the Personal Data they receive and store in their respective computer systems from illegal or improper use by any Person.

Section 2.18    Employees. Schedule 2.18 sets forth a true and correct list setting forth the name, employer, position, job location, primary place of residence, salary or wage rate, commission status, bonus target, date of hire, full- or part-time status, “exempt” or “non-exempt” status, and collectively bargained or non-collectively bargained for each employee of the AHI Seller and its Subsidiaries (other than the AHI Management Services Employees) as of the date hereof.

Section 2.19    Labor Matters.

(a)    Each of the AHI Seller and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, employment of minors, insurance or pay equity, classification of employees, and the collection and payment of withholding, and social security Taxes. In all material respects, each of the AHI Seller and its Subsidiaries has met all requirements under Law relating to the employment of foreign citizens, including all requirements of I-9, and to the Knowledge of the AHI Seller and its Subsidiaries, neither the AHI Seller nor any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No employee of any of the AHI Seller and its Subsidiaries has ever brought or, to the Knowledge of the AHI Seller, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b)    Except as set forth on Schedule 2.19(b), no employee of the AHI Seller or any of its Subsidiaries is covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization. Neither the AHI Seller nor any of its Subsidiaries is the subject of, and, to the Knowledge of the AHI Seller and its Subsidiaries, there is not threatened, any Action reasonably likely to give rise to a material Liability asserting that any of the AHI Seller and its Subsidiaries has committed an unfair labor practice, nor is there pending or, to the Knowledge of the AHI Seller, threatened, nor has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of any of the AHI Seller and its Subsidiaries by any labor organization.

(c)    As of the date of this Agreement, to the Knowledge of the AHI Seller, no current employee of the AHI Seller and or its Subsidiaries set forth on Schedule 2.18 has given written notice to any of the AHI Seller and its Subsidiaries that any such employee intends to terminate employment with the AHI Seller and its Subsidiaries. To the Knowledge of the AHI Seller, no current or former employee of the AHI Seller or any of its Subsidiaries is in violation in any material respect of any term of any employment contract, non-disclosure agreement or noncompetition agreement with the AHI Seller or any of its Subsidiaries.

(d)    Neither the AHI Seller nor any of its Subsidiaries has incurred any Liability under the WARN Act or any similar Law that remains unsatisfied.

(e)Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 2.19 shall not apply with respect to any AHI Management Services Employees or the employment of such employees.

Section 2.20    Employee Benefit Plans.

(a)    Schedule 0 contains a true and correct list of each Company Plan as of the date hereof.

(b)    With respect to each Company Plan, the AHI Seller has supplied or made available to the Purchaser a true and correct copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent documents constituting the Company Plan, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description and any more recent summary of material modifications, (v) for the most recent year for which such materials are available, (A) Form 5500 and attached schedules and year-end financial statements, and (B) any actuarial valuation report, and (vi) for the three most recent years, all material correspondence with the IRS, the DOL, the PBGC, the SEC, and any other Governmental Authority regarding the operation or the administration of the Company Plan.

(c)    (i) Each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, in each case, in all material respects, (ii) with respect to each Company Plan and in all material respects, all reports, returns, notices and other documentation required to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority, or to the participants or beneficiaries of such Company Plan, have been filed or furnished on a timely basis, (iii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code either has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS to the effect that the Company Plan satisfies the requirements of Section 401(a) of the Code or still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination, (iv) no material non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Plan, (v) each Company Plan subject to Section 409A of the Code is in compliance in form and operation, in all material respects, with Section 409A of the Code and the applicable guidance and regulations thereunder, and (vi) no fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Plan.

(d)    Except as set forth on Schedule 0, neither the AHI Seller nor any of its Subsidiaries is obligated to provide, and no Company Plan provides for, post-employment health, medical, or life insurance benefits for any current or former employee of the AHI Seller or its Subsidiaries, except for benefits in the nature of severance pay pursuant to a written employment, severance or similar plan or agreement, or as may be required under COBRA (or similar state Law) at the sole expense of the employee or former employee.

(e)    Neither the AHI Seller nor any of its Subsidiaries or any of its ERISA Affiliates sponsors, maintains, contributes to, or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to, or had any Liability in respect of, any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(f)No Company Plan currently is or in the past six years was a Multiemployer Plan, and neither the AHI Seller nor any of its Subsidiaries or any of their respective ERISA Affiliates currently or at any time in the past six years maintained or contributed to, or had any obligations to contribute to, or had any Liability in respect of, any Multiemployer Plan.

(g)Except as set forth on Schedule 2.20(g) or contemplated by the Transaction Documents, neither of the execution and delivery of any Transaction Document, shareholder approval of any Transaction Document, nor the consummation of the Contemplated Transactions would be reasonably expected to (either alone or in combination with another event that would not, in and of itself, trigger such result) (i) result in the payment of severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) cause any payment, compensation, or benefit to become due, or increase the amount of any payment, compensation, or benefit due, to any current or former employee, director, or consultant of any of the AHI Seller and its Subsidiaries, or (iii) accelerate the time of payment or vesting or require any funding (through a grantor trust or otherwise) of compensation or benefits. No employee of the AHI Seller or any of its Subsidiaries is entitled to receive any additional payment (including any tax gross-up or indemnity) from the AHI Seller or any of its Subsidiaries as a result of the imposition of the penalty taxes imposed by Section 409A of the Code.

(h)With respect to each Company Plan, (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the AHI Seller, threatened, (ii) no audit or other Action by the DOL, the PBGC, the IRS or any other Governmental Agency is pending or, to the Knowledge of the AHI Seller, threatened (including any routine requests for information from the PBGC), and (iii) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL, including with respect to any Company Plan’s compliance with or exemption from Section 409A of the Code.

(i)To the Knowledge of the AHI Seller, no Company Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(j)As of the date of this Agreement and in all material respects, all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made under the terms of any Company Plan or in accordance with applicable Law have been timely made or accrued on the Financial Statements, and all contributions or premium payments for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have been paid or accrued on the Financial Statements, in each case, in accordance with the Accounting Principles.
(k)Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 2.20 shall not apply with respect to any AHI Management Services Employees or the employment of such employees.

Section 2.21    Transactions with Affiliates. Except as set forth on Schedule 2.21 (the transactions or arrangements set forth on Schedule 2.21, collectively, “Affiliate Transactions”), none of the Principals, the AHI Seller, the Second Seller, their respective Affiliates (other than the Company and its Subsidiaries), or any officer, director, manager, Affiliate or Family Member of any of the foregoing Persons is a party as of the date hereof to or the beneficiary of any Contract with the AHI Seller or any of its Subsidiaries or GAHR II or GAHR III or has any interest in any property used by any of the AHI Seller and its Subsidiaries or GAHR II or GAHR III (in each case other than pursuant to this Agreement and the other Transaction Documents). The AHI Seller has made available to the Purchaser true and correct copies of all Contracts related to any Affiliate Transaction.

Section 2.22    Environmental Matters.

(a)    Except as set forth on Schedule 2.22(a), neither the AHI Seller nor any of its Subsidiaries has any material Liability under any Environmental Laws or third-party agreement to remediate, clean up or take any other action with respect to or arising from any property or assets now or in the past owned by the AHI Seller or its Subsidiaries, and there are no Hazardous Substances in quantities greater than allowed under any Environmental Laws at any property or assets presently owned by the AHI Seller or its Subsidiaries.

(b)    Schedule 2.22(b) sets forth a true and correct list, and the AHI Seller has made available to the Purchaser complete copies to the extent such are in the possession or reasonable control of the AHI Seller or any of its Subsidiaries, of all environmental assessments, audits, investigations, studies, reviews, tests, reports or other analyses conducted by or on behalf of the AHI Seller and its Subsidiaries or by or on behalf of any third-party relating (in whole or in part) to any property or assets that are owned by the AHI Seller or any of its Subsidiaries.

Section 2.23    Tax Matters.

(a)    None of the AHI Seller, any of its Subsidiaries or the Second Seller is a “foreign person” within the meaning of the Code.

(b)    The AHI Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since formation through the date of this Agreement. The Company has been treated as a partnership for U.S. federal income tax purposes at all times since formation through the date of this Agreement and the Company shall be so treated at the Closing.

(c)    Each of the AHI Seller and its Subsidiaries has filed all material Tax Returns that each was required to file under applicable laws and regulations. All such Tax Returns were true and correct in all material respects and were prepared in substantial compliance with all applicable Laws. All material amounts of Taxes due and owing by the AHI Seller and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the AHI Seller nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Authority in a jurisdiction where the AHI Seller and its Subsidiaries do not file Tax Returns that the AHI Seller and its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets the AHI Seller and its Subsidiaries.

(d)    Each of the AHI Seller and its Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party.

(e)    No Governmental Authority has given written notice of an intention to assert a deficiency for any Taxes of the AHI Seller of any of its Subsidiaries. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are, to the Knowledge of the AHI Seller, pending or being conducted with respect to the AHI Seller or any of its Subsidiaries. Neither the AHI Seller nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. Governmental Authority (including jurisdictions where either the AHI Seller or any of its Subsidiaries has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the AHI Seller and its Subsidiaries, or any direct or indirect owner of any of them. The AHI Seller has delivered to the Purchaser true and correct copies of all federal income Tax Returns for Tax years for which the statute of limitations has not yet expired, examination reports, and statements of deficiencies assessed against or agreed to the AHI Seller and its Subsidiaries filed or received as of the date hereof or to be filed within thirty (30) days of the date hereof.

(f)    Neither the AHI Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)    Neither the AHI Seller nor any of its Subsidiaries received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

Section 2.24    Insurance. Schedule 2.24 sets forth a true and correct list of all insurance policies and binders maintained by the AHI Seller and its Subsidiaries as of the date hereof. All such insurance policies and binders are valid, binding and in full force and effect and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition. Neither the AHI Seller nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the AHI Seller, is the termination of any such policies or binders threatened. There is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders. The AHI Seller has made available to the Purchaser loss-runs for the last three years in respect of the AHI Seller and its Subsidiaries.

Section 2.25    Licenses. Except as set forth on Schedule 2.25 the AHI Seller and its Subsidiaries own, hold, possess or lawfully use all of the material Licenses necessary to conduct its Business, including to permit the AHI Seller and its Subsidiaries to own, operate, use and maintain its assets and products and to provide advisory and management services, free and clear of all Encumbrances, in the manner in which they are now owned, operated, used and maintained and to conduct the Business of the AHI Seller and its Subsidiaries as currently conducted (the “Company Licenses”). Schedule 2.25 sets forth a true and correct list of each Company License and the AHI Seller or any of its Subsidiaries that holds such Company License. Each Company License is valid and in full force and effect. The Contemplated Transactions would not, and there are no Actions pending or, to the Knowledge of the AHI Seller, threatened, that would, reasonably be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanction or Liability for violation of any Law or Order relating to any Company License. Each of the AHI Seller and its Subsidiaries has timely filed all material documentation that was required to be filed in the last three years with any Governmental Authority.

Section 2.26    Investment. The AHI Seller understands and agrees that the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares (if any), are being received for the AHI Seller’s own account, and with no intention of distributing the same (in whole or in part, whether through the granting of any participation right or otherwise) in any transaction in violation of the securities Laws of the United States, any state of the United States or any foreign jurisdiction. If the AHI Seller should in the future decide to dispose of any of such Immediately-Vesting NSAM Shares, Time-Based NSAM Shares or Performance-Based NSAM Shares, the AHI Seller understands and agrees that it may do so only in compliance with the Vesting and No Sale Agreement, the Securities Act and the other securities Laws of the United States, any applicable state of the United States or any applicable foreign jurisdiction, each as then applicable and in effect.

Section 2.27    Accredited Investor; Receipt of Information.

(a)    The AHI Seller represents and warrants that (i) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks associated with the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares, and is able to bear the economic risk of the ownership of such shares.

(b)    The AHI Seller has been given the opportunity to obtain from the Purchaser all information that the AHI Seller believes to be necessary in order to reach an informed decision as to the advisability of receiving the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares (if any). The AHI Seller has made such independent investigation of NSAM, its management, and related matters as the AHI Seller deems to be necessary or advisable in connection with receiving of the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares (if any), including tax and economic considerations relating thereto. Notwithstanding the foregoing, nothing in this Section 2.27(b) shall have any effect on the representations, warranties and agreements of NSAM in this Agreement, or any Liability of NSAM for any breach thereof; provided, however, that NSAM shall have the right to rely on this Section 2.27(b) when making its private placement representations and warranties to the AHI Seller.

Section 2.28    Legend. It is understood that the certificates evidencing the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares initially will bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”
Section 2.29    Investment Advisor; Broker-Dealer

(a)    Neither the AHI Seller nor any of its Subsidiaries is or has been an “investment adviser” required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act of 1940 (including the rules and regulations promulgated thereunder by the SEC).

(b)    Neither the AHI Seller nor any of its Subsidiaries is or has been a “broker-dealer” required to be registered, licensed or qualified as a broker-dealer under the Exchange Act.

Section 2.30    Investment Vehicles. GAHR II and GAHR III are the only Investment Vehicles for which AHI Seller or any of its Subsidiaries has provided or currently provides services to market, sponsor, advise, sub-advise or otherwise manage. GAHR III is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. To the Knowledge of the AHI Seller, GAHR III has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. To the Knowledge of the AHI Seller, GAHR III is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to be, material to GAHR III. The AHI Seller has made available to the Purchaser true and correct copies of each Contract between the AHI Seller or any of its Affiliates, on the one hand, and GAHR III, on the other hand. To the Knowledge of the AHI Seller, GAHR III is, and has been, operated in compliance in all material respects with applicable Laws and its investment objectives, policies and restrictions, as set forth in the private offering memorandum or other offering documents for GAHR III.

Section 2.31    Accounts Receivable. All of the outstanding accounts receivable shown on the Interim Financial Statements have been valued in accordance with GAAP and represent, as of the date thereof, valid accounts receivable arising from sales actually made or services actually performed, in each case, in the ordinary course of business. All of the outstanding accounts receivable deemed uncollectible as of the date of the Interim Financial Statements have been reserved against on the Interim Financial Statements in accordance with GAAP. The accounts receivable created since the date of the Latest Balance Sheet have been created in the ordinary course of business. Since the date of the Latest Balance Sheet, the AHI Seller and its Subsidiaries have not canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business.

Section 2.32    Corporate Records. The Corporate Records are true and correct in all material respects and all material corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance in all material respects with the applicable Organizational Documents of each of the AHI Seller and its Subsidiaries.

Section 2.33    Second Seller Purpose; No Prior Activities. The Second Seller was formed solely for the purpose of holding Equity Interests in the Company and engaging in the Contemplated Transactions. The Second Seller has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

Section 2.34    Brokers. Except for the fees, costs and expenses set forth on Schedule 2.34, which will be paid by the AHI Seller prior to or at the Closing, no broker, finder, investment banker or other Person is entitled to any brokerage fee, commission, finders’ fee, financial advisory fee or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of the AHI Seller or any of its Subsidiaries.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS

Except as set forth in a Schedule delivered to the Purchaser concurrent with the execution and delivery of this Agreement, each Principal, severally and not jointly, solely as to itself, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (in each case except with respect to such representations and warranties which expressly speak to a specific date, in which case as of such specific date), as follows:
Section 3.1    Due Authorization. Such Principal has all legal capacity and power to execute and deliver each Transaction Document to which such Principal is or will be a party and to consummate the Contemplated Transactions. Each Transaction Document to which such Principal is or will be a party has been or will be duly and validly executed and delivered by such Principal and constitutes, or will constitute when executed, a legal, valid and binding obligation of such Principal, as applicable, enforceable against such Principal in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.2    No Conflict. The execution and delivery by such Principal of each Transaction Document to which such Principal is or will be a party and the consummation of the Contemplated Transactions do not and will not breach, violate, conflict with or result in a default in any material respect under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default in any material respect under any applicable Law or Order binding upon or applicable to such Principal.

Section 3.3    No Authorization or Consents Required. No material notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is or will be required by such Principal with respect to such Principal’s execution or delivery of any Transaction Document or the consummation of the Contemplated Transactions.

Section 3.4    Litigation. There are no pending or, to the knowledge of such Principal, threatened Actions against such Principal before or by any Governmental Authority. Such Principal is not subject to any outstanding Order that prohibits or otherwise restricts the ability of such Principal to consummate the Contemplated Transactions.

Section 3.5    Criminal Actions; Bankruptcy. In the last ten (10) years, such Principal has not (a) been convicted of, or pleaded guilty or nolo contendere to, a criminal violation or is the subject of a criminal proceeding which is presently pending (excluding traffic violations and other minor offenses); or (b) been the subject of any Order permanently or temporarily enjoining such Principal from (i) acting as an investment advisor, underwriter, broker or dealer in securities; (ii) acting as a director, officer or an otherwise affiliated person of any investment company, bank, savings and loan association or insurance company; (iii) engaging in any type of business practice; or (iv) engaging in any activity in connection with the purchase or sale of any security or commodity. No petition under Bankruptcy Laws has been filed relating to, or a receiver, fiscal agent or similar officer appointed by a court for, such Principal.

Section 3.6    Investment. Such Principal understands and agrees that the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares (if any) are being transferred by the AHI Seller to such Principal for such Principal’s own account, and with no intention of distributing the same (in whole or in part, whether through the granting of any participation right or otherwise) in any transaction in violation of the securities Laws of the United States, any state of the United States or any foreign jurisdiction. If such Principal should in the future decide to dispose of any of such Immediately-Vesting NSAM Shares, Time-Based NSAM Shares or Performance-Based NSAM Shares, such Principal understands and agrees that it may do so only in compliance with the Vesting and No Sale Agreement, the Securities Act and the securities Laws of the United States, any applicable state of the United States or any applicable foreign jurisdiction, each as then applicable and in effect.

Section 3.7    Accredited Investor; Receipt of Information.

(a)    Such Principal represents and warrants that (i) he is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act and (ii) by reason of his business and financial experience he has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks associated with the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares, and is able to bear the economic risk of the ownership of such shares.

(b)    Such Principal has been given the opportunity to obtain from the Purchaser all information that such Principal believes to be necessary in order to reach an informed decision as to the advisability of receiving the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares (if any). Such Principal has made such independent investigation of NSAM, its management, and related matters as such Principal deems to be necessary or advisable in connection with receiving the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares (if any), including tax and economic considerations relating thereto. Notwithstanding the foregoing, nothing in this Section 3.7(b) shall have any effect on the representations, warranties and agreements of NSAM in this Agreement, or any liability of NSAM for any breach thereof; provided, however, that NSAM shall have the right to rely on this Section 3.7(b) when making its private placement representations and warranties to the AHI Seller.

Section 3.8    Legend. It is understood that the certificates evidencing the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares initially will bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”
Section 3.9    Brokers. Except for the fees, costs and expenses set forth on Schedule 3.9, which will be paid by such Principal prior to or at the Closing, no broker, finder, investment banker or other Person is entitled to any brokerage fee, commission, finders’ fee, financial advisory fee or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of such Principal.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in a Schedule delivered to the Sellers concurrent with the execution and delivery of this Agreement, the Purchaser represents and warrants to the Principals, the Sellers and to the Company as of the date hereof and as of the Closing Date (in each case except with respect to such representations and warranties which expressly speak to a specific date, in which case as of such specific date), as follows:
Section 4.1    Organization. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser has the requisite limited liability company power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. The Purchaser is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Purchaser to enter into this Agreement or consummate the Contemplated Transactions.

Section 4.2    Due Authorization. The Purchaser has all requisite limited liability company authority and power to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the

Purchaser of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been or will be duly and validly authorized and approved, and no other proceeding, consent or authorization on the part of the Purchaser is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Purchaser is or will be a party has been or will be duly and validly executed and delivered by the Purchaser and constitutes, or will constitute when executed, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3    No Conflict. The execution and delivery by the Purchaser of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)    breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which the Purchaser is a party;

(b)    breach, violate, conflict with or result in a default in any material respect under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default in any material respect under any applicable Law or Order binding upon or applicable to the Purchaser;

(c)    violate or conflict with the Organizational Documents of the Purchaser; or

(d)    result in the creation or imposition of any material Encumbrance, with or without notice or lapse of time or both, on any assets of the Purchaser.

Section 4.4    No Authorization or Consents Required. No material notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is or will be required by the Purchaser with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions.

Section 4.5    Litigation. There are no pending or, to the knowledge of the Purchaser, threatened Actions before or by any Governmental Authority or any other Person against the Purchaser that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under any Transaction Document to which it is or will be a party.

Section 4.6    Brokers. Except for the fees, costs and expenses set forth on Schedule 4.6, which will be paid by the Purchaser prior to or at the Closing, no broker, finder, investment banker or other Person is entitled to any brokerage fee, commission, finders’ fee, financial advisory fee or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of the Purchaser or any of its Affiliates.

Section 4.7    Adequate Funds. The Purchaser will have on the Closing Date sufficient available funds to pay the Aggregate Closing Date Consideration and to make all other necessary payments in connection with the purchase of the Purchased Units and the Contemplated Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NSAM

Except as set forth in a Schedule delivered to the Sellers concurrent with the execution and delivery of this Agreement, NSAM represents and warrants to the Principals, the Sellers and to the Company as of the date hereof and as of the Closing Date (in each case except with respect to such representations and warranties which expressly speak to a specific date, in which case as of such specific date), as follows:
Section 5.1    Organization. NSAM is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. NSAM has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. NSAM is duly licensed or qualified and is in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a NSAM Material Adverse Effect. Except as set forth on Schedule 5.1, NSAM directly or indirectly owns all of the Equity Interests of the Purchaser.

Section 5.2    Due Authorization. NSAM has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by NSAM of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been or will be duly and validly authorized by all necessary corporate action on the part of NSAM, and no other corporate proceedings on the part of NSAM are necessary to authorize the execution, delivery and performance of such Transaction Documents and to consummate the Contemplated Transactions. Each Transaction Document to which NSAM is or will be a party has been or will be duly and validly executed and delivered by NSAM and constitutes, or will constitute when executed, a legal, valid and binding obligation of NSAM, enforceable against NSAM, in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3    No Conflicts. The execution and delivery by NSAM of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)    breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which NSAM is a party;

(b)    breach, violate, conflict with or result in a default in any material respect under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default in any material respect under any applicable Law or Order binding upon or applicable to NSAM;

(c)    violate or conflict with the Organizational Documents of NSAM; or

(d)    result in the creation or imposition of any material Encumbrance, with or without notice or lapse of time or both, on any assets of NSAM.

Section 5.4    No Authorization or Consents Required. No material notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other

Person is or will be required by NSAM with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions.

Section 5.5    Litigation. There are no pending or, to the knowledge of NSAM, threatened Actions before or by any Governmental Authority or any other Person against NSAM that would reasonably be expected to prohibit or otherwise restrict the ability of NSAM to enter into and perform its obligations under any Transaction Document to which it is or will be a party.

Section 5.6    NSAM Capitalization.

(a)    The authorized capital stock of NSAM consists of (i) 1,000,000,000 shares of NSAM Common Stock, (ii) 500,000,000 shares of non-voting performance common stock, par value $.01 per share, and (iii) 100,000,000 shares of preferred stock, par value $.01 per share.  At the close of business on November 5, 2014 (A) 188,634,329 shares of NSAM Common Stock (including shares of restricted stock subject to time-based vesting) were issued and outstanding, (B) 22,500,000 shares of NSAM Common Stock were reserved for issuance in connection with (i) future grants of awards under NSAM’s 2014 Omnibus Stock Incentive Plan (the “NSAM Incentive Plan”) (ii) 1,338,785 restricted stock units (“RSUs”) previously granted under the NSAM Incentive Plan, and (iii) awards to be issued under NSAM’s executive incentive bonus plan and (C) 3,602,832 shares of NSAM Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to NRF’s Second Amended and Restated 2004 Omnibus Stock Incentive Plan.  All of the outstanding shares of NSAM Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities Laws, and all shares of NSAM Common Stock to be issued in connection with the Contemplated Transactions, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be issued in compliance with applicable securities Laws. At the Closing, the Immediately-Vesting NSAM Shares and the Time-Based NSAM Shares will pass to the AHI Seller, free and clear of all Encumbrances (other than Encumbrances contained in the Vesting and No Sale Agreement and Encumbrances under applicable securities Laws).  The issuance by NSAM of the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares does not require the vote or approval of the stockholders of NSAM under any applicable Law.  Subject to the truth and accuracy of the representations of the AHI Seller and the Principals set forth in Article II and Article III, respectively, the offer, sale and issuance of the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares (if any) as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.

(b)    Except as set forth in Schedule 5.6(a), as of the date of this Agreement:

(i)    there are no other Equity Interests of NSAM authorized, issued, reserved for issuance or outstanding except as set forth in the Organizational Documents of NSAM;

(ii)    there are no outstanding or authorized equity appreciation, phantom equity, equity participation or similar rights with respect to the Equity Interests of NSAM;

(iii)    NSAM has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of NSAM on any matter;

(iv)    here are no Contracts to which NSAM is a party or by which it is bound to (A) repurchase, redeem or otherwise acquire any Equity Interests of, or other equity or voting interest in, NSAM, or (B) vote, transfer or dispose of any Equity Interests of NSAM; and

(v)    no Person has any right of first offer, right of first refusal, preemptive right or similar right with respect to the Equity Interests of NSAM.

Section 5.7    Reports and Financial Statements.

(a)    NSAM and each of its Subsidiaries (including any predecessor in interest) has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (collectively, “SEC Filings”) since January 1, 2011 (the SEC Filings since January 1, 2011 and through the date hereof, including any amendments thereto, the “Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)    NSAM’s consolidated financial statements (including, in each case, any notes thereto) contained in the Reports were prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of NSAM and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments)..

Section 5.8    Absence of Changes. Except as set forth on Schedule 5.8, since the date of the latest consolidated balance sheet of NSAM included in the Reports through the date hereof, there has not been a NSAM Material Adverse Effect.

Section 5.9    No Arrangements. Except as set forth on Schedule 5.9 and other than the Contemplated Transactions, neither NSAM nor any of its Affiliates, including the Purchaser, have entered into at any time, or are currently party to, any compensation arrangement (whether or not in writing) or any material written Contract with the Flaherty Partnership, Flaherty, in his individual capacity, or any of their respective Affiliates (collectively, the “Flaherty Group”).

ARTICLE VI
COVENANTS

Section 6.1    Conduct of Business of the Company From the date of this Agreement until the Closing, the AHI Seller shall, and shall cause each of its Subsidiaries to, other than as expressly required by this Agreement or pursuant to the Restructuring Transactions or the Tax Restructuring, conduct its business and operations in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees and (iii) maintain good relationships with others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or except as otherwise expressly provided for in this Agreement (including in connection with the Restructuring Transactions and the Tax Restructuring), the AHI Seller shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    amend, terminate, restate or otherwise modify any Organizational Documents of the AHI Seller or any of its Subsidiaries;

(b)    newly appoint or terminate the appointment of any auditors of the AHI Seller or any of its Subsidiaries;

(c)    (i) issue any Equity Interests in the AHI Seller or any of its Subsidiaries, other than pursuant to the Contribution Agreement, (ii) authorize any subdivision, split, combination, or other reclassification of any Equity Interests in the AHI Seller or any of its Subsidiaries or (iii) redeem, repurchase or otherwise acquire any Equity Interests in the AHI Seller or any of its Subsidiaries;

(d)    amend or otherwise modify any term of any Equity Interests of the AHI Seller or any of its Subsidiaries;

(e)    enter into, or permit any Subsidiary of the AHI Seller to enter into, in any new line of business;

(f)    (i) amend, terminate, restate, replace or otherwise modify the terms of any Material Contract or (ii) enter into any Contract that would constitute a Material Contract if in existence on the date hereof, in each case other than any Property Management Agreement;

(g)    enter into, or cause or permit any Subsidiary of the AHI Seller to enter into, any Affiliate Transaction;

(h)    change any methods of accounting, except as required by changes in GAAP;

(i)    create, incur, assume or suffer to exist any Indebtedness of the AHI Seller or any of its Subsidiaries (other than the incurrence of trade indebtedness in the ordinary course of business);

(j)    enter into any guaranties;

(k)    acquire, directly or indirectly, any assets, make any loan, or make any investment in any asset that, in any case results in a net investment by the AHI Seller or any of its Subsidiaries of more than $1,000,000, individually or in the aggregate;

(l)    other than cash distributions to any holder of the Equity Interests of the AHI Seller or any of its Subsidiaries, sell, transfer or otherwise dispose of a material portion of the assets of the AHI Seller and its Subsidiaries, taken as a whole;

(m)    make or cause the AHI Seller or any of its Subsidiaries to make any material Tax election, or cause the AHI Seller or any of its Subsidiaries to adopt any material Tax practice or procedure or settle or cause the AHI Seller or any of its Subsidiaries to settle any material Tax matter, in each case to the extent that such actions relate to the Company or any of its Subsidiaries;

(n)    (i) settle, or cause or permit any Subsidiary of the AHI Seller to settle, any lawsuit, claim, counterclaim or other legal proceeding against the AHI Seller or any of its Subsidiaries if such settlement requires payment in excess of $250,000; provided, that such settlement does not impose an injunction or other equitable relief against the AHI Seller or any of its Subsidiaries or (ii) initiate, join, or otherwise voluntarily participate in any legal proceeding involving a matter in dispute with respect to the AHI Seller or any of its Subsidiaries;

(o)    form new Subsidiaries of the AHI Seller, other than wholly-owned Subsidiaries of the AHI Seller;

(p)    sell, assign, transfer, pledge or otherwise encumber, or cause or permit any Subsidiary of the AHI Seller to directly or indirectly, sell, assign, transfer, pledge or otherwise encumber any of its rights to receive, earn or participate in, directly or indirectly, any management fees, promotes, incentive fees or other payment or remuneration or any other income stream or profit participation;

(q)    directly or indirectly acquire, form, fund, finance, establish, register, sponsor, co-sponsor, advise, operate or manage one or more Investment Vehicles (including any public company not listed on an exchange that is distributed through an independent broker-dealer network, wire-houses or otherwise), other than with respect to the operation, management and sponsorship of GAHR II and GAHR III;

(r)    enter into, amend, terminate, restate, replace or otherwise modify the terms of any Contract between the AHI Seller (or any of its Subsidiaries), on the one hand, and GCC (or any of its Affiliates), on the other hand;

(s)    effect a liquidation, dissolution, winding up or cessation of business of the AHI Seller or any of its Subsidiaries; or

(t)    agree, commit or offer to do any of the foregoing.

Section 6.2    Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VIII, except for the Contemplated Transactions, the Principals, the AHI Seller and its Subsidiaries, and the Second Seller, and each of their respective Affiliates shall not, and each shall cause its respective directors, officers and other representatives not to solicit, initiate, facilitate or enter into any negotiations or Contract, with any party, with respect to an Alternative Transaction, or provide any confidential information to any Person other than the Purchaser and its representatives and Affiliates (including NSAM) with respect to an Alternative Transaction. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VIII, the Company shall promptly notify the Purchaser upon receipt of any proposal, offer or indication of interest from any third party with respect to a potential Alternative Transaction (each, an “Acquisition Proposal”), and shall promptly notify the Purchaser in writing of all material terms of any such Acquisition Proposal (including the identity of any person or entity making such Acquisition Proposal). As soon as reasonably practical after the Closing, the Sellers shall request, in accordance with the terms of any applicable confidentiality agreements with third parties who received confidential information regarding the AHI Seller, that such third parties promptly return or destroy any and all confidential evaluation material that such third parties received in connection with their evaluation of an Alternative Transaction.

Section 6.3    Intentionally Omitted.

Section 6.4    Access to Information. Access to Information. Subject to applicable Law, from the date of this Agreement until the Closing Date, the AHI Seller shall, and shall cause each of its Subsidiaries to (a) give the Purchaser, its legal counsel, financial advisors, auditors and other representatives reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to the offices, properties, books and records of the AHI Seller and its Subsidiaries, and (b) make available to the Purchaser, its legal counsel, financial advisors, auditors and other representatives such information relating to the AHI Seller and its Subsidiaries as may be reasonably requested; provided, however, that: (i) any such access or availability will be under the supervision of the AHI Seller’s personnel; (ii) all requests by the Purchaser for such access or availability will be submitted or directed exclusively to the Principals; (iii) none of the AHI Seller, the Principals or any Subsidiary of the AHI Seller will be required to prepare any reports that they do not prepare in the ordinary course of business; and (iv) the AHI Seller will not be required to permit any inspection, or to disclose any information, that (x) would result in the disclosure of any trade secrets of third parties or violate any obligations of the AHI Seller or its Affiliates with respect to confidentiality if they have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (y) would result in a waiver of the attorney-client privilege; provided, that in such event the AHI Seller shall use commercially reasonable efforts to permit disclosure of such information in a manner consistent with the preservation of such attorney-client privilege. Any information provided pursuant to this Section 6.4 shall be subject to the terms of the Letter Agreement, dated March 7, 2014, between the AHI Seller and NRF (the “Confidentiality Agreement”). The Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Closing.

Section 6.5    Release. Effective as of the Closing, each Seller and each Principal hereby unconditionally and irrevocably waives any and all claims (whether known or unknown) with respect to events or circumstances arising prior to the Closing against the Company or any of its Subsidiaries and releases, on its or his own behalf and on behalf of its or his successors and assigns, the Company and its Subsidiaries and their respective successors and assigns from any and all Actions with respect thereto, it being understood that such release shall not apply to (i) any rights of any Seller or any Principal under any Transaction Document, (ii) any rights to indemnification, contribution, exculpation, limitations of liability or any similar rights to which any Seller or any Principal is or may be entitled (a) in his or its capacity as a member, Affiliate, officer, director, employee, service provider or Control Person under the Organizational Documents of the Company, its Subsidiaries, any Investment Vehicle (including GAHR II and GAHR III), the AHI Seller or any Advisory Agreement or Property Management Agreement, (b) pursuant to any written Contract set forth on Schedule 6.5, or (c) pursuant to applicable Law, or (iii) to any and all claims that such Person has or may have in the future with respect to events or circumstances arising on or after the Closing. Each of the Sellers and each Principal expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Seller and each Principal understands and acknowledges the significance and consequences of such specific waiver of Section 1542, and hereby assumes full responsibilities for any injuries, damages or losses that each may incur as a result of such waiver.
Section 6.6    Restructuring Transactions. Prior to the Closing, the AHI Seller shall complete the Restructuring Transactions in accordance with the terms and conditions of the Restructuring Documents.

Section 6.7    Public Announcements. The initial press release announcing the execution of this Agreement shall be issued by the Purchaser in a form that is mutually agreed upon by the Purchaser and the Sellers. None of the Sellers, the Purchaser or any of their respective Subsidiaries, to the extent applicable, will issue or cause the publication of any press release or other public announcement or communication with respect to the execution of this Agreement or consummation of the Contemplated Transactions without the consent of the AHI Seller and the Purchaser.

Section 6.8    Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, each of the Parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of each Transaction Document, and the Contemplated Transactions.

Section 6.9    Efforts to Consummate. Subject to the terms and conditions of this Agreement and any other Transaction Documents entered into by the Parties prior to the Closing, each of the Parties shall, during the period from the date of this Agreement to the earlier to occur of the Closing Date and the date on which this Agreement is terminated pursuant to Article VIII, use his or its commercially reasonable efforts, consistent with applicable Laws, to consummate and make effective the Contemplated Transactions (including the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions); provided that the foregoing requirement to use commercially reasonable efforts set forth in this Section 6.9 shall not be interpreted in a manner such that the conditions precedent set forth in Article VII shall be deemed to be covenants of any Party; provided, further, however, that in no event shall this Section 6.9 modify, alter, amend, or increase any obligations that the Principals or Sellers may have with respect to the GAHR II Merger or the consummation of the GAHR II Merger or create or impose any new obligations of the Principals or the Sellers with respect to the GAHR II Merger or the consummation of the GAHR II Merger.

Section 6.10    Tax Matters.

(a)    The Company will make an election under Section 754 of the Code for the taxable year of the Company that includes the Closing in accordance with applicable Law. The Parties intend that the purchase of the Common Units by the Purchaser be treated as a purchase of an interest in a partnership for U.S. federal, state and local income tax purposes, which shall give rise to adjustments to the Purchaser pursuant to Section 743 of the Code.

(b)    If the treatment described in Section 6.10(a) is not respected by any Governmental Authority, the Company shall, to the extent permitted under applicable Tax Law, use the “remedial” method of allocation under Treasury Regulation 1.704-1(b)(4)(i) to replicate as nearly as possible the respective positions of the Parties had the treatment in Section 6.10(a) been respected.

(c)    The Company shall provide to the Purchaser with sixty (60) days after Closing, an allocation schedule that sets forth the allocation of the Purchaser’s adjustments pursuant to Section 743 of the Code among the assets of the Company for the Purchaser’s approval not to be unreasonably withheld, delayed or conditioned. The Company shall incorporate reasonable comments of the Purchaser to the allocation.

(d)    Each of the Parties and their respective Affiliates shall, unless otherwise required by applicable Law, (i) prepare and file all Tax Returns in a manner consistent with Sections 6.10(a) and (c), and (ii) take no position in any Tax Return, proceeding, Tax contest or otherwise that is inconsistent with Section 6.10(a) or (c). In the event that any position taken in Section 6.10(a) or (c) is disputed in writing by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute and use good faith efforts to contest such dispute in a manner consistent with Section 6.10(a) and (c).

(e)    Each of the Parties intends to treat the issuance of the Performance-Based NSAM Shares (if any) as a compensatory transfer of property in exchange for services.

(f)    For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing (a “Straddle Period”), the portion of any such Taxes that constitutes Taxes for the period prior to the Closing shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.10(f) shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(g)    The Sellers will be entitled to any Tax refunds with respect to the Company or its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing, determined in a manner consistent with Section 6.10(f) above.

Section 6.11    Removal of Restricted Stock Legend; Registration Rights

(a)    By no later than three (3) days after receiving a written request therefor from the AHI Seller or any Principal (or any of their respective permitted transferees) (a “Legend Removal Request”), which Legend Removal Request shall not be delivered prior to the date that is one (1) year after the Closing

Date, NSAM shall cause the transfer agent for the NSAM Common Stock to issue separate certificates (or book-entry notations) representing the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and any Performance-Based NSAM Shares that have been issued by NSAM as of the date of such Legend Removal Request that are free and clear of the transfer restrictions set forth herein and without the legend referred to in Sections 2.28 and 3.8.

(b)    From and after the delivery of such Legend Removal Request, NSAM shall cause the transfer agent for the NSAM Common Stock to issue separate certificates (or book-entry notations) representing any Performance-Based NSAM Shares issued or issuable thereafter free and clear of the transfer restrictions set forth herein and without the legend referred to in Sections 2.28 and 3.8.

(c)    By no later than three (3) days after the expiration or termination of any transfer restrictions set forth in the Vesting and No Sale Agreement that are applicable to the Immediately-Vesting NSAM Shares or the Time-Based NSAM Shares, NSAM shall cause the transfer agent for the NSAM Common Stock to issue separate certificates (or book-entry notations) representing the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and any Performance-Based NSAM Shares that have been issued by NSAM as of such date that are free and clear of the transfer restrictions set forth in the Vesting and No Sale Agreement and without the legend referred to in the Vesting and No Sale Agreement and from and after such date NSAM shall cause the transfer agent for the NSAM Common Stock to issue separate certificates (or book-entry notations) representing any Performance-Based NSAM Shares issuable thereafter free and clear of the transfer restrictions set forth the Vesting and No Sale Agreement and without the legend referred to in the Vesting and No Sale Agreement.

(d)    In the event that any of the AHI Seller or the Principals (or any of their respective permitted transferees) are unable to transfer immediately any of their shares of NSAM Common Stock pursuant to Rule 144 of the Securities Act because of a change in applicable Law, including any change to the definition of “affiliate” as that term is defined under Rule 144 of the Securities Act, NSAM, the AHI Seller and the Principals shall use commercially reasonable efforts to enter into a customary registration rights agreement regarding such shares of NSAM Common Stock.

Section 6.12    Consent Fees and Transfer Taxes. As soon as reasonably practical after the Closing, but in any event within five (5) Business Days after the Closing, the Purchaser shall pay to the AHI Seller an amount in cash equal to (i) fifty percent (50%) of any and all consent fees paid or to be paid to third parties in connection with the contribution, conveyance, assignment, transfer or delivery of the Contributed Assets to the Company pursuant to the Contribution Agreement plus (ii) fifty percent (50%) of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by the Contribution Agreement

Section 6.13    Subscription and Redemption. Immediately after the consummation of the Subscription, the Company shall consummate the Redemption and distribute the Redemption Amount to the AHI Seller in immediately payable funds.

Section 6.14    Transition Services Agreement. During the period between the consummation of the GAHR II Merger and the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article VIII, the parties acknowledge and agree that the terms and conditions of the Transition Services Agreement shall apply with respect to the parties thereto, but no fees shall be required to be paid thereunder during such period.  If the Closing does not occur prior to the date on which this Agreement is terminated in accordance with Article VIII, including pursuant to the Termination Date, then on such date the Purchaser shall pay the AHI Seller all accrued and unpaid fees and expenses under the Transition Services Agreement for the period prior to such termination.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

Section 7.1    Conditions to the Sellers’ Obligations to Close. The obligations of the Sellers to consummate the Closing are subject to the satisfaction (or waiver by the Sellers, collectively, in writing), at or prior to the Closing, of the following conditions:

(a)    Representations and Warranties. Each of (i) the Purchaser Fundamental Representations, the NSAM Fundamental Representations and the representations and warranties of NSAM contained in Section 5.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except with respect to the Purchaser Fundamental Representations or the NSAM Fundamental Representation which expressly speak to a specific date, in which case as of such specific date) and (ii) the remaining Purchaser Representations and NSAM Representations contained in this Agreement (read for purposes of this Section 7.1 without giving effect to any “material,” “material adverse effect,” “NSAM Material Adverse Effect,” or other materiality qualifications contained therein) shall be true and correct as of the date hereof and as of the Closing Date (except with respect to such Purchaser Representations or NSAM Representations which expressly speak to a specific date, in which case as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NSAM Material Adverse Effect.

(b)    Covenants and Agreements. The Purchaser and NSAM shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

(d)    Officer’s Certificate. The Purchaser shall have delivered to the Sellers a certificate, signed by an executive officer of the Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Section 7.1(a) and (b).

(e)    Legal Prohibition. No Law shall be in effect and no Order shall have been entered and then in effect, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Contemplated Transactions or declares unlawful the Contemplated Transactions or would cause any of the Contemplated Transactions to be rescinded.

(g)    NRF-GAHR II Merger. The GAHR II Merger shall have been completed and the Merger Termination Amount paid in full to Griffin-American Healthcare REIT Advisor, LLC.

(h)    A&R LLC Agreement. The A&R LLC Agreement shall have been duly executed by the Purchaser and delivered to the Sellers.

(i)    NSAM Sub-Advisory Agreement. The NSAM Sub-Advisory Agreement shall have been duly executed by NSAM Luxembourg and delivered to the Sellers.

(j)    Flaherty Promote Agreement. The Flaherty Promote Agreement shall have been duly executed by the Flaherty Partnership and delivered to the Company.

(k)    NRF Promote Agreement. The NRF Promote Agreement shall have been duly executed by the NSAM Limited Partner and the Flaherty Partnership and delivered to the Company.

(l)    Vesting and No Sale Agreements. Each of the Vesting and No Sale Agreements shall have been duly executed by NSAM and delivered to the Sellers.

(m)    A&R Griffin JV Agreement. The A&R Griffin JV Agreement shall be in full force and effect as of the Closing.

(n)    Non-Compete Agreements. Each of the Non-Compete Agreements shall have been duly executed by NSAM and delivered to the Sellers.

(o)    Call Agreements. Each of the Call Agreements shall have been duly executed by NSAM and delivered to the Sellers.

Section 7.2    Conditions to the Purchaser’s Obligation to Close.

The obligation of the Purchaser to consummate the Closing is subject to the satisfaction (or waiver by the Purchaser in writing), at or prior to the Closing, of the following conditions:
(a)    Representations and Warranties. Each of (i) the Seller Fundamental Representations, the representations and warranties of the AHI Seller contained in the second sentence of Section 2.11 and the Principal Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date (except with respect to Seller Fundamental Representations or Principal Fundamental Representations which expressly speak to a specific date, in which case as of such specific date) and (ii) the remaining Seller Representations and Principal Representations contained in this Agreement (read for purposes of this Section 7.1(n) without giving effect to any “material,” “material adverse effect,” “AHI Material Adverse Effect,” or other materiality qualifications contained therein, except that the definition of Material Contracts and the use of such defined term herein shall be read without excluding such qualifications for purposes of this Section 7.1(n)) shall be true and correct as of the date hereof and as of the Closing Date (except with respect to Seller Representations or Principal Representations which expressly speak to a specific date, in which case as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an AHI Material Adverse Effect.

(b)    Covenants and Agreements. The Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

(c)    AHI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any AHI Material Adverse Effect.

(d)    Officer’s Certificates. The Sellers and the Principals shall have delivered to the Purchaser a certificate, signed by each Principal and by an executive officer of each Seller, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.2(a), (b) and (c).

(e)    FIRPTA Certificate. The Sellers shall have delivered to the Purchaser a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the Contemplated Transactions are exempt from withholding under Section 1445 of the Code.

(f)    Legal Prohibition. No Law shall be in effect and no Order shall have been entered and then in effect, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Contemplated Transactions or declares unlawful the Contemplated Transactions or would cause any of the Contemplated Transactions to be rescinded.

(g)    Restructuring Transactions. The Restructuring Transactions shall have been completed in accordance with the terms and conditions set forth in the Restructuring Documents.

(h)    NRF-GAHR II Merger. The GAHR II Merger shall have been completed.

(i)    A&R LLC Agreement. The A&R LLC Agreement shall have been duly executed by the AHI Seller and delivered to the Purchaser.

(j)    NSAM Sub-Advisory Agreement. The NSAM Sub-Advisory Agreement shall have been duly executed by the Company and delivered to the Purchaser.

(k)    Flaherty Promote Agreement. The Flaherty Promote Agreement shall have been duly executed by the Company and delivered to the Purchaser.

(l)    NRF Promote Agreement. The NRF Promote Agreement shall have been duly executed by the Company and delivered to the Purchaser.

(m)    Company Employment Agreements. Each of the Company Employment Agreements shall have been duly executed by the applicable Principal and delivered to the Company.

(n)    Vesting and No Sale Agreements. Each of the Vesting and No Sale Agreements shall have been duly executed by the AHI Seller and each Principal and delivered to NSAM and the Purchaser.

(o)    A&R Griffin JV Agreement. The A&R Griffin JV Agreement shall be in full force and effect as of the Closing, GCC shall not have provided a GCC Exit Notice thereunder and the AHI Seller shall not have provided a Griffin Competitive Release thereunder (as such terms are defined in the A&R Griffin JV Agreement).

(l)Non-Compete Agreements. Each of the Non-Compete Agreements shall have been duly executed by the AHI Seller and the applicable Principal and delivered to NSAM and the Purchaser.

(m)Call Agreements. Each of the Call Agreements shall have been duly executed by the AHI Seller and the applicable Principal and delivered to NSAM and the Purchaser.

ARTICLE VIII
TERMINATION

Section 8.1    Termination. This Agreement may be terminated on or prior to the Closing Date, as follows:

(a)    by the mutual written consent of the Sellers and the Purchaser;

(b)    by the Sellers or the Purchaser, upon written notice to the other, if the Contemplated Transactions have not been consummated on or before January 30, 2015 (the “Termination Date”); provided that the Termination Date will be automatically extended to five (5) Business Days following the outside termination date of the GAHR II Merger in the event the GAHR II Merger has not been consummated on or before January 30, 2015 and either (i) the parties to the GAHR II Merger do not elect to terminate the GAHR II Merger or (ii) agree in writing to amend the GAHR II Merger Agreement to extend the termination date of the GAHR II Merger (provided, however, that if the parties to the GAHR II Merger Agreement amend the Merger Consideration (as defined in the GAHR II Merger Agreement) or any other material provision that adversely affects the Merger Termination Amount (other than as a result of an extension of the termination date of the GAHR II Merger), the Termination Date shall not be automatically extended), but in no event will the Termination Date be later than March 31, 2015; provided further that neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such Party’s material breach of this Agreement was the proximate cause of the failure of the Contemplated Transactions to have been consummated prior to the time of such termination;

(c)    by the Sellers or the Purchaser, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the Contemplated Transactions;

(d)    by the Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.1 not to be satisfied), upon written notice to the Sellers, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Sellers or the Principals contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1(n) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured (or is not capable of being cured) by the Sellers or the Principals, as applicable, by the earlier of (i) the Termination Date and (ii) twenty (20) Business Days after receipt by the Sellers of written notice from the Purchaser of such violation, breach or inaccuracy; or

(e)    by the Sellers (if none of the Sellers or the Principals is in material breach of their respective representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.1(n) not to be satisfied), upon written notice to the Purchaser, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers, collectively, or cured (or is not capable of being cured) by the Purchaser, as applicable, by the earlier of (i) the Termination Date and (ii) twenty (20) Business Days after receipt by the Purchaser of written notice from the Sellers of such violation, breach or inaccuracy.

Section 8.2    GAHR II Merger Termination. This Agreement shall automatically terminate without any action or notice by any of the Sellers or the Purchaser in the event that the GAHR II Merger is terminated prior to the closing thereunder.

Section 8.3    Survival After Termination. If this Agreement is terminated in accordance with Section 8.1 or Section 8.2, this Agreement shall become void and of no further force and effect; provided, however, that the provisions of Section 6.4, Section 6.14, this Section 8.3 and Article X (Miscellaneous)

shall survive the termination of this Agreement and that nothing herein shall relieve any Party from any Liability for fraud or any willful and material breach of the provisions of this Agreement prior to such termination.

ARTICLE IX
INDEMNIFICATION AND REMEDIES

Section 9.1    Survival. The representations, warranties, covenants and agreements contained in this Agreement (and in each officer’s certificate delivered with respect to Section 7.1(c) and Section 7.2(d)) shall survive the Closing and continue in full force and effect until fifteen (15) months following the Closing Date (the “Release Date”); provided, that (a) the Purchaser Fundamental Representations, the Seller Fundamental Representations, the representations and warranties contained in Section 2.23 (Tax Matters), and the indemnification obligations of the AHI Seller pursuant to Section 9.2(e) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive), (b) each covenant contained in this Agreement requiring performance after the Closing shall survive in accordance with its terms, (c) the indemnification obligations of the AHI Seller pursuant to Section 9.2(d) shall survive indefinitely, and (d) the indemnification obligations of the Company pursuant to Section 9.5 shall survive indefinitely (the Release Date or such other date described above, as applicable, the “Expiration Date”). Notwithstanding the preceding sentences of this Section 9.1, if an Indemnified Party delivers written notice to an Indemnifying Party of a proper claim for indemnification prior to the applicable Expiration Date, such claim shall survive until finally resolved or judicially determined.

Section 9.2    Indemnification by the AHI Seller. Subject to the terms of this Article IX, from and after the Closing Date, the AHI Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses sustained or incurred by the Purchaser Indemnified Parties arising out of, in connection with, or by reason of any of the following:

(a)    any breach of, or inaccuracy in, any Seller Representation (other than any Seller Fundamental Representation), as of the date hereof or as of the Closing Date (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by the Sellers in this Agreement or in the officer’s certificate of the Sellers delivered with respect to Section 7.2(d);

(b)    any breach of, or inaccuracy in, any Seller Fundamental Representation, as of the date hereof or as of the Closing Date (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by a Seller in this Agreement or in the officer’s certificate of the Sellers delivered with respect to Section 7.2(d);

(c    )any breach or default in performance by the Sellers of any of their covenants or obligations contained in this Agreement;

(d)    the Retained Liabilities; or

(e)    Taxes of the Company or its Subsidiaries for the period before the Closing determined in accordance with Section 6.10(e).

Section 9.3    Indemnification by the Principals. Subject to the terms of this Article IX, from and after the Closing Date, each Principal, severally (in accordance with his Pro Rata Percentage), and not jointly shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses sustained or incurred by the Purchaser Indemnified Parties arising out of, in connection with, or by reason of any of the following:

(a)    any breach of, or inaccuracy in, any Principal Representation (other than any Principal Fundamental Representation), as of the date hereof or as of the Closing Date (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by such Principal in this Agreement or in the officer’s certificate of such Principal delivered with respect to Section 7.2(d);

(b)    any breach of, or inaccuracy in, any Principal Fundamental Representation, as of the date hereof or as of the Closing Date (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by such Principal in this Agreement or in the officer’s certificate of such Principal delivered with respect to Section 7.2(d); or

(c)    any breach or default in performance by such Principal of any of his covenants or obligations contained in this Agreement.

Section 9.4    Indemnification by the Purchaser. Subject to the terms of this Article IX, from and after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained or incurred by the Seller Indemnified Parties arising out of, in connection with, or by reason of any of the following:

(a)    any breach of, or inaccuracy in, any Purchaser Representation (other than any Purchaser Fundamental Representation) or any NSAM Representation (other than any NSAM Fundamental Representation), as of the date hereof or as of the Closing Date (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by the Purchaser or NSAM, respectively, in this Agreement or in the officer’s certificate of the Purchaser delivered with respect to Section 7.1(c);

(b)    any breach of, or inaccuracy in, any Purchaser Fundamental Representation or any NSAM Fundamental Representation, as of the date hereof or as of the Closing Date (or, if any such representation or warranty is expressly made as of a specific date, as of such specific date), made by the Purchaser or NSAM, respectively, in this Agreement or in the officer’s certificate of the Purchaser delivered with respect to Section 7.1(c); or

(c)    any breach or default in performance by the Purchaser or NSAM of any of its covenants or obligations contained in this Agreement.

Section 9.5    Indemnification by the Company. Subject to the terms of this Article IX, from and after the Closing Date, the Company shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained or incurred by the Seller Indemnified Parties (other than the Company and its Subsidiaries) arising out of, in connection with, or by reason of (a) any of the Assumed Liabilities, other than as a result of holding any Equity Interests in the Company, or (b) any breach or default in performance by the Company of any of its covenants or obligations contained in Section 6.14.

Section 9.6    Limitations.

(a)    Notwithstanding any other provision of this Agreement, the AHI Seller and the Principals shall not have any obligation to indemnify any Purchaser Indemnified Party pursuant to Section 9.2(a) and Section 9.3(a) (taken together) unless and until the aggregate amount of all Losses incurred or sustained by all Purchaser Indemnified Parties with respect to which the Purchaser Indemnified Parties would otherwise be entitled to indemnification under Section 9.2(a) and Section 9.3(a) (taken together) exceeds five hundred thousand dollars ($500,000) (the “Threshold Amount”), whereupon the AHI Seller and the Principals, as applicable, shall be liable for all such Losses, including those incurred in reaching the Threshold Amount; provided, however, that, except in the case of fraud, the aggregate liability of the AHI Seller and the Principals to indemnify the Purchaser Indemnified Parties for Losses under Section 9.2(a) or Section 9.3(a) shall in no event exceed nine million dollars ($9,000,000) (the “Cap”). Any and all obligations of the AHI Seller to indemnify the Purchaser Indemnified Parties pursuant to Sections 9.2(b), 9.2(c), 9.2(d) and 9.2(e), or of the Principals to indemnify the Purchaser Indemnified Parties pursuant to Sections 9.3(b) and 9.3(c) shall not be subject to the Threshold Amount or Cap, but instead shall be recoverable from “dollar one”; provided, however, that except in the case of fraud, the maximum amount of all Losses that may be recovered from the AHI Seller and the Principals in the aggregate arising out of or resulting from the causes set forth in Section 9.2 and Section 9.3 shall be an amount not to exceed the Cash Consideration; provided, further, however, that except in the case of fraud, the maximum amount of all Losses that may be recovered directly from any Principal arising out of or resulting from the causes set forth in Section 9.3 or as a result of the enforcement of the Principal Guaranty shall not exceed such Principal’s Pro Rata Percentage of the Cash Consideration.

(b)    Notwithstanding any other provision of this Agreement, the Purchaser shall not have any obligation to indemnify any Seller Indemnified Party pursuant to Section 9.4(a) unless and until the aggregate amount of all Losses incurred or sustained by all Seller Indemnified Parties with respect to which the Seller Indemnified Parties would otherwise be entitled to indemnification under Section 9.4(a) exceeds the Threshold Amount, whereupon the Purchaser shall be liable for all such Losses, including those incurred in reaching the Threshold Amount; provided, however, that except in the case of fraud, the aggregate liability of the Purchaser to indemnify the Seller Indemnified Parties for Losses under Section 9.4(a) shall in no event exceed an amount equal to the Cap. Any and all obligations of the Purchaser to indemnify the Seller Indemnified Parties pursuant to Sections 9.4(b) or (c) shall not be subject to the Threshold Amount or Cap, but instead shall be recoverable from “dollar one”; provided, however, that except in the case of fraud, any failure by Purchaser to pay the Purchaser Price (including any failure to issue any shares of NSAM Common Stock when required to do so pursuant to this Agreement or the Vesting and No-Sale Agreement), or the failure to comply with the covenants set forth in Section 6.11, the maximum amount of all Losses that may be recovered from Purchaser arising out of or resulting from the causes set forth in Section 9.4 shall be an amount not to exceed the Cash Consideration.

(c)    Any and all obligations of the Company to indemnify the Seller Indemnified Parties pursuant to Section 9.5 shall not be subject to the Threshold Amount or Cap, but instead shall be recoverable from “dollar one”; provided, however, that except in the case of fraud, the maximum amount of all Losses that may be recovered from the Company arising out of or resulting from the causes set forth in Section 9.5 shall be an amount not to exceed the Cash Consideration.

Section 9.7    Limitation on Remedies . From and after the Closing, and except with respect to claims arising from fraud and any claims for specific performance made pursuant to Section 9.12 (which shall be the exclusive remedy for any such claims), the provisions of this Article IX shall constitute the exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement; provided, however, that notwithstanding the foregoing, this Section 9.7 shall not limit any Seller or any Principal’s remedies under the Securities Act and the other securities Laws of the United States, any applicable state of the United States or any applicable foreign jurisdiction, each as then applicable and in effect, with respect to any Reports filed after the Closing Date if any such remedies are available to all shareholders of NSAM.

Section 9.8    Procedure for Indemnification.

(a)    In the event that a Person entitled to indemnification pursuant to this Article IX sustains or incurs any Losses in respect of which indemnity may be sought pursuant to this Article IX (an “Indemnified Party”), the Indemnified Party shall promptly send written notice (the “Indemnification Notice”) to any party or parties obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”).  The Indemnification Notice shall set forth in reasonable detail in light of the circumstances then known to such Indemnified Party (i) the factual basis for such claim, (ii) the amount of Losses incurred or suffered by the Indemnified Party (if known at such time) or the amount of Losses that the Indemnified Party reasonably anticipates it will have to pay, and (iii) the specific representation, warranty or covenant on which such claim for indemnification is based; provided, however, that any delay or failure by the Indemnified Party in giving such Indemnification Notice, or any failure to provide in reasonable detail the basis for such claim or amount of Losses incurred, shall not relieve the Indemnifying Party of its obligations under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced by such delay or failure.

(b)    If such Indemnification Notice pertains solely to a breach of representation, warranty, covenant or agreement contained in this Agreement (or in an officer’s certificate delivered with respect to Section 7.1(c) or Section 7.2(d)) for direct indemnification pursuant to this Agreement, then the Indemnifying Party shall have twenty (20) Business Days following receipt of the Indemnification Notice to make such investigation of the claim as the Indemnifying Party deems reasonably necessary.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said twenty (20) Business Day period (or any mutually agreed upon extension thereof) on the validity and amount of such claim, the Indemnifying Party shall promptly thereafter pay to the Indemnified Party such agreed amount; provided that in the event the AHI Seller or any of the Principals are the Indemnifying Party, the AHI Seller or any such Principal, in its or his sole discretion, as applicable, shall be permitted to pay the Indemnified Party such agreed amount in cash and/or shares of NSAM Common Stock (valued at the fair market value of shares of NSAM Common Stock as of the date of payment) that are not subject to vesting or potential forfeiture pursuant to the Vesting and No-Sale Agreement.  Otherwise, the parties shall have such rights as may be available to them under this Agreement (including as set forth in Section 9.9) and applicable Laws.

(c)    If such Indemnification Notice pertains to a claim or demand by a third party (a “Third Party Claim”), then the Indemnifying Party shall have twenty (20) Business Days following receipt of the Indemnification Notice to (i) make such investigation of the claim or demand as the Indemnifying Party deems reasonably necessary and (ii) notify the Indemnified Party of whether or not the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim.  During such twenty (20) Business Day period, the Indemnified Party shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claim or demand.

(d)    The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Indemnified Party has been advised by counsel that an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim, (ii) the Third Party Claim relates to or arises in connection with any criminal Action, (iii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, or (iv) based on a reasonable estimate of Losses relating to such Third Party Claim, after giving effect to any applicable limitations on indemnification in Section 9.6 and the ownership percentages of the parties in the Company (other than in cases where the Indemnified Party is the Company), the Indemnified Party would be responsible for more of the Losses than the Indemnifying Party in the event that such Third Party Claim was determined in an adverse manner to the Indemnified Party; provided that for purposes of this clause (iv), the reasonable estimate of Losses shall be an amount mutually agreed to by each of Purchaser and the AHI Seller after good faith discussions concerning the amount of such estimate of Losses taking into account all facts and circumstances related to the Third Party Claim and the potential indemnification obligation. If the Indemnifying Party (A) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (B) is not entitled to defend such Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in this Section 9.8(d), or (C) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend such Third Party Claim within five (5) Business Days after receiving written notice from the Indemnified Party to the effect that Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense (at the Indemnifying Party’s sole expense).

(e)    If the Indemnifying Party is entitled to and assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party or the requirement that any Indemnified Party take any action other than the delivery of a customary release relating to the specific matter at issue, and (B) the settlement includes an unconditional release of each Purchaser Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, and (ii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party. If the Indemnifying Party (x) is not entitled to assume the defense of the Third Party Claim, (y) declines to assume the defense of the Third Party Claim or (z) withdraws from the defense of the Third Party Claim, then the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding anything in this Section 9.8 to the contrary, if the Indemnified Party proposes to settle such Third Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and, prior to any settlement by the Indemnified Party, the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

(f)    An Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.

Section 9.9    Payment and Reimbursement Obligations. In the event that an Indemnified Party incurs or suffers any Losses and the Indemnifying Party is obligated pursuant to a final, non-appealable decision of a court of competent jurisdiction, a final arbitral award against the Indemnifying Party or a definitive settlement agreement with the Indemnifying Party to pay any amount of such Losses to the Indemnified Party pursuant to this Article IX, such amount shall be due and payable within ten (10) Business Days after the Indemnifying Party receives written notice that such amount is payable pursuant to such decision or award against the Indemnifying Party or after entry into such settlement agreement; provided that in the event the AHI Seller or any of the Principals are the Indemnifying Party, the AHI Seller or any such Principal, in its or his sole discretion, as applicable, shall be permitted to pay the Indemnified Party such amount in cash and/or shares of NSAM Common Stock (valued at the fair market value of shares of NSAM Common Stock as of the date of payment) that are not subject to vesting or potential forfeiture pursuant to the Vesting and No Sale Agreement.

Section 9.10    Effect of Knowledge or Waiver of Condition. The right to indemnification pursuant to this Article IX will not be affected by any investigation conducted with respect to or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date with respect to the accuracy or inaccuracy of or compliance or noncompliance with, any representation, warranty, covenant or agreement contained in this Agreement (other than disclosures made in the Schedules to this Agreement).

Section 9.11    Additional Matters.

(a)    For purposes of this Article IX, for the sole purpose of determining the amount of Losses (and not for determining whether any breach of any representation or warranty has occurred) that are the subject matter of a claim for indemnification pursuant to this Article IX, the representations and warranties contained in this Agreement, or any certificate delivered with respect hereto, if applicable, shall be deemed to have been made without any qualifications as to “materiality,” “material adverse effect,” “AHI Material Adverse Effect,” “NSAM Material Adverse Effect” or any other materiality qualifications (except that (x) the representations and warranties contained in the second sentence of Section 2.11 and in Section 5.8 and (y) the definition of Material Contracts and the use of such defined term herein, shall be read without excluding such qualifications).

(b)    Any amounts payable under this Article IX shall be treated by the Purchaser and the Sellers as adjustments to the Aggregate Closing Date Consideration

(c)    Notwithstanding any other provision of this Agreement, no Indemnifying Party shall in any event be liable to any Indemnified Party on account of any indemnity obligation set forth in Section 9.2, Section 9.3, Section 9.4 or Section 9.5 for any special, incidental, indirect, consequential, punitive or exemplary damages other than (i) any such damages that are actually incurred and paid by an Indemnified Party pursuant to a final, non-appealable decision of a court of competent jurisdiction as a result of a Third Party Claim or such party’s fraud or (ii) with respect to consequential, incidental and indirect damages (including lost profits), to the extent such damages are reasonably foreseeable as of the date hereof or as of the Closing Date. The Purchaser, the Company and the AHI Seller, on behalf of itself and the Principals, shall cooperate with each other with respect to resolving any claim or Liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate any Losses or potential Losses or resolve any such claims or Liabilities.

(d)    Each of the Purchaser and the Sellers acknowledges and agrees that, other than the representations and warranties of the Purchaser, NSAM, the Sellers and the Principals specifically contained in this Agreement and the other Transaction Documents, (i) there are no representations or warranties of the Purchaser, NSAM, the Sellers or any of the Principals either expressed or implied with respect to the Contemplated Transactions, the Company or its Assets, Liabilities and Business, or NSAM or the Immediately-Vesting NSAM Shares, the Time-Based NSAM Shares and the Performance-Based NSAM Shares, and neither the Purchaser, NSAM nor any Seller or Principal has relied on any representations or warranties other than those specifically set forth in this Agreement and, without prejudice to the foregoing, the Purchaser, each Seller and each Principal irrevocably and unconditionally waives any right it might have to claim damages for breach of any representation or warranty not contained in this Agreement and the other Transaction Documents or in any certificate delivered pursuant hereto or thereto, and (ii) (x) the Purchaser

Indemnified Parties shall have no claim or right to indemnification pursuant to this Article IX with respect to any information, documents or materials furnished by the Sellers, the Company or any of the Principals or any of their respective Affiliates, officers, directors, employees, agents or advisors and (y) the Seller Indemnified Parties shall have no claim or right to indemnification pursuant to this Article IX with respect to any information, documents or materials furnished by the Purchaser, NSAM or any of their respective officers, directors, employees, agents or advisors, in each case, including any information, documents or materials made available to a party in certain “data rooms”, management presentations or any other form in expectation of the Contemplated Transactions, other than by NSAM in any Reports filed after the Closing Date. Each of the Purchaser, the Sellers and the Principals also acknowledges and agrees that in connection with the Contemplated Transactions, prior to the Closing it has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the other party and no representation or warranty is being made by or on behalf of any party with respect to such matters. Notwithstanding the foregoing, this Section 9.11(d) shall not limit any Party’s remedies in the case of fraud by the any other Party or any Seller or any Principal’s remedies under the Securities Act and the other securities Laws of the United States, any applicable state of the United States or any applicable foreign jurisdiction, each as then applicable and in effect, with respect to any Reports filed after the Closing Date if any such remedies are available to all shareholders of NSAM.

(e)    No party shall have any right to indemnification under this Article IX with respect to any Losses to the extent (and only to the extent) such Losses (i) result solely from any action taken by or willfully omitted to be taken by such party or (ii) are duplicative of Losses that have previously been recovered hereunder.

(f)    The amount of Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (after deducting all reasonable out-of-pocket costs and expenses associated with making and enforcing such insurance claims); provided, that the Indemnified Party shall be required to submit, and use commercially reasonable efforts to pursue, a claim or potential claim to the extent that any Losses are recoverable under insurance policies with respect to such Losses; provided, further, that in no event shall any Indemnified Party be required to pursue or threaten any litigation against any of its insurance carriers pursuant to this Section 9.11(f).

Section 9.12    Specific Performance. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other Party in accordance with the terms hereof or were otherwise breached and that accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof. No Party shall be required to provide any bond or other security in connection with the seeking of any injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement.
ARTICLE X
MISCELLANEOUS

Section 10.1    Fees and Expenses. Except as otherwise provided in this Agreement, the AHI Seller (for and on behalf of the Sellers and the Principals), on the one hand, and the Purchaser, on the other hand, will pay its own expenses incurred in connection with the evaluation of the AHI Seller and its Subsidiaries and the Business and the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents and the Contemplated Transactions, including the fees, expenses and disbursements of their respective investment bankers, accountants, counsel and other agents.

Section 10.2    Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 10.3    Notice. All notices, consents or communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given and received (a) if sent by hand delivery, then upon delivery, (b) if sent by a nationally recognized overnight courier, then one (1) Business Day after being delivered to such overnight courier, (c) if sent by U.S. Mail, then three (3) Business Days after posting, or (d) if sent by email with a written (including email) response confirming receipt by the notice recipient, then on the date of such written response. All such notices and communications shall be given to the Parties at their respective addresses set forth below:

If to any of the Sellers or to any of the Principals:
American Healthcare Investors LLC
18191 Von Karman Ave, Suite 300
Irvine, California 92612
Attention: Mathieu B. Streiff
Email: mstreiff@ahinvestors.com

with copies (which shall not constitute notice) to:
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention: C. Brophy Christensen, Esq.
Email: bchristensen@omm.com

If to the Purchaser:
NorthStar Asset Management Group Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Ronald Jay Lieberman,
Executive Vice-President and General Counsel
Email: rlieberman@nsamgroup.com

with copies (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Bruce Gutenplan, Esq.
Email: bgutenplan@paulweiss.com

or at such other addresses as any Party may designate by notice in accordance with the terms of this Section 10.3.
Section 10.4    Amendments; Waivers. This Agreement may be amended only by a written instrument duly executed by the Parties. The Purchaser may waive any breach by the Sellers or the Principals, and the AHI Seller may waive any breach by the Purchaser, of any provision of this Agreement; provided, however, that any such waiver is in writing. A waiver of one or more defaults under this Agreement shall not operate or be construed as a waiver of any future default or defaults, whether of a similar or different character, and the failure of a Party to enforce any of its rights under this Agreement shall not constitute a waiver of any default.

Section 10.5    Severability. If any provision of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, then such provision shall be deemed automatically modified to conform to the requirements for validity and enforceability as declared at that time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein.

Section 10.6    No Assignment. None of the Parties may assign or otherwise transfer any of their respective rights, or delegate any of their respective obligations, under this Agreement to any Person without the prior written consent of the other Parties; provided, however, that without the consent of any Party, upon advance written notice to the AHI Seller, the Purchaser may assign its rights and obligations to any of NSAM or its direct or indirect wholly-owned Subsidiaries, but no such transfer shall relieve the Purchaser of any Liability hereunder.

Section 10.7    Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their permitted successors and assigns (except as set forth in Article X).

Section 10.8    Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.9    Submission to Jurisdiction. The Parties agree that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in a state or a federal court sitting in Wilmington, Delaware (provided, that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. The Parties stipulate and agree that they are subject to personal jurisdiction in Delaware. This paragraph is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit.

Section 10.10    WAIVERS OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.11    Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply: (a) unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) all pronouns and all variations thereof shall be deemed to refer to the masculine, female or neuter, singular or plural, as the identity of the Person may require; (c) references herein to a specific Article, Section, Subsection or Exhibit shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement, unless the express context otherwise requires; (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “but not limited to” or “without limitation” unless clearly indicated otherwise; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”; (f) a reference to “$,” “U.S. dollars” or “dollars” means the legal tender of the United States of America; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; and (i) any law referred to herein or in any agreement or instrument that is referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein.

Section 10.12    Schedules; Exhibits. The Schedules and each exhibit delivered pursuant to the terms of this Agreement will be in writing and will constitute a part of this Agreement, although the Schedules need not be attached to each copy of this Agreement. The Schedules are by this Agreement incorporated by reference into the sections in which they are directly referenced or where the meaning of the disclosure contained in one section of the Schedules is reasonably apparent on its face to apply to another section of the Schedules. Capitalized terms used in a particular Schedule and not otherwise defined therein will have the meaning given to such terms in this Agreement.

Section 10.13    Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.14    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

Section 10.15    Sale and Company Engagements; Privileged Information.

(a)    Sale and Company Engagements. O’Melveny & Myers LLP (“OMM”) has acted as counsel for the Sellers, the Principals and the Company (collectively, the “OMM Clients”) in connection with this Agreement and the Contemplated Transactions (the “Sale Engagement”) and in that connection OMM has not acted as counsel for any other Person, including the Purchaser. Upon the Closing, only the OMM Clients shall be considered clients of OMM in the Sale Engagement. All communications between the OMM Clients and OMM in the course of, and relating to, the Sale Engagement shall be deemed to be attorney-client confidences that belong solely to the Principals and the Sellers and not the Company. Accordingly, the Purchaser shall not have access to any such communications, or to the files of OMM relating to the Sale Engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Principals, the Sellers and OMM shall be the sole holders of the attorney-client privilege with respect to the Sale Engagement, and neither the Company nor the Purchaser shall be a holder thereof, (ii) to the extent that files of OMM in respect of the Sale Engagement constitute property of a client of OMM, only the Principals and the Sellers shall hold such property rights, and (iii) OMM shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Purchaser by reason of any attorney-client relationship between OMM and the Company or otherwise.

(b)    Post-Closing Legal Representation of the Principals and the Sellers, Including Matters Relating to the Contemplated Transactions. Without the need for any consent or waiver by the Company or the Purchaser, OMM shall be permitted to represent the Principals and the Sellers after the Closing in connection with any matter, including anything related to the transactions contemplated by the Transaction Documents or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, OMM shall be permitted to represent the Principals and the Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including litigation, arbitration or other adversary proceeding) with the Purchaser, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.

(c)    Continued Representation. OMM shall be permitted to withdraw from any engagement with the Company in order to be able to represent or continue to represent any Principal or the Sellers.

(d)    Consent and Waiver of Conflicts of Interest. Each of the Principals, the Sellers, the Company and the Purchaser consent to each of the arrangements specified in this Section 10.15 and waives any actual or potential conflict of interest that may be involved in connection with any representation by OMM permitted in this Section 10.15.

Section 10.16    NSAM Guaranty.

(a)    To induce the Sellers to enter into this Agreement, NSAM hereby absolutely, irrevocably and unconditionally guarantees to the Sellers, the Principals and their respective permitted assigns, the due and punctual payment and performance of, and compliance with, all agreements, obligations, covenants, warranties, representations, indemnities and undertakings of the Purchaser and its permitted assigns under and contained in this Agreement as primary obligor and not merely as surety, whether heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary, however arising, absolute or contingent, liquidated or unliquidated, determined or undetermined (collectively, the “NSAM Guaranteed Obligations”), whether the Purchaser or its permitted assigns may be liable individually or jointly with others, and whether or not such NSAM Guaranteed Obligations may hereafter become otherwise unenforceable; provided, that NSAM shall have the right to claim and assert all of the Purchaser’s rights, claims and defenses hereunder, including limitations on indemnification obligations pursuant to Article IX (the “NSAM Guaranty”). If, for any reason whatsoever, the Purchaser or any of its permitted assigns shall fail or be unable to duly, punctually and fully pay or perform the NSAM Guaranteed Obligations, NSAM will forthwith pay or perform, or cause to be paid or performed, the NSAM Guaranteed Obligations. NSAM hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against the Purchaser or any such permitted assign if the Purchaser fails or is unable to duly, punctually and fully pay or perform the NSAM Guaranteed Obligations, any right to require the prior disposition of the assets of the Purchaser or any such permitted assign to meet their respective obligations, notice (except notice to be provided to the Purchaser or its counsel in accordance with this Agreement), protest and all demands whatsoever. NSAM’s obligations hereunder, including the NSAM Guaranty, may not be revoked or terminated and shall remain in full force and effect without interruption, shall be binding on NSAM and its successors and assigns and are unconditional irrespective of any conduct of the Purchaser, the Sellers and/or the Principals which might constitute (and NSAM hereby waives) a legal or equitable discharge of a surety, co-obligor, guarantor or guaranty (other than fraud or willful misconduct by the Sellers or the Principals, or defenses to the payment or performance of the NSAM Guaranteed Obligations that are available to NSAM or the Purchaser pursuant to the terms and provisions of this Agreement). This NSAM Guaranty shall constitute a guarantee of payment and not of collection.

(b)    NSAM waives, to the fullest extent permitted by applicable Law, any right to require the Sellers or the Principals to proceed against or exhaust remedies against the Purchaser or any other party if the Purchaser fails or is unable to duly, punctually and fully pay or perform the NSAM Guaranteed Obligations. NSAM waives, to the fullest extent permitted by applicable Law, any personal defense based on or arising out of any personal defense of the Purchaser other than payment or performance in full of the NSAM Guaranteed Obligations, fraud or willful misconduct by the Sellers or the Principals, or defenses to the payment of the NSAM Guaranteed Obligations that are available to NSAM or the Purchaser pursuant to the terms and provisions of this Agreement, such waiver including any defense based on or arising out of the disability of the Purchaser, the unenforceability of the NSAM Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Purchaser other than payment or performance in full of the NSAM Guaranteed Obligations, fraud or willful misconduct by the Sellers or the Principals, or defenses to the payment or performance of the NSAM Guaranteed Obligations that are available to NSAM or the Purchaser pursuant to the terms and provisions of this Agreement.

Section 10.17    Principals’ Guaranty.

(a)    To induce the Purchaser to enter into this Agreement, each Principal severally (in accordance with its Pro Rata Percentage), and not jointly, hereby absolutely, irrevocably and unconditionally guarantees to the Purchaser and its permitted assigns, the due and punctual payment and performance of, and compliance with, all agreements, obligations, covenants, warranties, representations, indemnities and undertakings of the AHI Seller and its permitted assigns under and contained in this Agreement as primary obligor and not merely as surety, whether heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary, however arising, absolute or contingent, liquidated or unliquidated, determined or undetermined (collectively, the “Principal Guaranteed Obligations”), whether the AHI Seller or its permitted assigns may be liable individually or jointly with others, and whether or not such Principal Guaranteed Obligations may hereafter become otherwise unenforceable; provided, that any Principal shall have the right to claim and assert all of the AHI Seller’s rights, claims and defenses hereunder, including limitations on indemnification obligations pursuant to Article IX (the “Principal Guaranty”). If, for any reason whatsoever, the AHI Seller or any of its permitted assigns shall fail or be unable to duly, punctually and fully pay or perform the Principal Guaranteed Obligations, each Principal severally (in accordance with its Pro Rata Percentage), and not jointly, will forthwith pay or perform, or cause to be paid or performed, the Principal Guaranteed Obligations. Each Principal hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against the AHI Seller or any such permitted assign if the AHI Seller fails or is unable to duly, punctually and fully pay or perform the Principal Guaranteed Obligations, any right to require the prior disposition of the assets of the AHI Seller or any such permitted assign to meet their respective obligations, notice (except notice to be provided to the AHI Seller or its counsel in accordance with this Agreement), protest and all demands whatsoever. Each Principal’s obligations hereunder, including the Principal Guaranty, may not be revoked or terminated and shall remain in full force and effect without interruption, shall be binding on each Principal and their respective successors and assigns and are unconditional irrespective of any conduct of the AHI Seller and/or the Purchaser which might constitute (and each Principal hereby waives) a legal or equitable discharge of a surety, co-obligor, guarantor or guaranty (other than fraud or willful misconduct by the Purchaser, or defenses to the payment or performance of the Principal Guaranteed Obligations that are available to the AHI Seller pursuant to the terms and provisions of this Agreement). This Principal Guaranty shall constitute a guarantee of payment and not of collection.

(b)    Each Principal waives, to the fullest extent permitted by applicable Law, any right to require the Purchaser to proceed against or exhaust remedies against the AHI Seller or any other party if the AHI Seller fails or is unable to duly, punctually and fully pay or perform the Principal Guaranteed Obligations. Each Principal waives, to the fullest extent permitted by applicable Law, any personal defense based on or arising out of any personal defense of the AHI Seller other than payment or performance in full of the Principal Guaranteed Obligations, fraud or willful misconduct by the Purchaser, or defenses to the payment of the Principal Guaranteed Obligations that are available to any of the Principals or the AHI Seller pursuant to the terms and provisions of this Agreement, such waiver including any defense based on or arising out of the disability of the AHI Seller, the unenforceability of the Principal Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the AHI Seller other than payment or performance in full of the Principal Guaranteed Obligations, fraud or willful misconduct by the Purchaser, or defenses to the payment or performance of the Principal Guaranteed Obligations that are available to any of the Principals or the AHI Seller pursuant to the terms and provisions of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
AHI SELLER:
AMERICAN HEALTHCARE INVESTORS LLC

By:	/s/ Mathieu B. Streiff
Name: Mathieu B. Streiff
Title: Executive Vice President

SECOND SELLER:
HC AHI HOLDING COMPANY, LLC

By:	/s/ Mathieu B. Streiff
Name: Mathieu B. Streiff
Title: Sole Member

COMPANY:

AHI NEWCO, LLC
By: American Healthcare Investors LLC, its manager

By:	/s/ Mathieu B. Streiff
Name: Mathieu B. Streiff
Title: Executive Vice President

PURCHASER:
PLATFORM HEALTHCARE INVESTOR T-II, LLC

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President and General Counsel

NSAM:
NORTHSTAR ASSET MANAGEMENT GROUP INC.

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President and General Counsel

PRINCIPALS:

/s/ Jeffrey T. Hanson
Jeffrey T. Hanson

/s/ Danny Prosky
Danny Prosky

/s/ Mathieu B. Streiff
Mathieu B. Streiff

Annex I
Defined Terms
Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:
2014 Omnibus Stock Incentive Plan: means the NorthStar Asset Management Group 2014 Omnibus Stock Incentive Plan, approved on March 28, 2014.
Accounting Principles: means, collectively, the accounting principles, methods and practices used in preparing the Audited Financial Statements, applied on a consistent basis and in accordance with GAAP.
Action: means any action, dispute, claim, demand, hearing, charge, indictment, litigation, complaint, suit, proceeding, arbitration, mediation, investigation, examination, audit or inquiry.
Advisory Agreement: means any advisory agreement, sub-advisory agreement or other Contract relating to the provision of asset management, operating, supervisory, administrative or similar services to an Investment Vehicle.
Affiliate: means, with reference to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person; provided, however, for the avoidance of doubt GAHR II and its Subsidiaries and GAHR III and its Subsidiaries will not be considered to be Affiliates of the AHI Seller or any of its Subsidiaries. For the avoidance of doubt, the Principals shall be deemed to be “Affiliates” of the AHI Seller and its Subsidiaries.
AHI Management Services: means AHI Management Services, Inc., a Delaware corporation.
AHI Management Services Employee: means any current or former director, officer, employee, consultant or independent contractor of AHI Management Services.
AHI Material Adverse Effect: means any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would reasonably be expected to have a material adverse effect on (a) the assets, properties, business, results of operations or condition (financial or otherwise) of the AHI Seller and its Subsidiaries or the Company and its Subsidiaries, in each case taken as a whole or (b) the ability of the Sellers or any of their respective Subsidiaries to consummate the Contemplated Transactions on a timely basis; provided, that none of the following shall be taken into account in determining whether there has been an AHI Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (i) general economic or political conditions; (ii) conditions first arising after the date hereof and generally affecting the industries in which the AHI Seller, the Company and their respective Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes first arising after the date hereof in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; (vii) the announcement or pendency of the Contemplated Transactions; (viii) the taking of any action requested in writing or consented to in writing by the Purchaser, its Subsidiaries or any of their respective Affiliates; (ix) actions taken by the Purchaser or any of its Affiliates; or (x) the failure of the AHI Seller or any of its Subsidiaries to meet any internal or external projections, estimates, budgets, predictions, milestones or forecasts (but not the underlying facts or reasons for such failure), which, in the case of any of the foregoing clauses (i) through (vi) does not disproportionately affect the AHI Seller or any of its Subsidiaries relative to other companies in the industries in which they operate.
Alternative Transaction: means (a) a sale or transfer of all or a material portion of the assets of the AHI Seller or any of its Subsidiaries or (b) a merger, consolidation or other transaction which results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership, directly or indirectly, of any Equity Interests of the AHI Seller or any of its Subsidiaries, in each case other than to the Purchaser or an Affiliate of the Purchaser or pursuant to the Restructuring Transactions or the Tax Restructuring.
Assets: means all of the assets, properties and rights of the AHI Seller used in the Business of the AHI Seller.
Assumed Liabilities: means the “Assumed Liabilities” as such term is defined in the Contribution Agreement.
Average NSAM Closing Price: means the volume weighted average price of NSAM Common Stock for a ten (10) trading day period ending on the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.
Bankruptcy Laws: means present or future applicable Federal or state Laws relative to bankruptcy, insolvency or other relief for debtors.
Benefit Plan: means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, equity purchase, option, phantom equity or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the AHI Seller or any of its Subsidiaries (other than AHI Management Services) is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).
Business: means the business of managing and operating Healthcare real estate assets, including through the formation, registration, sponsorship, co-sponsorship, financing, marketing and management of investment vehicles. The Business of the AHI Seller and its Subsidiaries shall be deemed not to include the actions by, or the employment by AHI Management Services of, the AHI Management Services Employees.
Business Day: means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of New York or California are authorized or required to be closed.
Code: means the Internal Revenue Code of 1986.
Common Units: means the issued and outstanding equity interests of the Company designated as “Common Units”.

Company Plan: means any Benefit Plan (a) under which any current or former director, officer, employee, consultant or independent contractor of the AHI Seller or its Subsidiaries (other than the AHI Management Services Employees) has any present or future right to benefits and that is maintained, sponsored or contributed to by the AHI Seller or its Subsidiaries (other than AHI Management Services), or that AHI Seller or its Subsidiaries (other than AHI Management Services) has any obligation to maintain, sponsor or contribute to; or (b) with respect to which the AHI Seller or its Subsidiaries (other than AHI Management Services) has any Liability (other than with respect to the AHI Management Services Employees).
Contemplated Transactions: means the transactions contemplated by the Transaction Documents.
Contract: means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement.
Contribution Agreement: means the Contribution Agreement, between the AHI Seller and the Company, in the form attached hereto as Exhibit I.
Control: (including the terms “Controlling”, “Controlled by” and “under common Control with”) of a Person includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.
Corporate Records: means, collectively, the corporate records of the AHI Seller and its Subsidiaries, including (a) all Organizational Documents, (b) all minutes of meetings and resolutions or written consents of equityholders and the board of directors or managers, as applicable (including any committees) and (c) the share certificate books, securities register, register of transfers and register of directors or managers, as applicable.
DOL: means the U.S. Department of Labor.
Encumbrance: means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.
Enforceability Exceptions: means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).
Environmental Laws: means any Laws regulating, relating to or imposing Liability or requirements concerning protection of human health as it relates to exposure to Hazardous Substances or the environment, or in any way relating to Hazardous Substances, as now or may at any time hereafter be in effect.
Equity Interests: means, with respect to any Person, membership interests of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

ERISA: means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.
ERISA Affiliate: means any Person, trade or business (whether or not incorporated) that, together with the AHI Seller or its Subsidiaries, would be treated as a single employer under Section 414 of the Code or under common control under Section 4001 of ERISA.
Exchange Act: means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
Family Member: means, with respect to any natural Person, each of (a) the spouse, lineal ancestors or descendants, nieces, nephews or cousins of such natural Person including the spouse of any of the foregoing, and regardless of whether such relationship exists by birth, adoption or marriage, (b) any executors or administrators for, or the estate of, such natural Person or any of the foregoing, and (c) any trusts, partnerships, limited liability companies or other legal entities formed for the benefit of such natural Person or any of the foregoing.
GAAP: means United States generally accepted accounting principles, consistently applied.
GAHR II: means Griffin-American Healthcare REIT II, Inc., a Maryland corporation.
GAHR II Merger: means the merger of GAHR II with and into a wholly-owned subsidiary of NRF, pursuant to the GAHR II Merger Agreement.
GAHR II Merger Agreement: means that certain Agreement and Plan of Merger, dated as of August 5, 2014, by and among NRF, NRF Healthcare Subsidiary, LLC, a Delaware limited liability company, NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company, Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership, and GAHR II.
GAHR II Property Management Agreement: means any property management agreement entered into between AHI Management Services and Affiliates of GAHR II.
GAHR III: means Griffin-American Healthcare REIT III, Inc., a Maryland corporation.
GAHR III Property Management Agreement: means any property management agreement entered into between AHI Management Services and Affiliates of GAHR III.
Governmental Authority: means (a) any United States federal, state or local or foreign government (or political subdivision thereof); (b) any agency or instrumentality of any such government (or political subdivision thereof); (c) any non-governmental regulatory or administrative authority, body or other organization (to the extent that the rules, regulations, standards, requirements, procedures and Orders of such authority, body or other organization have the force of Law); and (d) any United States federal, state or local or foreign court, tribunal, arbitrator or arbitration panel.
Hazardous Substances: means: (a) any pollutant or contaminant; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; (c) any petroleum, petroleum derivative, by-product or other hydrocarbon, polychlorinated biphenyl, asbestos or mold; or (d) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics or otherwise regulated by or giving rise to Liability under Environmental Laws.

Healthcare: means the industry related to the provision of goods or services that treat individuals with curative, preventive, rehabilitative, and palliative care (including real estate related to the healthcare industry such as medical office buildings, adult or senior housing, assisting living facilities and nursing homes, and life science centers).
Indebtedness: means (a) any indebtedness or other obligation of the AHI Seller or any of its Subsidiaries for borrowed money, whether current, short-term or long-term and whether secured or unsecured (other than trade payables incurred in the ordinary course of business); (b) any indebtedness of the AHI Seller or any of its Subsidiaries evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities of the AHI Seller or any of its Subsidiaries with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of the AHI Seller or any of its Subsidiaries for the deferred purchase price of property or other assets (including any “earn-out” or similar payments); (e) any liabilities of the AHI Seller or any of its Subsidiaries in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities of the AHI Seller or any of its Subsidiaries under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (h) any indebtedness referred to in clauses (a) through (g) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Encumbrance upon any property or asset owned by, the AHI Seller or any of its Subsidiaries; provided, that Indebtedness will not include any liabilities that are Retained Liabilities. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts then due and owing pursuant to the instruments evidencing Indebtedness.
Intellectual Property: means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) social media account names, domain names, Internet addresses and other computer identifiers.
Investment Vehicle: means an investment fund or investment vehicle (including non-traded REITs and similar investment offerings or programs), directly or indirectly managed, sponsored, advised, financed, funded or Controlled by the AHI Seller or any of its Subsidiaries.
IP Licenses: means all material Contracts (a) pursuant to which the AHI Seller or any of its Subsidiaries uses any Licensed Intellectual Property, or (b) pursuant to which the AHI Seller or any of its Subsidiaries has granted to a third party any right in or to any Owned Intellectual Property.
IRS: means the U.S. Internal Revenue Service and any successor agency thereto.
Knowledge: means, when used in reference to the AHI Seller, any of its Subsidiaries, the Second Seller or the Principals, the actual knowledge of any Principal, assuming the reasonable discharge of his duties in a professional manner.

Law: means any principle of common law or law, statute, ordinance, code, regulation, rule (including stock exchange rules) or other requirement of any Governmental Authority.
Liability: means any liability, debt, obligation, loss (including loss of value), damage, Action, judgment, settlement, interest, fine, penalty, Tax, deficiency, fee, cost or expense (including court costs and fees, costs of attorneys, accountants and other experts, and other expenses of litigation).
License: means any license, permit, certificate, approval, consent, registration or similar authorization.
Losses: means any Liability, whether or not involving a third party claim.
Merger Termination Amount: means the “Merger Termination Amount” as defined in that certain Amended and Restated Agreement of Limited Partnership of Griffin-American Healthcare REIT II Holdings, LP, dated as of April 26, 2014, as amended, modified or supplemented prior to August 5, 2014.
Multiemployer Plan: means a “multiemployer plan” as defined in Section 3(37) of ERISA.
NRF: means NorthStar Realty Finance Corp., a Maryland corporation.
NSAM Common Stock: means the shares of common stock, par value $0.01 per share, of NSAM.
NSAM Fundamental Representations: means the representations and warranties of NSAM set forth in Sections 5.1 (Organization), 5.2 (Due Authorization), and 5.6 (NSAM Capitalization).
NSAM Material Adverse Effect: means any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would reasonably be expected to have a material adverse effect on (a) the assets, properties, business, results of operations or condition (financial or otherwise) of NSAM and its Subsidiaries, in each case taken as a whole or (b) the ability of NSAM or any of its Subsidiaries to consummate the Contemplated Transactions on a timely basis; provided, that none of the following shall be taken into account in determining whether there has been a NSAM Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (i) general economic or political conditions; (ii) conditions first arising after the date hereof and generally affecting the industries in which NSAM and its Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes first arising after the date hereof in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; (vii) the announcement or pendency of the Contemplated Transactions; (viii) actions taken by the AHI Seller or any of its Affiliates; (viii) the taking of any action requested in writing or consented to in writing by the Principals, the AHI Seller, its Subsidiaries or any of their respective Affiliates; (ix) the failure of NSAM or any of its Subsidiaries to meet any internal or external projections, estimates, budgets, predictions, milestones or forecasts (but not the underlying facts or reasons for such failure), which, in the case of any of the foregoing clauses (i) through (iv) or (vi) does not disproportionately affect NSAM or any of its Subsidiaries relative to other companies in the industries in which they operate.

NSAM Representations: means the representations and warranties made by NSAM in this Agreement or in any certificate delivered by or on behalf of NSAM to the Sellers or any of their respective Affiliates pursuant to this Agreement.
Order: means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.
Organizational Documents: means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.
Parties: means the Sellers, the Company, the Principals, the Purchaser and NSAM; each such Person is referred to herein from time to time as a “Party”.
PBGC: means the U.S. Pension Benefit Guaranty Corporation.
Permitted Encumbrances: means: (a) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with the Accounting Principles; (b) mechanics’, materialmen’s, carriers’, warehousemen’s, workers’, repairers’, statutory and similar liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, building and other land use or environmental Encumbrances; (d) the leases and other matters disclosed on Schedule 2.15; (e) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) all Encumbrances granted in favor of the AHI Seller’s and its Subsidiaries’ lenders that will be released and discharged prior to the Closing; (g) Encumbrances, that do not, individually or in the aggregate, materially affect the value or materially interfere with the continued ownership, lease, use or operation of the assets or property to which they relate in the Business or the anticipated use or development of the applicable asset or property; (h) Encumbrances registered by any licensor of personal property to any of the AHI Seller or its Subsidiaries; (i) Encumbrances made, created or suffered by or on behalf of the Purchaser, including Encumbrances arising as a result of any act or omission of the Purchaser; and (j) Encumbrances set forth on Schedule A-1.
Person: means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or other legal entity or Governmental Authority.
Personal Data: means a Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the AHI Seller or any of its Subsidiaries allows the identification of or contact with a Person or can be used to identify a Person.
Principal Fundamental Representations: means the representations and warranties of each Principal set forth in Sections 3.1 (Due Authorization) and 3.9 (Brokers).

Principal Representations: means the representations and warranties made by each Principal in this Agreement or in any certificate delivered by or on behalf of the Principals to the Purchaser or any of its Affiliates pursuant to this Agreement.
Property Management Agreements: means collectively, the GAHR II Property Management Agreements and the GAHR III Property Management Agreements.
Pro Rata Percentage: means 33.33%.
Purchaser Fundamental Representations: means the representations and warranties of the Purchaser set forth in Sections 4.1 (Organization), 4.2 (Due Authorization) and 4.6 (Brokers).
Purchaser Indemnified Parties: means the Purchaser, the Company, Flaherty and their employees, officers, directors, managers, members, partners, equityholders, Affiliates, agents, counsel, financial advisors, auditors and other representatives and their respective successors and assigns.
Purchaser Representations: means the representations and warranties made by the Purchaser in this Agreement or in any certificate delivered by or on behalf of the Purchaser to the Sellers or any of their respective Affiliates pursuant to this Agreement.
REIT: means a real estate investment trust qualifying under Section 856 of the Code.
Restructuring Documents: means the Contribution Agreement and the Trademark Assignment Agreement.
Restructuring Transactions: means, collectively, (i) the formation of the Company as a limited liability company in the State of Delaware, (ii) the entry into the Limited Liability Company Agreement of the Company by the Sellers and the issuance of three (3) Common Units to the Sellers by the Company pursuant thereto, (iii) the entry into the Contribution Agreement by the Company and the AHI Seller, (iv) the contribution by the AHI Seller of the Contributed Assets (but not the Retained Assets) to, and the assumption of the Assumed Liabilities (but not the Retained Liabilities) by, the Company in accordance with the terms and subject to the conditions contained in the Contribution Agreement, (v) the issuance of 9,997 Common Units to the AHI Seller by the Company in consideration therefor and (vi) all other transactions related to, or entered into in furtherance of or in connection with, the foregoing.
Retained Assets: means “Retained Assets” as such term is defined in the Contribution Agreement.
Retained Liabilities: means “Retained Liabilities” as such term is defined in the Contribution Agreement.
SEC: means the U.S. Securities and Exchange Commission.
Securities Act: means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
Seller Fundamental Representations: means the representations and warranties of the Sellers set forth in Sections 2.1 (Organization), 2.2 (Due Authorization), 2.6 (Title and Capitalization), 2.7(a) (Subsidiaries), the first sentence of 2.7(c) (Subsidiaries), 2.7(d) (Subsidiaries) and 2.34 (Brokers).

Seller Indemnified Parties: means the Sellers and their respective employees, officers, directors, managers, members, partners, equityholders, Affiliates, agents, counsel, financial advisors, auditors and other representatives and their respective successors and assigns.
Seller Representations: means the representations and warranties made by the Sellers in this Agreement or in any certificate delivered by or on behalf of the Sellers to the Purchaser or any of its Affiliates pursuant to this Agreement.
Subsidiary: means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns more than fifty percent (50%) of the Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) Controls the management; provided, however, for the avoidance of doubt GAHR II and its Subsidiaries and GAHR III and its Subsidiaries will not be considered Subsidiaries of the AHI Seller or any of its Subsidiaries.
Tax: means (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, escheat, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (iii) customs duties; (b) any liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or (ii) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, or any liability for Taxes of another Person pursuant to a Contract, in each case, in respect of any of the items described in clause (a) or (b) above.
Tax Return: means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
Tax Restructuring: means the “Tax Restructuring” as such term is defined in Schedule 6.1 attached to this Agreement.
Trademark Assignment Agreement: means a trademark assignment agreement to be entered into between the Company and the AHI Seller pursuant to the Contribution Agreement.
Transaction Documents: means this Agreement, the Restructuring Documents, the A&R LLC Agreement, the A&R Griffin JV Agreement, the Promote Agreements, the NSAM Sub-Advisory Agreement, the Company Employment Agreements, the Vesting and No Sale Agreement, the Flaherty Subscription Agreement, the Warrant, the Non-Compete Agreements and the Call Agreements.
Transition Services Agreement: means that certain Transition Services Agreement dated October 10, 2014, by and among Northstar Realty Finance Corp., NSAM and the AHI Seller.
Treasury Regulations: means the regulations promulgated under the Code.
WARN Act: means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.).

Term	Section	Term	Section
A&R Griffin JV Agreement	Recitals	A&R Griffin JV Agreement	Recitals
A&R LLC Agreement	Recitals	A&R LLC Agreement	Recitals
Acquisition Proposal	6.2(a)	Acquisition Proposal	6.2(a)
Affiliate Transactions	2.21	Affiliate Transactions	2.21
Aggregate Closing Date Consideration	1.2(a)	Aggregate Closing Date Consideration	1.2(a)
Agreement	Preamble	Agreement	Preamble
AHI Seller	Preamble	AHI Seller	Preamble
AHI Seller Cash Consideration	1.2(c)(i)	AHI Seller Cash Consideration	1.2(c)(i)
AHI Subsidiaries	2.7(a)	AHI Subsidiaries	2.7(a)
Audited Balance Sheet	2.9(a)	Audited Balance Sheet	2.9(a)
Audited Financial Statements	2.9(a)	Audited Financial Statements	2.9(a)
Call Agreements	Recitals	Call Agreements	Recitals
Cap	9.6(a)	Cap	9.6(a)
Cash Consideration	1.2	Cash Consideration	1.2
Closing	1.3	Closing	1.3
Closing Date	1.3	Closing Date	1.3
Company	Preamble	Company	Preamble
Company Employment Agreements	Recitals	Company Employment Agreements	Recitals
Company Intellectual Property	2.17(a)	Company Intellectual Property	2.17(a)
Company Licenses	2.25	Company Licenses	2.25
Company Property	2.16	Company Property	2.16
Confidentiality Agreement	6.4	Confidentiality Agreement	6.4
Expiration Date	9.1	Expiration Date	9.1
Financial Statements	2.9(a)	Financial Statements	2.9(a)
Flaherty	Recitals	Flaherty	Recitals
Flaherty Group	5.9	Flaherty Group	5.9
Flaherty Partnership	Recitals	Flaherty Partnership	Recitals
Flaherty Promote Agreement	Recitals	Flaherty Promote Agreement	Recitals
Flaherty Subscription Agreement	Recitals	Flaherty Subscription Agreement	Recitals
GCC	Recitals	GCC	Recitals
Immediately-Vesting NSAM Shares	1.2(a)	Immediately-Vesting NSAM Shares	1.2(a)

Indemnification Notice	9.8(a)	Indemnification Notice	9.8(a)
Indemnified Party	9.8(a)	Indemnified Party	9.8(a)
Indemnifying Party	9.8(a)	Indemnifying Party	9.8(a)
Interim Financial Statements	2.9(a)	Interim Financial Statements	2.9(a)
Latest Balance Sheet	2.9(a)	Lease	2.15
Lease	2.15	Leased Properties	2.15
Leased Properties	2.15	Leased Property	2.15
Leased Property	2.15	Leases	2.15
Leases	2.15	Licensed Intellectual Property	2.17(a)
Licensed Intellectual Property	2.17(a)	Legend Removal Request	6.11(a)
Legend Removal Request	6.11(a)	Material Contracts	2.13(a)
Material Contracts	2.13(a)	NRF Promote Agreement	Recitals
NRF Promote Agreement	Recitals	NSAM	Preamble
Non-Compete Agreements	Recitals	NSAM Guaranteed Obligations	10.16(a)
NSAM	Preamble	NSAM Guaranty	10.16(a)
NSAM Guaranteed Obligations	10.16(a)	NSAM Limited Partner	Recitals
NSAM Guaranty	10.16(a)	NSAM Luxembourg	Recitals
NSAM Incentive Plan	5.6(a)	NSAM Sub-Advisory Agreement	Recitals
NSAM Limited Partner	Recitals	OMM	10.15(a)
NSAM Luxembourg	Recitals	OMM Clients	10.15(a)
NSAM Sub-Advisory Agreement	Recitals	Owned Intellectual Property	2.17(a)
OMM	10.15(a)	Performance-Based NSAM Shares	1.2(b)
OMM Clients	10.15(a)	Principal Guaranteed Obligations	10.17(a)
Owned Intellectual Property	2.17(a)	Principal Guaranty	10.17(a)
Performance-Based NSAM Shares	1.2(b)	Principals	Preamble
Principal Guaranteed Obligations	10.17(a)	Promote Agreements	Recitals
Principal Guaranty	10.17(a)	Purchased Units	1.1
Principals	Preamble	Purchaser	Preamble
Promote Agreements	Recitals	Redemption	Recitals

Purchased Units	1.1	Redemption Agreement	Recitals
Purchaser	Preamble	Release Date	9.1
Redemption	Recitals	Reports	5.7(a)
Redemption Agreement	Recitals	Sale Engagement	10.16(a)
Release Date	9.1	SEC Filings	5.7(a)
Reports	5.7(a)	Second Seller	Preamble
RSUs	5.6(a)	Second Seller Cash Consideration	1.2(c)(ii)
Sale Engagement	10.16(a)	Sellers	Preamble
SEC Filings	5.7(a)	Straddle Period	6.10(f)
Second Seller	Preamble	Target Closing Date	1.3
Second Seller Cash Consideration	1.2(c)(ii)	Termination Date	8.1(b)
Sellers	Preamble	Time-Based NSAM Shares	1.2(a)
Straddle Period	6.10(f)	Third Party Claim	9.8(c)
Target Closing Date	1.3	Threshold Amount	9.6(a)
Termination Date	8.1(b)	Unit Purchase	Recitals
Time-Based NSAM Shares	1.2(a)	Vesting and No Sale Agreement	Recitals
Third Party Claim	9.8(c)
Threshold Amount	9.6(a)
Unit Purchase	Recitals
Vesting and No Sale Agreement	Recitals
Warrant	Recitals

EXHIBIT B

FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AHI NEWCO, LLC
a Delaware Limited Liability Company

Dated as of [_______], 2014

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME, EXCEPT IN COMPLIANCE WITH (i) THE REQUIREMENTS OF THE SECURITIES ACT AND ANY OTHER APPLICABLE LAWS, RULES AND REGULATIONS AND (ii) THE OTHER TRANSFER RESTRICTIONS SET FORTH HEREIN.

i

11.13Time Periods	62
11.14Confidentiality	62
11.15Press Releases; Publicity	63
11.16Remedies; Specific Performance	63

EXHIBITS
Exhibit A    Definitions
Exhibit B    Member Registry
Exhibit C    Officers
Exhibit D    Allocation Principles
Exhibit E    Communication Guidelines
Exhibit F    AHI Member Retained Acquisition Fees
Exhibit G    Flaherty JV Agreement
Exhibit H    Flaherty JV Amendment

FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AHI NEWCO, LLC
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT dated as of this [___] day of [_______], 2014 (the “Effective Date”), of AHI NEWCO, LLC, a Delaware limited liability company (the “Company”), is entered into by (i) PLATFORM HEALTHCARE INVESTOR T-II, LLC, a Delaware limited liability company (“NSAM Member”), having an office at 399 Park Avenue, 18th Floor, New York, New York 10022, (ii) AMERICAN HEALTHCARE INVESTORS LLC, a Delaware limited liability company (“AHI Member”), (iii) JAMES F. FLAHERTY, III, an individual (“Flaherty Member”, and collectively with NSAM Member and AHI Member, the “Initial Members”), having an office at 18191 Von Karman Ave, Suite 300, Irvine, CA 92612, and any members admitted to the Company after the date hereof (the “Additional Members,” and with the Initial Members, collectively, the “Members”), (iv) solely with respect to Sections 5.7, 5.8, 6.7, 7.1(d), 7.4(e), and 7.5(c), Jeffrey T. Hanson, Danny Prosky and Mathieu B. Streiff and (v) solely with respect to Sections 5.9(a), 5.10, 6.6, 6.7 and 6.8, NorthStar Asset Management Group Inc., a Delaware corporation (“NSAM Parent”). Capitalized terms used in this Agreement are defined on Exhibit A; references to an “Exhibit” are, unless otherwise specified, to an Exhibit attached to this Agreement; and references to a “Section” or a “Subsection” are, unless otherwise specified, to a Section or a Subsection of this Agreement.
R E C I T A L S:
A.     AHI Member formed the Company under the name “AHI NEWCO, LLC” on October 24, 2014, as a limited liability company under the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6. §§18-101 to 18-1109, as amended from time to time (the “Act”), and entered into a Limited Liability Company Agreement of the Company dated as of October 24, 2014 (the “Initial LLC Agreement”), by and between AHI Member and HC AHI Holding Company, LLC, a Delaware limited liability company (the “Second Member”).
B.    AHI Member and the Company entered into a Contribution Agreement, dated as of [___], 2014 (the “Contribution Agreement”), pursuant to which AHI Member contributed the Contributed Assets (as defined in the Contribution Agreement) to the Company and the Company assumed the Assumed Liabilities (as defined in the Contribution Agreement) from AHI Member.
C.     In consideration for the Contribution, the Company issued 9,997 Common Units to the AHI Member.
D.     Immediately prior to the execution and delivery of this Agreement, (i) the Company issued [__] Common Units to Flaherty Member and (ii) the Company and Flaherty Member entered into that certain Warrant Agreement, dated as of [___], 2014 (the “Warrant Agreement”), pursuant to which Flaherty Member shall be entitled to purchase for an additional $5 million a specified amount of Class A Common Units and Future HC NTR Units at a fixed value, in exchange for a $5 million capital contribution by Flaherty Member to the Company pursuant to that certain Subscription Agreement dated as of the date hereof (the “Flaherty Subscription”).
E.     Immediately prior to the execution and delivery of this Agreement but following the Flaherty Subscription, the Company redeemed 4.546% of the issued and outstanding Common Units held by AHI Member for a redemption price equal to $5 million (the “Redemption”).
F.     Immediately prior to the execution and delivery of this Agreement, NSAM Member acquired from AHI Member and Second Member [__] Common Units pursuant to that certain Unit Purchase Agreement, dated as of November 5, 2014 (the “Purchase Agreement”), in exchange for Aggregate Closing Date Consideration (as defined therein) (the “NSAM Purchase”).
G.     Immediately prior to the execution and delivery of this Agreement but after giving effect to the Contribution, the Flaherty Subscription, the Redemption and the NSAM Purchase (i) AHI Member held [__] Common Units and had a capital account balance in the Company of $[__], (ii) NSAM Member held [__] Common Units and had a capital account balance in the Company of $[___], and (iii) Flaherty Member held [___] Common Units and had a capital account balance in the Company of $[__].
H.     On the date hereof, upon the execution and delivery of this Agreement, the Initial Members have agreed to exchange their Common Units into GAHR III Units, Future HC NTR Units, PE Fund Units, NRF Units, Class A Common Units and Class J Incentive Units, to be held by the Initial Members in the amounts set forth opposite each Initial Member’s name on the Member Registry, effective on the Effective Date.
I.    The Initial Members desire to enter into this Agreement, as the same may be amended from time to time in accordance herewith, for the purpose of amending and restating the Initial LLC Agreement in its entirety and establishing the affairs of, and the conduct of the business of the Company, from and after the Effective Date, and to set forth the Members’ respective obligations vis-à-vis the Company.
W I T N E S S E T H:
In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I
ORGANIZATION
1.1    Formation of Company. The Certificate of Formation of the Company (as the same may be amended, supplemented or modified from time to time, the “Certificate”) was filed by an “authorized person”, as such term is used in the Act, on October 24, 2014. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein or in the Certificate. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.
1.2    Name. The name of the Company shall be AHI NEWCO, LLC or such other name or names as may be selected by the Executive Committee from time to time, and the Company’s business shall be carried out in such name with such variations and changes therein as the Executive Committee deems necessary to comply with the requirements of the jurisdictions in which the Company’s operations are conducted.
1.3    Purpose. The purpose of the Company is to (a) directly or indirectly sponsor, co-sponsor, form, register, market, advise, manage, and/or operate Investment Vehicles that are intended to invest primarily in Healthcare real estate assets, (b) provide Healthcare real estate-related sub-advisory services to NSAM Luxembourg S.à r.l., a Luxembourg société à responsabilité limitée (“NSAM Luxembourg”) in accordance with the NSAM Sub-Advisory Agreement ((a) and (b) together, the “Primary Purpose”) and (c) engage in any other lawful act or activity for which a limited liability company may be organized under the Act.
1.4    Documents. The Executive Committee is hereby authorized to approve and designate one or more persons to execute any necessary amendments and/or restatements of the Certificate in accordance with the Act (subject to approval of the NSAM Designees, to the extent required, in accordance with Section 5.3(a)), and cause the same to be filed in the office of the Secretary of State of the State of Delaware. The Company shall promptly execute and duly file with the proper offices in each state or jurisdiction in which the Company may conduct its activities, one or more certificates as required by the laws of each such state in order that the Company may lawfully conduct its activities in each such state and take any other action or measures necessary in such state or states for the Company to conduct such activities.
1.5    Principal Office. The principal place of business and office of the Company shall be 18191 Von Karman Ave, Suite 300, Irvine, CA 92612, or at such other place or places as may be designated by the Executive Committee. The Company shall maintain at the Company’s principal place of business those books and records required by the Act to be maintained there.
1.6    Registered Office. The registered office and registered agent of the Company in the State of Delaware shall be the initial registered office and initial registered agent as designated in the Certificate, or such other office and agent as the Executive Committee may designate from time to time.

1.7    Term. The term of the Company began on the date the Certificate was filed, and shall continue until terminated pursuant to this Agreement.
ARTICLE II
MEMBERS
2.1    Members. The Company shall consist of the Initial Members and such Additional Members as may be admitted to the Company pursuant to Articles III and VII.
2.2    Limitation on Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the direct or indirect equity holders, Officers, Executive Committee Members or Affiliates of the Company shall be obligated personally for any such debt, obligation or liability of the Company.
2.3    U.S. Person Status. Each Member represents and warrants that it is a “United States person” as defined in Section 7701(a)(30) of the Code and is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder.
ARTICLE III
CAPITAL; CAPITAL ACCOUNTS
3.1    Membership Interests. The capital of the Company shall consist of Membership Interests that shall constitute limited liability company interests under the Act. The Membership Interests will initially consist of Class A Common Units, Class B Incentive Units, Class J Incentive Units, GAHR III Units, Future HC NTR Units, PE Fund Units and NRF Units. Additional classes or series of Units may be authorized from time to time by the Executive Committee, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(d). A Member may own one or more classes of Units. Except as otherwise specifically provided herein, the ownership of one class of Units shall not affect the rights or obligations of a Member with respect to Units of other classes. Any reference to the holder of a class of Units shall be deemed to refer to such holder only to the extent of the Units of the relevant class held by such Member unless the context clearly and unequivocally provides otherwise. The relative rights, powers, preferences and obligations of the Units shall be as set forth herein and, with respect to the Class B Incentive Units, as also set forth in the Incentive Unit Plan and the Award Agreements pursuant to which such Class B Incentive Units have been issued and, with respect to any class or series of Units hereafter authorized and issued in accordance with this Agreement, in the Supplemental Terms adopted in accordance with this Agreement at the time of issuance of such Units. The Members shall not be required to make any additional capital contributions to the

Company (other than in connection with the issuance to such Members of Additional Interests to the extent expressly required herein or in the applicable Supplemental Terms).
3.2    Units Held.
(a)    Common Units. As of the Effective Date, each of the Initial Members holds the number of Class A Common Units set forth opposite such Initial Member’s name on Exhibit B hereto (the “Member Registry”).
(b)    Promote Units. As of the Effective Date, each of the Initial Members holds the number and class of Promote Units set forth opposite such Initial Member’s name on the Member Registry.
(c)    Class B Incentive Units. As of the Effective Date, no Class B Incentive Units have been issued.
(d)    Class J Incentive Units. As of the Effective Date, Flaherty Member holds the number of Class J Incentive Units set forth opposite such Member’s name on the Member Registry.
3.3    Additional Membership Interests.
(a)    Except as provided in Sections 3.3(b), 3.4 and 3.5, the Company may not issue any Units (other than as contemplated under the Warrant Agreement) without the consent of the Executive Committee, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(d). All Common Units shall be issued on a pari passu basis with the same distribution and voting rights, except as otherwise determined by the Executive Committee, subject to approval of the NSAM Designees so long as the NSAM Designation Threshold is met.
(b)    Subject to Section 3.4, after the expiration of the Initial Lockout Period, the Executive Committee may issue additional Common Units for cash to a Bona Fide Third Party at a price per Common Unit equal to the Fair Market Value of such Common Unit; provided, that the aggregate number of Common Units issued pursuant to this Section 3.3(b) shall not exceed 25% of the total Class A Common Units outstanding as of the Effective Date (subject to adjustment for any subdivision, split, combination, or other reclassification). Notwithstanding the foregoing, the Company shall not be permitted to issue Common Units to any Person pursuant to this Section 3.3(b) without also issuing a proportionate amount of each class of Promote Units to such Person at a price per Promote Unit equal to the Fair Market Value of such Promote Unit, except as otherwise determined by the Executive Committee, subject to approval of the NSAM Designees so long as the NSAM Designation Threshold is met.
3.4    Preemptive Rights.
(a)    The Company hereby grants to each Class A Member the right, but not the obligation (the “Preemptive Right”) to purchase up to its Class A Pro Rata Share of any Additional Interests (including with respect to each class of Promote Units) to be issued by the

Company and to fund its Class A Pro Rata Share of any Member Loan (each, a “Proposed Financing”), in each case, on the terms set forth in this Section 3.4. The Company shall give each Class A Member at least thirty (30) days’ prior written notice of such Proposed Financing (such 30-day period, the “Preemptive Rights Period”) describing in reasonable detail the aggregate amount of capital to be raised by such Proposed Financing, the contemplated date of such Proposed Financing, the purpose of such Proposed Financing, the issue price of the Additional Interests or the principal amount of the Member Loan, and the other material terms and conditions of such Proposed Financing (“Preemptive Rights Notice”).
(b)    Each Class A Member shall be entitled to purchase up to its Class A Pro Rata Share of such Additional Interests or to fund its Class A Pro Rata Share of any Member Loan, as the case may be, by delivering a written subscription notice (a “Subscription Notice”) to the Company and the other Class A Members on or prior to the date that the Preemptive Rights Period expires. In the event that any Class A Member elects not to purchase its full Class A Pro Rata Share of Additional Interests or to fund its Class A Pro Rata Share of any Member Loan, then the other Class A Members that subscribed for their full Class A Pro Rata Share (the “Fully Participating Members”) may purchase or fund any or all of the remaining portion of such Additional Interests or Member Loan (the “Excess Financing”) on the same terms and conditions. The Company shall deliver written notice to such Fully Participating Members indicating the amount of Excess Financing available, and the Fully Participating Members shall have five (5) Business Days to participate in such Excess Financing by delivering a Subscription Notice to the Company prior to the expiration of such five (5) Business Day period. The Fully Participating Members shall be entitled to purchase or fund their Class A Pro Rata Share of such Excess Financing, as well as any Excess Financing not subscribed for by the other Fully Participating Members (which will also be allocated on a pro rata basis).
(c)    If any Excess Financing remains unsubscribed after giving effect to the Class A Members’ subscriptions pursuant to Section 3.4(b), the Company shall have 120 days from the date of delivery by the Company of the Preemptive Rights Notice to complete such Excess Financing, upon terms no less favorable to the Company than the terms specified in the Preemptive Rights Notice. If the Company has not completed such Excess Financing within such 120 day period, the Company shall not thereafter issue or sell any Additional Interests or accept a Member Loan without first offering the Class A Members the right to acquire such Additional Interests or fund such Member Loan in accordance with this Section 3.4.
(d)    If a Class A Member elects not to exercise its Preemptive Right with respect to any Additional Interests or Member Loan, such election shall not constitute a waiver of such Member’s right to participate in any subsequent Additional Issuance or Member Loan.
(e)    There shall be no liability on the part of the Company, the Executive Committee or any Member if the issuance of Additional Interests or any Member Loan is not consummated for any reason. For the avoidance of doubt, the determination of whether to issue Additional Interests or accept any Member Loan shall be in the sole and absolute discretion of the Executive Committee, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3.

(f)    Notwithstanding anything to the contrary in this Section 3.4, the Preemptive Rights of the Class A Members under this Section 3.4 shall not apply to (i) the issuance of Class B Incentive Units pursuant to and in accordance with Section 3.5 (ii) the issuance of Class J Incentive Units pursuant to and in accordance with Section 3.6 or (iii) any Equity Interests offered in connection with a Qualified Initial Public Offering, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(w).
(g)    Consideration payable in respect of Additional Interests issued pursuant to this Section 3.4 will be made in United States Dollars when due by wire transfer of immediately available funds to the account or accounts designated by the Company.
3.5    Class B Incentive Units.The Company is authorized to grant awards (each, a “Company Incentive Award”) that consist of an aggregate number of Class B Incentive Units representing 5% of the total outstanding Capital Proceeds Equity Interests of the Company as of the Effective Date (the “Pre-Approved Class B Issuance”) or such greater amount of Class B Incentive Units, if any, as may be determined by the Executive Committee, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(h), directly or indirectly, to employees and other service providers of the Company or any of its Subsidiaries (other than the Principals unless approved in accordance with Section 5.3(h), to the extent such approval is required), which Class B Incentive Units will have the rights and obligations set forth herein and will be subject to the terms of the Incentive Unit Plan and the Award Agreements contemplated thereby; provided, that such Award Agreements comply with the provisions of this Agreement. During any Fiscal Year, the Executive Committee shall be permitted to distribute up to 20% of the Pre-Approved Class B Issuance to employees and other service providers of the Company or its Subsidiaries, subject to minimum vesting requirements of at least two years (the “Annual Permitted Class B Issuance”), or such greater amount of Class B Incentive Units, if any, as may be approved by the Executive Committee, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(h); provided, that if all or any portion of the Annual Permitted Class B Issuance is not distributed in any Fiscal Year, such undistributed amount shall be available for distributions in subsequent Fiscal Years, and the Annual Permitted Class B Issuance shall be increased to reflect such undistributed amount; provided, further, that in no event may any employee or other service provider of the Company or its Subsidiaries receive Class B Incentive Units representing more than 2.5% of the total outstanding Capital Proceeds Equity Interests of the Company without the consent of the Executive Committee subject to the approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(d). Any Company Incentive Award may be granted in consideration for services provided or to be provided by the recipient of such award and such consideration need not reflect the Fair Market Value of the additional Units that are the subject of such award. The Class B Incentive Units will carry no consent, approval, veto or other voting rights under this Agreement, and for the avoidance of doubt, shall not be deemed to be Common Units under any circumstance. Upon the issuance of additional Units in respect of a Company Incentive Award, the Executive Committee shall modify Exhibit B and the books and records of the Company to accurately reflect the capital contributions, Capital Accounts and number of Units of all Members, determined as of the time of such issuance of additional Units, and to reflect the admission of the additional Members as Members.

3.6    Class J Incentive Units. On the Effective Date, the Company has granted [______] Class J Incentive Units to Flaherty Member, which represent 100% of the issued and outstanding Class J Incentive Units as of the date hereof. 100% of the Class J Incentive Units shall vest on the date which is the fifth (5th) anniversary of the Effective Date; provided, that in connection with an AHI Vesting Change of Control, 100% of the Class J Incentive Units shall vest on the date of, and immediately prior to, such AHI Vesting Change of Control. Notwithstanding the foregoing, if an AHI Reversion Event For Cause occurs prior to the fifth (5th) anniversary of the Effective Date, and an AHI Vesting Change of Control has not occurred prior to such time, then the Class J Incentive Units shall be forfeited in their entirety.
3.7    Notice 2005-43 Safe Harbor. By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to or for the benefit of the Company. For purposes of making such Safe Harbor election, AHI Member is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by AHI Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice. The Company and each Member hereby agree (i) to use commercially reasonable efforts to comply with all requirements of the Safe Harbor described in the Notice, and (ii) that each Member shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each Unit issued by the Company that is subject to the Safe Harbor in a manner consistent with the requirements of the Notice. The officers of the Company shall file, or cause the Company to file, all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to grants of Profits Interests covered by such Safe Harbor Election. The Executive Committee is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement solely to the extent necessary to comply with any proposed Treasury Regulations, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member. Each Member agrees to cooperate with the Company and the Executive Committee to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Company or the Executive Committee. It shall be a condition subsequent to the issuance of any unvested Profits Interests of any Member, that such Member makes a timely and proper election under Section 83(b) of the Code with respect to such unvested Profits Interests. Any issuance of any unvested Profits Interests (whether issued on or after the date hereof) for which a Member fails to make a timely and proper 83(b) election shall be void ab initio unless otherwise determined by the Executive Committee. EACH MEMBER ACKNOWLEDGES THAT IT IS THE MEMBER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S OR THE EXECUTIVE COMMITTEE’S (OR ANY OF THEIR RESPECTIVE AFFILIATES’ OR ADVISOR’S OR REPRESENTATIVES’) TO FILE TIMELY THE ELECTION UNDER

SECTION 83(b) OF THE CODE, EVEN IF THE MEMBER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON SUCH MEMBER’S BEHALF.
3.8    Capital Accounts.
(a)    Maintenance.
(i)    A single Capital Account will be maintained for each Member in accordance with this Section 3.8. Each Member’s initial Capital Account shall be set forth on Exhibit B.
(ii)    Each Member’s Capital Account will from time to time be increased by:
A.    the amount of money contributed by such Member to the Company (including the amount of any Company liabilities which the Member assumes (within the meaning of Treas. Reg. § 1.704-1(b)(2)(iv)(c)), but excluding liabilities assumed in connection with the distribution of Company property and excluding increases in such Member’s share of Company liabilities pursuant to Section 752 of the Code);
B.    the Book Value of property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to); and
C.    allocations to such Member of Company Book income and gain (or items thereof), including upon the revaluation of any Company property pursuant to Section 3.8(b)(i), the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation.
(iii)    Each Member’s Capital Account will from time to time be reduced by:
A.    the amount of money distributed to such Member by the Company (including the amount of such Member’s individual liabilities for which the Company becomes personally and primarily liable but excluding liabilities assumed in connection with the contribution of property to the Company and excluding decreases in such Member’s share of Company liabilities pursuant to Section 752 of the Code);
B.    the Book Value of property distributed to such Member by the Company (net of any liabilities secured by such property that such Member is considered to assume or take subject to); and
C.    allocations to such Member of Company Book loss and deduction (or items thereof), including upon the revaluation of any Company property pursuant to Section 3.8(b)(i), the Company Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation.
(iv)    Each Member’s Capital Account shall be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(m) to take into account any adjustment to the adjusted Tax Basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code.
(v)    As of the Effective Date, each Member is deemed to have a Capital Account in the amount set forth opposite such Member’s name on Exhibit B.
(vi)    The Company will make such other adjustments to the Capital Accounts of the Members as are necessary to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv).
(b)    Revaluation of Company Property.
(i)    Upon the occurrence of a Revaluation Event, the Executive Committee will revalue all Company property (whether tangible or intangible) for Book purposes to reflect the Adjusted Fair Market Value of Company property on the date of the Revaluation Event. Any upward and downward revaluations of Company property will be taken into account in determining Net Book Income or Net Book Loss.
(ii)    Upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 3.8(b)(i), the property to be distributed will be revalued by the Executive Committee for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution, and the Capital Accounts of all Members will be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(e).
(c)    Transfers of Units.
(i)    Upon the Transfer of a Member’s entire interest in the Company, the Capital Account of such Member will carry over to the transferee in its entirety.
(ii)    Upon the Transfer of a portion of a Member’s Units, the portion of such Member’s Capital Account attributable to the transferred portion will carry over to the transferee. If the document effecting such Transfer specifies the portion of such Member’s Capital Account to be Transferred, such portion will be deemed to be the portion attributable to the Transferred portion of such Member’s Units for purposes of this Section 3.8(c)(ii).
3.9    Allocations.
(a)    Book Income and Loss.

(i)    After the application of Section 3.9(b) through Section 3.9(d), Net Book Income and Net Book Loss (or gross items thereof, if necessary to reduce the following differences) for any Tax Year, or portion thereof, shall be allocated among the Members so as to reduce proportionately the differences between (i) the Members’ respective Adjusted Capital Accounts calculated immediately prior to such allocation and (ii) the Members’ respective Target Capital Accounts as of the end of such period; provided, that the Executive Committee may make adjustments to the allocations provided in this Section 3.9(a) if necessary to comply with applicable provisions of the Code and Treasury Regulations or if necessary to give effect to the economic arrangement of the parties as evidenced in Article IV, Article IX and the other economic provisions of this Agreement; provided, that any such adjustments shall comply with applicable provisions of the Code and Treasury Regulations.
(ii)    Net Book Income or Net Book Loss of the Company for purposes of determining allocations to the Capital Accounts of the Members will be determined in the same manner as the determination of the Company’s taxable income, except that (i) items that are required by Section 703(a)(1) of the Code to be separately stated will be included, (ii) items of income that are exempt from inclusion in gross income for U.S. federal income tax purposes will be treated as Book income, and related deductions that are disallowed under Section 265 of the Code will be treated as Book deductions, (iii) Section 705(a)(2)(B) Expenditures will be treated as deductions, (iv) items of gain, loss, depreciation, amortization, or depletion that would be computed for U.S. federal income tax purposes by reference to the Tax Basis of an item of Company property will be determined by reference to the Book Value of such item of property, and (v) the effects of upward and downward revaluations of Company property pursuant to Section 3.8(b) will be treated as gain or loss respectively from the sale of such property.
(iii)    Unless otherwise required by Section 6.10(b) of the Purchase Agreement, if the Book Value of any item of Company property differs from its Tax Basis, the amount of Book depreciation, depletion or amortization for a period with respect to such property will be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property, unless another method is selected by the Executive Committee that is in compliance with Section 704 of the Code and the Treasury Regulations thereunder, and Section 6.10(b) of the Purchase Agreement, if applicable. If the Tax Basis of such property is zero, the Book depreciation, depletion or amortization with respect to such property will be computed by using a reasonable method.
(b)    Allocation of Nonrecourse Deductions. Nonrecourse Deductions will be allocated among the Members in proportion to their respective Percentage Interests.
(c)    Allocation of Member Nonrecourse Deductions. Any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt will be allocated to the Member or Members who bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Treas. Reg. § 1.704-2(i).
(d)    Chargebacks of Income and Gain.
(i)    Company Minimum Gain. If there is a net decrease in Company Minimum Gain for a Tax Year of the Company, then before any other allocations are made for such Tax Year, each Member will be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. § 1.704-2(f).
(ii)    Member Nonrecourse Debt Minimum Gain. If there is a net decrease in Member Nonrecourse Debt Minimum Gain for a Tax Year of the Company, then after taking into account allocations pursuant to paragraph (i) immediately preceding, but before any other allocations are made for such Tax Year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such year will be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. § 1.704-2(i)(4).
(iii)    Qualified Income Offset. If any Member unexpectedly receives any Account Reduction Item that results in an Excess Deficit Balance at the end of any Tax Year after taking into account all other allocations and adjustments under this Agreement other than allocations under this Section 3.9(d)(iii), then items of Book income and gain for such year (and, if necessary, for subsequent years) will be reallocated to each such Member in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible.
(iv)    Gross Income Allocation. If, at the end of any Tax Year, the Capital Accounts of any Members have Excess Deficit Balances after taking into account all other allocations and adjustments under this Agreement, then items of Book income and gain for such year will be reallocated to such Members in the amount and in the proportions needed to eliminate such Excess Deficit Balances as quickly as possible.
(e)    Other Allocations.
(i)    If during any Tax Year of the Company there is a change in any Member’s Units, allocations of Book income or loss for such Tax Year will take into account the varying interests of the Members in the Company in a manner consistent with the requirements of Section 706 of the Code, using the interim closing of the books method or such other method as shall be reasonably approved by the Executive Committee.
(ii)    Forfeiture Allocations. The Executive Committee may cause the Company to make forfeiture allocations (within the meaning of Proposed Regulations § 1.704-1(b)(4)(xii)(c)) to the applicable Member with respect to the forfeiture of any Class B Incentive Unit by such Member.

(iii)    Performance-Based NSAM Shares. Any items of compensation deductions derived by the Company that arises from the vesting of Performance-Based NSAM Shares or the transfer of such shares by the Company to AHI Member or its members or employees shall be specially allocated solely to NSAM Member.
(iv)    Compensation Deductions Related to Incentive Plans. All compensation deductions that arise in respect of the deemed contribution of shares of NSAM Common Stock by NSAM Member and the transfer of such shares pursuant to Section 6.8 or Section 6.9 shall be specially allocated to NSAM Member. All compensation deductions that arise in respect of contributions or deemed contributions of cash or Time-Based NSAM Shares by AHI Member and the deemed transfer of such shares pursuant to Section 6.9 shall be specially allocated to AHI Member.
(f)    Allocation of Tax Items.
(i)    In General. Except as otherwise provided in this Section 3.9(f), all items of income, gain, loss and deduction will be allocated among the Members for U.S. federal income tax purposes in the same manner as the corresponding allocation for Book purposes.
(ii)    Section 704(c) Allocations. If the Book Value of an item of Company property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain and loss with respect to such property will be made for U.S. federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with Section 704(c)(1)(A) of the Code and Treas. Reg. § l.704-1(b)(4)(i). The Executive Committee may select any reasonable method or methods for making such allocations, unless otherwise required by Section 6.10(b) of the Purchase Agreement.
(iii)    Tax Credits. Tax credits will be allocated among the Members in accordance with Treas. Reg. § l.704-1(b)(4)(ii).
3.10    Other Tax Matters.
(a)    Excess Nonrecourse Liabilities. For the purpose of determining the Members’ shares of the Company’s Excess Nonrecourse Liabilities pursuant to Treas. Reg. §§ 1.752-3(a)(3) and 1.707-5(a)(2)(ii), and solely for such purpose, any Excess Nonrecourse Liabilities shall be allocated (i) first, to each Member up to the amount of built-in gain that is allocable to such Member with respect to any asset of the Company the Book Value of which differs from its adjusted tax basis, and (ii) second, any remaining Excess Nonrecourse Liabilities shall be allocated among the Members pro rata in proportion to their respective Percentage Interests.
(b)    Company Indebtedness. No Member shall enter into (or permit any Person related to such Member to enter into) any arrangement with respect to any liability of the Company or any Subsidiary of the Company that would result in such Member (or a Person related to such Member under Treasury Regulations § 1.752-4(b)) bearing the economic risk of loss (within the meaning of Treasury Regulations § 1.752-2) with respect to such liability unless such arrangement has been consented to and approved by the Executive Committee. This Section 3.10(b) shall not prohibit (i) any Member or Person related to a Member from making a loan authorized by the Executive Committee or (ii) the Company from becoming indebted to a Member or Person related to a Member for services rendered to the Company or for expenditures incurred on behalf of the Company in the ordinary course of business.
(c)    Treatment of Certain Distributions.
(i)    If (A) the Company makes a distribution that would (but for this Section 3.10(c)(i)) be treated as a Nonrecourse Distribution and (B) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s Tax Year in which such distribution occurs, then the Company may treat such distribution as not constituting a Nonrecourse Distribution to the extent permitted by Treas. Reg. § 1.704-2(h)(3).
(ii)    If (A) the Company makes a distribution that would (but for this Section 3.10(c)(ii)) be treated as a Member Nonrecourse Distribution and (B) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s Tax Year in which such distribution occurs, then the Company may treat such distribution as not constituting a Member Nonrecourse Distribution to the extent permitted by Treas. Reg. § 1.704-2(i)(6).
(d)    Tax Treatment. The parties to this Agreement intend that the Company be classified as a partnership for U.S. federal income tax purposes pursuant to Section 7701(a)(2) of the Code and the regulations thereunder. The provisions of this Agreement are intended to comply with the requirements of Treas. Reg. §1.704‑1(b)(2)(iv) and Treas. Reg. §1.704-2 with respect to maintenance of capital accounts and allocations, and will be interpreted and applied accordingly.
3.11    Treatment of Capital Contributions. No Member shall be entitled to interest on such Member’s capital contributions nor shall any Member be entitled to demand the return of all or any part of such capital contributions.
3.12    Benefits of Agreement. Nothing in this Agreement (except for those provisions herein that are expressly for the benefit of the Indemnitees and the Company Indemnitees), and, without limiting the generality of the foregoing, in this Article III, expressed or implied, is intended or shall be construed to give to any creditor of the Company or to any creditor of any Member or any other Person, other than the Members and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company.
3.13    Member Loans. No Member shall be required to make any loans or otherwise lend any funds to the Company. Subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(p), loans may be made, however, by any Member to the Company

(each, a “Member Loan”) and will not be considered capital contributions. If the Executive Committee determines (subject to approval of the NSAM Designees, to the extent required in accordance with Section 5.3(p)), to raise additional capital through a Member Loan, the opportunity to fund such Member Loan shall be offered to all Class A Members in accordance with Section 3.4. The amount of any Member Loan will be a debt due from the Company to the lending Member(s).
ARTICLE IV
DISTRIBUTIONS
4.1    Distributions. Subject to Sections 4.2, 4.3 and 4.4, on each Quarterly Payment Date, the Company shall make distributions (if available) to the Members in the following manner:
(a)    Priority Distribution to AHI Member. Prior to making any other distributions to the Members pursuant to Sections 4.1(f) or 4.1(g), 100% of all such distributions shall first be distributed to AHI Member until the cumulative amount received by AHI Member under this Section 4.1(a) equals $750,000.
(b)    GAHR III Carried Interest Proceeds. GAHR III Carried Interest Proceeds shall be paid and distributed as follows:  (i) the Flaherty GAHR III Proceeds shall be paid to the Flaherty Partnership pursuant to and in accordance with the Flaherty Promote Agreement for payment to Flaherty Member (to the extent he is entitled to receive the same pursuant to the terms and conditions of the Amended Flaherty JV Agreement) and (ii) all remaining GAHR III Carried Interest Proceeds shall be distributed to the Members holding GAHR III Units at the time of such distribution, pro rata, in accordance with the number of GAHR III Units held by each.  In the event that any Flaherty GAHR III Proceeds are returned to the Company in accordance with the Flaherty Promote Agreement, such returned Flaherty GAHR III Proceeds shall be promptly distributed to the Members holding GAHR III Units in accordance with Section 4.1(b)(ii).  In the event that the Flaherty Promote Agreement is terminated or any Flaherty GAHR III Proceeds are forfeited, then upon such termination or forfeiture all GAHR III Carried Interest Proceeds shall be distributed to the Members holding GAHR III Units in accordance with Section 4.1(b)(ii).  Any amount paid to the Company by the Flaherty Partnership pursuant to the Flaherty Promote Agreement shall not be considered a Capital Contribution.
(c)    Future Healthcare NTR Carried Interest Proceeds. Future Healthcare NTR Carried Interest Proceeds shall be paid and distributed as follows:  (i) the Flaherty Future Healthcare NTR Proceeds shall be paid to the Flaherty Partnership pursuant to and in accordance with the Flaherty Promote Agreement for payment to Flaherty Member (to the extent he is entitled to receive the same pursuant to the terms and conditions of the Amended Flaherty JV Agreement) and (ii) all remaining Future Healthcare NTR Carried Interest Proceeds shall be distributed to the Members holding Future HC NTR Units at the time of such distribution, pro rata, in accordance with the number of Future HC NTR Units held by each.  In the event that any Flaherty Future Healthcare NTR Proceeds are returned to the Company in accordance with the Flaherty Promote Agreement, such returned Flaherty Future Healthcare NTR Proceeds shall be promptly distributed to the Members holding Future HC NTR Units in accordance with Section 4.1(c)(ii).  In the event that the Flaherty Promote Agreement is terminated or any Flaherty Future Healthcare NTR Proceeds are forfeited, then upon such termination or forfeiture all Future Healthcare NTR Carried Interest Proceeds shall be distributed to the Members holdings Future HC NTR Units in accordance with Section 4.1(c)(ii).  Any amount paid to the Company pursuant to the Flaherty Promote Agreement shall not be considered a Capital Contribution.
(d)    AHI PE Fund Carried Interest Proceeds. AHI PE Fund Carried Interest Proceeds shall be paid and distributed as follows:  (i) the Flaherty AHI PE Fund Promote Proceeds shall be paid to the Flaherty Partnership pursuant to and in accordance with the Flaherty Promote Agreement for payment to Flaherty Member (to the extent he is entitled to receive the same pursuant to the terms and conditions of the Amended Flaherty JV Agreement) and (ii) all remaining AHI PE Fund Carried Interest Proceeds shall be distributed to the Members holding PE Fund Units at the time of such distribution, pro rata, in accordance with the number of PE Fund Units held by each.  In the event that any Flaherty AHI PE Fund Promote Proceeds are returned to the Company in accordance with the Flaherty Promote Agreement, such returned Flaherty AHI PE Fund Promote Proceeds shall be promptly distributed to the Members holding PE Fund Units in accordance with Section 4.1(d)(ii).  In the event that the Flaherty Promote Agreement is terminated or any Flaherty AHI PE Fund Promote Proceeds are forfeited, then upon such termination or forfeiture all AHI PE Fund Carried Interest Proceeds shall be distributed to the Members holdings PE Fund Units in accordance with Section 4.1(d)(ii).  Any amount paid to the Company pursuant to the Flaherty Promote Agreement shall not be considered a Capital Contribution.
(e)    Company Allotted NRF Carried Interest Proceeds. The Company Allotted NRF Carried Interest Proceeds shall be distributed to the Members holding NRF Units at the time of such distribution, pro rata, in accordance with the number of NRF Units held by each.
(f)    Operating Cash Flow. Operating Cash Flow shall be distributed to the Members holding Class A Common Units and Class J Incentive Units (whether or not vested) at the time of such distribution, pro rata, in accordance with their respective Operating Cash Flow Pro Rata Share.
(g)    Capital Proceeds. Capital Proceeds shall be distributed to the Members in the following priority:
(i)    First, to the Members holding Class A Common Units, pro rata, in accordance with each Class A Member’s Unreturned Capital Amount, until the Unreturned Capital Amount of each Class A Member is equal to zero; and
(ii)    Second, to the Members holding Class A Common Units, fully vested Class B Incentive Units and Class J Incentive Units (whether or not vested), pro rata, in accordance with their respective Capital Proceeds Pro Rata Share.
Notwithstanding the foregoing, a Class B Member and a Class J Member shall not be entitled to receive amounts otherwise distributable to it under this Section 4.1(g) with respect to a Class B Incentive Unit or a Class J Incentive Unit, as applicable, until the aggregate amounts distributed to all other Members pursuant to this Section 4.1(g) equals the Distribution Hurdle applicable to such Class B Incentive Unit or Class J Incentive Unit, as applicable. Any distributions not made to a Class B Member or Class J Member as a result of the preceding sentence shall instead be distributed, in the order of priority set forth in Section 4.1(g), to the other Members whose Distribution Hurdle has been satisfied or whose Units are not subject to a Distribution Hurdle.
(h)    GAHR II Merger Promote and AHI Member Retained Fees.  GAHR II Merger Promote and AHI Member Retained Fees shall be distributed to AHI Member.
4.2    Tax Distributions.
(a)    Subject to sufficient cash of the Company being available (as determined by the Executive Committee), the Company shall distribute to each Member (for the avoidance of doubt, including the owners of Class B Incentive Units and the Class J Incentive Units), from and to the extent of (and only to the extent of) the Company’s cash, an amount equal to the excess, if any, of the following (any such distribution, a “Tax Distribution”): (i) the taxable income allocated by the Company to such Member, for U.S. federal income tax purposes (including by reason of restructuring transactions implemented by the Company in connection with a Public Offering or sale of the Company) for such Tax Year (reduced by any taxable losses allocated by the Company to such Member for U.S. federal income tax purposes in prior years that would have been available to such Member in such Tax Year had its sole source of income been from the Company and all such taxable losses been carried forward (i.e., not carried back)), multiplied by the Tax Rate for such Tax Year; minus (ii) the aggregate distributions made by the Company to such Member pursuant to Section 4.1 during such Tax Year; provided that the Executive Committee in its reasonable discretion may determine that any distributions made during the first quarter of any year should be treated as if distributed in the immediately preceding year if the distributions, if any, made in such prior year were not sufficient to cover the taxes of the Members due for such year. Such distributions shall be paid with respect to a Tax Year of the Company within 90 days after the end of such Tax Year, or, in the Executive Committee’s discretion, at such earlier times as may be determined by the Executive Committee so as to enable the Members to pay their quarterly estimated tax payments for such Tax Year.
(b)    If, on the date the Company makes any distribution pursuant to this Section 4.2, the Company does not have an amount of cash sufficient to enable the Company to distribute to all the Members the aggregate amount to which they are entitled pursuant to this Section 4.2, then the Company shall distribute to each Member an amount equal to: (i) the amount to which such Member is entitled pursuant to this Section 4.2, multiplied by (ii) a fraction, the numerator of which is the amount of the Company’s cash available to make the distributions required under this Section 4.2 and the denominator of which is the aggregate amount to which all the Members are entitled pursuant to this Section 4.2; provided that at such time as the Company may thereafter have sufficient cash to enable the Company to make additional distributions to the Members pursuant to this Section 4.2, as determined by the Executive Committee, the Company shall make one or more additional distributions to each Member in accordance with this Section 4.2(b).
(c)    Distributions to a Member under this Section 4.2 shall reduce, dollar-for-dollar, any amounts otherwise distributable to such Member under Section 4.1, Section 9.1 or in connection with a Company Sale structured as a direct or indirect Transfer of Units representing 100% of the total outstanding Equity Interests of the Company.
(d)    For the avoidance of doubt, the Company shall not be required to borrow funds, and no Member shall be required to make any capital contributions to the Company, in order to enable the Company to make any distributions pursuant to this Section 4.2.
4.3    Amounts Withheld. The Company shall at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any issuance of Class B Incentive Units or distribution or allocation of income or gain to such Member and to withhold (or deduct) the same from distributions to such Member. Any funds withheld from a distribution to a Member by the Company by reason of this Section 4.3 and all taxes incurred directly or indirectly by the Company in respect of a Member shall nonetheless be deemed distributed to such Member for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority or incurs directly or indirectly any tax in respect of a Member hereunder that is not withheld from actual distributions to such Member, then such Member shall (on demand from the Company) reimburse the Company for the amount of such payment (and any such reimbursement shall not constitute a capital contribution hereunder). If the amount of such payment is not reimbursed by the applicable Member within ten (10) Business Days of demand for such reimbursement, such Member shall pay to the Company interest, compounded annually, on such amount from the date of such payment until such amount is repaid to the Company at the Prime Rate (and such payment of interest shall not constitute a capital contribution hereunder). The amount of a Member’s reimbursement obligation under this Section 4.3, to the extent not paid, shall be deducted from the amount of any distributions otherwise payable to such Member by the Company, and any amounts so deducted shall constitute a repayment (to the extent of such deducted amount) of such Member’s obligation hereunder. Each Member’s reimbursement obligation under this Section 4.3 shall continue after such Member transfers its interest in the Company, after a withdrawal by such Member or after dissolution of the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company against all claims, liabilities and expenses of whatever nature relating to the Company’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company as a result of such Member’s participation in the Company.
4.4    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 or Section 18-804 of the Act or any other applicable law. It is the intention of the parties to this Agreement that distributions to any holder of a Class B Incentive Unit or any holder of a Class J Incentive Unit shall be limited to the extent necessary so that each Class B Incentive Unit and each Class J Incentive Unit, as applicable, constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Executive Committee shall, if necessary, limit distributions to any Member in respect of a Class B Incentive Unit or Class J Incentive Unit, as applicable, so that such distributions do not exceed the available profits in respect of such Member’s related Class B Incentive Unit or Class J Incentive Unit.
4.5    Deemed Company Sale. In the event the Members sell all (but not less than all) of their Common Units to a Bona Fide Third Party or Third Party Purchaser (whether in a single transaction or series of related transactions), the proceeds of such transaction(s) shall be allocated amongst the Members as if such proceeds were Capital Proceeds distributed in accordance with Section 4.1(g).
ARTICLE V
MANAGEMENT
5.1    Executive Committee.
(a)    The Initial Members hereby form an executive committee of the Company (the “Executive Committee”). The Executive Committee will consist of five (5) members (each, an “Executive Committee Member”), (i) three (3) of whom will be designated by AHI Member (the “AHI Designees”), for so long as (A) AHI Member and its Group Members continue to own at least 25% of the total Class A Common Units and (B) two or more of the Principals retain voting control of AHI Member (clauses (A) and (B) together, the “AHI Designation Threshold”), and (ii) two (2) of whom will be designated by NSAM Member (the “NSAM Designees”) for so long as NSAM Member and its Group Members continue to own at least 24% of the total Class A Common Units (the “NSAM Designation Threshold”); provided, that if any issuance (or series of related issuances) of Class A Common Units would result in the NSAM Designation Threshold no longer being satisfied, then, unless such issuance (or series of related issuances) was approved by the NSAM Designees, such issuance (or series of related issuances) shall be disregarded for purposes of determining whether the NSAM Designation Threshold is satisfied. Except as otherwise provided herein, (x) AHI Member, in the case of the AHI Designees and (y) NSAM Member, in the case of the NSAM Designees, shall have the sole right to remove their respective Executive Committee Members (at any time, for any reason or no reason). In the event that AHI Member at any time no longer has the right to appoint the AHI Designees or NSAM Member at any time no longer has the right to appoint the NSAM Designees, a majority of the remaining Executive Committee Members may remove the AHI Designees or the NSAM Designees, as applicable, and appoint their replacements. Except as expressly provided otherwise pursuant to the preceding sentence, in the event that a vacancy is created on the Executive Committee as a result of the death, disability, retirement, resignation or removal of any Executive Committee Member, then the Person or Persons that designated such Executive Committee Member shall have the right to designate a Person to fill such vacancy; provided, that with respect to an AHI Designee, the AHI Designation Threshold is met, and with respect to an NSAM Designee, the NSAM Designation Threshold is met. The Executive Committee shall have complete and exclusive authority to manage, control, administer, and operate the business and affairs of the Company, and shall make all decisions affecting such business and affairs in accordance with the Approved Business Plan, subject to the rights of the

NSAM Designees to approve Major Matters pursuant to Section 5.3. Each Executive Committee Member shall have one vote on all matters before the Executive Committee; provided, that Major Matters shall require the approval of both of the NSAM Designees for so long as the NSAM Designation Threshold is met. Each Executive Committee Member shall be deemed a “manager” (within the meaning of Section 18-101 of the Act) of the Company.
(b)    The Executive Committee shall meet at the request of any NSAM Designee or AHI Designee upon not less than two (2) Business Days prior written notice to the Executive Committee Members; provided, that if a meeting of the Executive Committee is being called by an AHI Designee to decide upon a Major Matter, the notice of such meeting delivered to the NSAM Designees shall describe in reasonable detail the Major Matter to be decided upon at such meeting. The attendance of an Executive Committee Member at a meeting of the Executive Committee either in person or telephonically (other than for the purposes of protesting the absence of notice of the meeting) shall constitute a waiver of notice of such meeting. The meetings of the Executive Committee may be held (i) at the principal place of business of the Company, (ii) by telephone conference, or (iii) by other means determined by the Executive Committee Members. The Executive Committee Member unable to attend a meeting of the Executive Committee in person for any reason shall be entitled to participate in such meeting by telephone conference, and such participation shall constitute presence in person at such meeting. The presence of a majority of the Executive Committee Members then holding office, which majority must include at least two (2) AHI Designees for so long as the AHI Designation Threshold is met, shall constitute a quorum for the transaction of business; provided, that so long as the NSAM Designation Threshold is met, the presence of both NSAM Designees shall also be required to constitute a quorum at any meeting called to decide upon a Major Matter. If none of the NSAM Designees are able to attend a meeting of the Executive Committee, a representative of NSAM Member shall be permitted (but will not be required) to attend such meeting in person or by telephone conference solely as a non-voting observer (which non-voting observer shall not be included for purposes of establishing a quorum), and shall have the right to receive all materials distributed to the Executive Committee Members in connection with such meeting. If at any meeting of the Executive Committee there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained. Telephonic participation in any meeting by any Executive Committee Member shall constitute such Executive Committee Member’s presence at such meeting for all purposes of this Agreement. Any decision made by an absolute majority of the total number of Executive Committee Members (e.g. at least three (3) Executive Committee Members when the Executive Committee is comprised of four (4) or five (5) Executive Committee Members) shall constitute the act of and approval by the Executive Committee; provided, that so long as the NSAM Designation Threshold is met, the approval of both NSAM Designees shall be required to approve any Major Matter. Any decision or other action required or permitted to be taken at any meeting of the Executive Committee may be taken without a meeting by written resolution if a copy of such resolution is delivered by the Executive Committee to each Executive Committee Member and shall be effective upon the date on which such resolution is approved in writing by the requisite Executive Committee Members; provided, that so long as the NSAM Designation Threshold is met, the approval of both NSAM Designees shall be required to approve any Major Matter. Minutes of each meeting and a record of each decision shall be kept by a designee of the Executive Committee and shall be available to each Class A Member and, to the extent required by any non-waivable provision of the Act, each other Member.
(c)    As of the Effective Date, (i) AHI Member hereby appoints each of the Principals as the initial AHI Designees and (ii) NSAM Member hereby appoints Flaherty Member and [____________] as the initial NSAM Designees.
(d)    Each of AHI Member and NSAM Member hereby acknowledges that its rights to appoint designees to the Executive Committee are personal, non-transferable and intended to be exercised only by AHI Member and NSAM Member, as applicable, and each hereby agrees not to enter into any Contract (other than this Agreement) with any Person intended to delegate, assign or otherwise transfer all or any portion of such rights to any other Person.
5.2    Officers.
(a)    Generally. The Executive Committee may from time to time appoint officers of the Company (each, an “Officer”) who shall exercise such powers and perform such duties as shall be delegated from time to time by the Executive Committee. Any number of offices may be held by the same person. The initial Officers of the Company designated by the Executive Committee are listed on Exhibit C attached hereto. Any Officer may be removed at any time, with or without cause, by the Executive Committee.
(b)    Officers as Agents. The Officers, to the extent of the powers delegated to them by the Executive Committee, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company. Notwithstanding anything to the contrary in this Agreement, so long as the NSAM Designation Threshold is met, no Officer shall be authorized to take any action that constitutes a Major Matter without the consent of the NSAM Designees pursuant to the terms of this Article V.
5.3    Major Matters. Except as otherwise expressly set forth in this Agreement including Sections 5.5 and 5.7, none of the Executive Committee, the Executive Committee Members (in the Executive Committee Members’ capacity as “managers” under the Act) or the Officers shall do, or cause or permit the Company or, any Subsidiary of the Company to do, any of the following actions (the “Major Matters”), without the approval of both of the NSAM Designees (for so long as the NSAM Designation Threshold is met); provided, that if any such action has been specifically set forth in reasonable detail in the Approved Business Plan then in effect, then such action shall not be a Major Matter requiring approval of the NSAM Designees:
(a)    amending, terminating, restating or otherwise modifying this Agreement, the Certificate or any other Organizational Documents of the Company or any Subsidiary of the Company;
(b)    (i) appointing or terminating the appointment of any auditors of the Company or any of its Subsidiaries or (ii) changing any methods of accounting, except as required by changes in applicable law or GAAP;

(c)    (i) approving each Business Plan and any material revision to the Approved Business Plan then in effect, (ii) except as set forth in Section 5.4(a), during any Fiscal Year, incurring unbudgeted corporate operating and overhead expenses in excess of 110% of the aggregate amount budgeted in the Approved Business Plan for such corporate operating and overhead expenses (each, a “Permitted Variance”) or (iii) incurring during any Fiscal Year less than 95% of the aggregate amount budgeted in the Approved Business Plan for such corporate operating and overhead expenses;
(d)    (i) issuing any Equity Interests of the Company (other than Class B Incentive Units) or of any Subsidiary of the Company, (ii) authorizing any subdivision, split, combination, or other reclassification of any Equity Interests of the Company or of any Subsidiary of the Company or (iii) redeeming, repurchasing or otherwise acquiring any Equity Interests of the Company or of any Subsidiary of the Company (other than in accordance with the redemption contemplated in the Purchase Agreement); provided, that the foregoing restrictions shall not apply to (A) the issuance of Additional Interests pursuant to and in accordance with Section 3.3(b) or Section 3.5, and (B) the issuance of Equity Interests in connection with a Public Offering approved (to the extent required) in accordance with Section 5.3(w);
(e)    amending or otherwise modifying any term of any Equity Interests of the Company or any of its Subsidiaries;
(f)    (i) amending, terminating, restating, waiving any material term of, replacing, entering into or modifying any Advisory Agreement other than (A) the NSAM Sub-Advisory Agreement; provided, that any termination without Cause (as defined in the NSAM Sub-Advisory Agreement) shall be governed by clause (ii) below, and (B) any other Advisory Agreement in the ordinary course of business and on commercially reasonable terms, to the extent the Executive Committee deems necessary or advisable to manage, advise or sub-advise any Future Healthcare NTR; provided, that the Company continues to maintain at least a 75% economic interest in the advisor or sub-advisor, as applicable; or (ii) terminating the NSAM Sub-Advisory Agreement without Cause;
(g)    (i) amending, terminating, restating, replacing or otherwise modifying the terms of any Principal’s employment agreement; or (ii) granting, increasing or modifying the terms of any bonus (including any severance, retention, change of control or similar payments) payable to any Principal, in each case, other than as set forth in such Principal’s employment agreement;
(h)    (i) allocating to the Principals (or any of their respective Family Members) all or any portion of Class B Incentive Units; (ii) authorizing the Company or any of its Subsidiaries to grant Class B Incentive Units pursuant to the Incentive Unit Plan in excess of the Pre-Approved Class B Issuance; (iii) authorizing the Executive Committee to distribute Class B Incentive Units in excess of the Annual Permitted Class B Issuance; (iv) authorizing the Company or any of its Subsidiaries to grant any additional Class J Incentive Units; (v) amending, terminating, replacing or otherwise modifying the Incentive Unit Plan; or (vi) except as expressly contemplated in the applicable Approved Business Plan, establishing any equity compensation plans for employees of the Company or any Subsidiary of the Company other than the Incentive Unit Plan and the Phantom Stock Plan;
(i)    selling, transferring or otherwise disposing of all or substantially all of the Company’s assets or any of its Subsidiaries’ assets, in each case, whether by sale or transfer of assets, sale of equity, merger, consolidation, recapitalization or a transaction of similar nature, to any party; provided, that (i) a Company Sale pursuant to Section 7.5, (ii) any issuance of Equity Securities pursuant to Section 3.3(b) and (iii) any Transfer of Equity Securities in the Company that complies with the applicable provisions of Article VII, shall in no event constitute a Major Matter;
(j)    declaring, setting aside, or paying any dividend or other distribution on account of any Membership Interests or redeeming any Membership Interests except, in each case, as set forth in Article IV or Section 9.1(d), or as otherwise expressly provided in the Approved Business Plan;
(k)    (i) amending or modifying the Primary Purpose, (ii) engaging, or permitting any Subsidiary of the Company to engage, in any action that would materially and adversely affect the Company’s ability to fulfill its Primary Purpose, or (iii) entering into any new line of business not contemplated under this Agreement;
(l)    (i) other than in the ordinary course of business consistent with past practice, entering into, amending, or otherwise modifying any Contract which is intended to limit or restrict in any material respect the ability of the Company and its Subsidiaries, taken as a whole, to enter into or engage in any market or line of business that is expressly contemplated under this Agreement or (ii) other than customary non-disclosure agreements entered into in the ordinary course of business and which purport to restrict the use of confidential information by Affiliates, entering into, amending or otherwise modifying any Contract which purports to limit or restrict the ability of NSAM Member or any of its Affiliates (other than the Company and its Subsidiaries) to enter into or engage in any market or line of business in any manner; provided, however, that any Contracts entered into for the sole purpose of consummating a Company Sale in accordance with the requirements of Section 7.5 shall not require any approval under this Section 5.3;
(m)    entering into, amending or otherwise modifying any Contract pursuant to which the Company or any of its Subsidiaries is required to make payments in excess of $1,000,000 in the aggregate in any calendar year;
(n)    entering into, amending, terminating, restating, replacing or otherwise modifying the terms of any joint venture, partnership, strategic alliance, fund management or similar Contract (each, a “JV Contract”) with any Person other than (i) any such Contract with a NSAM Entity (other than the Company and its Subsidiaries), but excluding a termination without Cause of the NSAM Sub-Advisory Agreement or (ii) as expressly contemplated by the Griffin JV Agreement or any JV Contract previously approved by the Executive Committee (with the consent of the NSAM Designees for so long as the NSAM Designation Threshold is met) (an “Approved JV Contract”);

(o)    entering into any Affiliate Transaction; provided, that (i) the issuance of Additional Interests in accordance with the preemptive rights set forth in Section 3.4, (ii) any Company Sale pursuant to Section 7.5 and (iii) any Transfer of Equity Securities in the Company that complies with the applicable provisions of Article VII, shall in no event constitute a Major Matter;
(p)    creating, incurring, assuming or suffering to exist any Indebtedness of the Company or any of its Subsidiaries (including pursuant to a Member Loan), other than any Indebtedness permitted to be incurred pursuant to the Approved Business Plan, subject, in each case, to the Permitted Variances;
(q)    entering into, causing or permitting the Company or any Subsidiary of the Company to enter into any guaranties;
(r)    causing the Company or any Subsidiary of the Company to acquire, directly or indirectly, any assets, make any loan, fund any capital or make any investment in any asset that, in any case, results in a net investment by the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate (whether in an individual transaction or in a series of related transactions); provided, that, (x) the Company may fund startup costs in connection with forming and sponsoring each Future Healthcare NTR (which startup costs may not exceed $2,000,000 for so long as the NSAM Designation Threshold is met) and (y) neither the Company nor any of its Subsidiaries shall seek to register more than one Future Healthcare NTR in any twelve-month period.
(s)    selling, assigning, conveying, transferring or otherwise disposing of, or causing or permitting any Subsidiary of the Company to sell, assign, convey, transfer or otherwise dispose of, directly or indirectly, all or any part of any assets owned by the Company or any Subsidiary (in an individual transaction or a series of related transactions) with an aggregate estimated value in excess of $1,000,000 (as determined by the Executive Committee), other than pursuant to (i) a Company Sale in accordance with Section 7.5, (ii) the issuance of Additional Interests pursuant to and in accordance with Sections 3.3(b) and 3.5 or (iii) any Transfer of Equity Securities in the Company that complies with the applicable provisions of Article VII;
(t)    forming, establishing, operating, managing, sponsoring, funding, financing or registering, directly or indirectly through any Subsidiary of the Company, any Investment Vehicle, except (i) GAHR III, (ii) pursuant to the NSAM Sub-Advisory Agreement or (iii) as contemplated under Sections 5.5 or the Exclusivity Letter;
(u)    making or causing the Company or any Subsidiary of the Company to make any material tax election, or causing the Company or any Subsidiary of the Company to adopt any material tax practice or procedure (except as required by applicable law) or settling or causing the Company or any Subsidiary of the Company to settle any material tax matter;
(v)    except with respect to a NSAM Dispute (i) settling, or causing or permitting any Subsidiary of the Company to settle, any lawsuit, claim, counterclaim or other legal proceeding against the Company or any Subsidiary of the Company if such settlement requires payment in excess of $1,000,000; provided, that such settlement does not impose an injunction or other equitable relief against the Company or any Subsidiary of the Company, or (ii) initiating, joining, or otherwise voluntarily participating in any legal proceeding involving a matter in dispute with respect to the Company or any Subsidiary of the Company or causing or permitting any Subsidiary of the Company to initiate, join, or otherwise voluntarily participate in any legal proceeding involving a matter in dispute with respect to the Company or any Subsidiary of the Company, in each case, if such legal proceeding seeks damages in excess of $1,000,000;
(w)    (i) effecting any Public Offering prior to the seventh anniversary of the Effective Date or (ii) effecting the first direct or indirect (through a parent entity or otherwise) Public Offering (other than a Qualified Initial Public Offering) after the seventh anniversary of the Effective Date;
(x)    effecting a liquidation, restructuring, consolidation, reorganization, conversion, dissolution, winding up or cessation of business of the Company or any Subsidiary of the Company other than (i) pursuant to Section 9.1(a)(ii) or (ii) a Company Sale pursuant to Section 7.5;
(y)    assigning, or causing or permitting any Subsidiary of the Company to assign, for the benefit of creditors or filing or causing any Subsidiary of the Company to file a voluntary petition in bankruptcy or any petition seeking any reorganization, composition, liquidation, dissolution or similar relief under the present or future applicable Federal or state laws relative to bankruptcy, insolvency or other relief for debtors (collectively, the “Bankruptcy Laws”);
(z)    consenting to or acquiescing in the entry of, or causing or permitting any Subsidiary of the Company to consent or acquiesce in the entry of an Order approving a petition filed against the Company or any of its Subsidiaries seeking any reorganization, composition, liquidation, dissolution or other relief under the Bankruptcy Laws, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver, conservator or liquidator of the Company or any of its Subsidiaries;
(aa)    forming new Subsidiaries of the Company, other than (i) wholly-owned Subsidiaries of the Company, (ii) Subsidiaries formed in accordance with the Griffin JV Agreement or any Approved JV Contract and (iii) Subsidiaries formed to manage or advise any New American Product; provided, that the Company owns (directly or indirectly) at least 75% of the Subsidiaries described in clauses (ii) and (iii);
(bb)    selling, assigning, transferring, pledging or otherwise encumbering, or causing or permitting any Subsidiary of the Company to directly or indirectly, sell, assign, transfer, pledge or otherwise encumber any of its rights to receive, earn or participate in, directly or indirectly, any management fees, promotes, incentive fees or other payment or remuneration or any other income stream or profit participation, in each case, other than AHI Member Retained Fees;
(cc)    (i) entering into, amending, terminating, restating, replacing, waiving any material rights under or otherwise modifying (x) the terms of the Griffin JV Agreement; provided, that authorizing Griffin to increase the total number of products distributed by Griffin and its Affiliates from four to five shall not be deemed a Major Matter, or (y) the terms of any other

Contract with Griffin other than to the extent contemplated by and consistent with the terms of the Griffin JV Agreement and on commercially reasonable terms or (ii) delivering or otherwise providing a Griffin Competitive Release (as such term is defined in the Griffin JV Agreement);
(dd)    (i) using the “NorthStar” name (or any variation or acronym thereof), whether in connection with the branding, marketing or sponsoring of any Permitted Investment Vehicles or otherwise; (ii) branding any Future Healthcare NTRs with any name other than “Griffin,” “American” or “NorthStar” (so long as the Company is permitted to use the “NorthStar” name in accordance with the terms of this Agreement); or (iii) entering into any Contract with respect to the co-sponsoring of any Future Healthcare NTRs other than to the extent contemplated under the Griffin JV Agreement or an Approved JV Contract, in each case on commercially reasonable terms; and
(ee)    amending, terminating, restating, replacing or otherwise modifying the Allocation Principles.
5.4    Approved Business Plan.
(a)    The Executive Committee shall cooperate in good faith to approve a Business Plan for each Fiscal Year, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(c). An initial draft of the Business Plan with respect to any Fiscal Year (other than 2015) shall be delivered to NSAM Member no later than November 1 of the immediately preceding Fiscal Year. If a Business Plan with respect to any Fiscal Year is not approved by December 31 of the immediately preceding Fiscal Year, then the most recent Approved Business Plan shall continue to be in effect, except as follows, without duplication: (i) to the extent specific line items of the Business Plan have been approved in accordance with the applicable provisions of this Section 5.4, the budget for such specific line items shall be as so approved; (ii) until approved as provided in the foregoing clause (i) or the adoption of a new Approved Business Plan, the total budget for such Fiscal Year shall be increased by five percent (5%) over the aggregate budgeted amount set forth in the Approved Business Plan for the prior Fiscal Year, which the parties hereto agree may be allocated among the various expenses set forth in such Approved Business Plan in the reasonable discretion of the Executive Committee; provided, that Necessary Expenses may be reasonably incurred without any limitation or approval so long as NSAM Member and AHI Member are immediately notified of such expenses. Any proposed revision to an Approved Business Plan shall be submitted to the Executive Committee for its approval, subject to obtaining any approval of the NSAM Designees required under Section 5.3(c), and upon approval of such revision to the extent required by this Agreement, the Approved Business Plan, as so revised, shall thereafter constitute the Approved Business Plan for the period covered thereby.

5.5    Investment Vehicles.
(a)    Except as provided for in Section 4.1, no promotes, incentive payments, fees or other funds payable by any Permitted Investment Vehicle shall be paid to any Principals (or any of their Affiliates (other than the Company or any of its Subsidiaries) or Family Members) or any employees of the Company.
(b)    The Members agree that, other than with respect to GAHR III, and except as otherwise agreed by AHI Member and NSAM Member, the investment or advisory committee of any Permitted Investment Vehicle (each, an “Investment Committee”) shall include (i) the AHI Designees so long as the AHI Designation Threshold is met, (ii) the NSAM Designees so long as the NSAM Designation Threshold is met and (iii) a representative designated by Griffin so long as Griffin is co-sponsoring such Investment Vehicle pursuant to the Griffin JV Agreement. Any decision made by an absolute majority of the members of the Investment Committee (including any recommendations to any Permitted Investment Vehicle) shall constitute the act of and approval by the Investment Committee of the matter in question; provided, that other than with respect to GAHR III, the approval of both of the NSAM Designees shall be required with respect to any Investment Committee Major Matters so long as the NSAM Designation Threshold is met; provided, further, that if a specific matter that would otherwise constitute an Investment Committee Major Matter also constitutes a Major Matter and such specific matter was previously approved by the NSAM Designees pursuant to Section 5.3, then such specific matter shall be deemed to have been approved by the NSAM Designees for purposes of the Investment Committee, and separate approval of the NSAM Designees shall not be required pursuant to this Section 5.5(b).
(c)    If AHI Member proposes to NSAM Member and the Executive Committee that the Company or any of its Subsidiaries manage, sponsor, advise, finance or fund any new business line, investment fund or investment vehicle (other than a Future Healthcare NTR) intended to invest primarily in Healthcare real estate assets (a “New American Product”), then NSAM Member and the NSAM Designees shall in good faith consider AHI Member’s proposal without taking into account any considerations related to the business activities of any NSAM Entity that may compete with such New American Product. For a period of thirty (30) days from the date AHI Member proposes a New American Product, AHI Member and NSAM Member shall cooperate in good faith to determine whether pursuing such New American Product is in the best interests of the Company. If, during such thirty (30)-day period, AHI Member and NSAM Member are unable to agree on pursuing such New American Product through the Company, then the Company shall not be permitted to pursue such New American Product.
5.6    Other Activities. Except as otherwise expressly required by this Agreement, including the Allocation Principles, or the Exclusivity Letter:
(a) NSAM Member (or any Affiliate thereof) may own, purchase, sell, or otherwise deal in any manner with any investments that directly compete with, may otherwise conflict with, or involve a business opportunity that may be beneficial to, the interests and business of the Company and the Company’s Subsidiaries without notice to and without participation of the Company, the Company’s Subsidiaries or any other Member, and without liability of any kind or nature whatsoever. NSAM Member shall not be deemed to have violated a duty or obligation to the Company or the Company’s Subsidiaries merely because the conduct of NSAM Member (or any of its Affiliates) furthers the interests of NSAM Member (or any of its Affiliates). No transaction with the Company or any Subsidiary of the Company shall be void or voidable solely because NSAM Member (or any of its Affiliates) has a direct or indirect interest in the transaction. The Company, its Subsidiaries and each other Member expressly acknowledges that NSAM Member will not be obligated to inform or present to the Company, any Subsidiary of the Company or any other Member any such competitive transaction or business opportunity and none of the Company, any Subsidiary or any other Member will be entitled to acquire, on account of the transaction by NSAM Member an interest or participation in any such other competitive transaction or business opportunity.
(b)    Without limiting the generality of the foregoing, the Company, on behalf of itself and each of its Subsidiaries, and each Member expressly acknowledge and agree that (a) NSAM Member and its Affiliates may from time to time acquire or possess knowledge of a competitive transaction or business opportunity in which the Company or any Subsidiary of the Company could have an interest (each an “Opportunity”) and may exploit any such Opportunity or otherwise engage in or possess an interest in any business venture that is competitive with the activities of the Company or any Subsidiary of the Company, (b) neither the Company nor any Subsidiary of the Company shall have an interest in such Opportunity or expectation that such Opportunity be offered to it, any such interest or expectation being hereby renounced so that NSAM Member and its Affiliates (i) shall have no duty to communicate or present any such Opportunity to the Company, any Subsidiary of the Company or any other Member, (ii) shall have the right to hold any such Opportunity for their own account, or recommend, assign or otherwise transfer such Opportunity to Persons other than the Company, any Subsidiary of the Company or any other Member and (iii) shall not be liable to the Company, any Subsidiary of the Company or any other Member for pursuing or acquiring such Opportunity for themselves, for recommending, assigning or otherwise transferring such Opportunity to another Person, for not informing or presenting such Opportunity to the Company, any Subsidiary of the Company or any other Member, or for engaging in or possessing an interest in any business venture that is competitive with the activities of the Company or any Subsidiary of the Company.
5.7    Conflicting Interests; Enforcement of Remedies. Notwithstanding anything to the contrary contained in this Agreement:
(a)    If the Company or any of its Subsidiaries has any legal claim or action against (i) AHI Member, any Principal, or any of their respective Affiliates (other than the Company and its Subsidiaries) (an “AHI Dispute”), or (ii) any NSAM Entity (a “NSAM Dispute”), then NSAM Member (in the case of an AHI Dispute) or any Principal designated by AHI Member (in the case of a NSAM Dispute), shall have sole power and authority to act on behalf of the Company and its Subsidiaries with respect to the pursuit and enforcement of such AHI Dispute or NSAM Dispute, as applicable, including with respect to waiving any claims or rights or granting any releases, and shall be permitted to pursue any and all remedies it deems appropriate (in its sole discretion), whether arising under contract or statute, by operation of law or otherwise. If in a final determination rendered by a court of competent jurisdiction that is not subject to appeal, it is determined that a Principal (in the case of an AHI Dispute) or any NSAM Entity, including any director, officer, or employee of any NSAM Entity (in the case of a NSAM Dispute) has committed fraud, willful misconduct or gross negligence in the conduct of its duties to the Company or any of its Subsidiaries, then NSAM Member shall have sole power and authority to remove such Principal (in the case of such AHI Dispute) and AHI Member shall have sole power and authority to remove both NSAM Designees (in the case of such NSAM Dispute) from the Executive Committee, the Investment Committee of each Permitted Investment Vehicle and from the offices then held by such Persons at the Company and any of its Subsidiaries. AHI Member shall have the sole right to appoint any replacements for any Principal removed pursuant to this Section 5.7(a) for so long as the AHI Designation Threshold is met, and NSAM Member shall have the sole right to appoint any replacements for the NSAM Designees removed pursuant to this Section 5.7(a) for so long as the NSAM Designation Threshold is met; provided, that any such replacements appointed by AHI Member shall be subject to NSAM Member’s approval (for so long as the NSAM Designation Threshold is met) and any such replacements appointed by NSAM Member shall be subject to AHI Member’s approval (for so long as the AHI Designation Threshold is met), such approvals not to be unreasonably withheld, delayed or conditioned.
(b)    If the Company or any of its Subsidiaries has entered into a Contract with (i) AHI Member, any Principal or any of their respective Affiliates (other than the Company and its Subsidiaries) (an “AHI Contract”), or (ii) any NSAM Entity (a “NSAM Contract”), then NSAM Member (in the case of an AHI Contract) or one or more Principals designated by AHI Member (in the case of a NSAM Contract), shall have sole power and authority to exercise and enforce, on behalf of the Company and its Subsidiaries, all rights, benefits, privileges and remedies of the Company and its Subsidiaries, whether at law or in equity, under such AHI Contract or NSAM Contract, as applicable; provided, however, that notwithstanding this Section 5.7, in no event shall any Person be permitted to terminate the NSAM Sub-Advisory Agreement without Cause, without the prior approval of the NSAM Designees (for so long as the NSAM Designation Threshold is met).
(c)    Any action taken by NSAM Member or any Principal pursuant to this Section 5.7 shall be given the same force and effect vis-à-vis the Company and its Subsidiaries as an action taken by the Executive Committee on a non-Major Matter; provided, however, when exercising its rights under this Section 5.7, neither NSAM Member nor any Principal shall be required to comply with any of the meeting, quorum, notice, voting or other requirements applicable to the Executive Committee under this Agreement. For the avoidance of doubt, any action taken by AHI Member or any Principal pursuant to this Section 5.7 shall not constitute a Major Matter.
5.8    Healthcare Activities by AHI. AHI Member and each Principal shall present to the Company all Healthcare investment opportunities sourced by AHI Member or such Principal to the extent required by the Allocation Principles. To the extent a Healthcare investment opportunity is sourced by AHI Member or any Principal and all Persons entitled to pursue such opportunity in accordance with the Allocation Principles elect to pass on such opportunity, then AHI Member, any Principal or their respective Affiliates (other than the Company and its Subsidiaries) shall be permitted to invest their personal funds in such opportunity on a passive basis (without taking on any active management role on behalf of others or fundraising responsibilities except with respect to friends and family) without further obligation to the Company, any Member or other Person.

5.9    Group Members
(a)    All Group Members that have approval or consent rights or are otherwise required to take any action with respect to a matter shall be obligated to approve, consent or otherwise take such other action permitted or required to be taken by the Group Members under this Agreement as one Member constituting the aggregate Class A Common Units of all Group Members with respect to all matters under this Agreement. AHI Member shall be jointly and severally liable for the actions of its Group Members under this Agreement (and all other Group Members in AHI Member’s group shall be severally liable for their own actions under this Agreement). NSAM Member and NSAM Parent shall be jointly and severally liable for the actions of their Group Members under this Agreement (and all other Group Members in NSAM Member’s group shall be severally liable for their own actions under this Agreement); and
(b)    The Group Members shall designate one Group Member (the “Group Agent”) to act as agent for the Group Members as the primary Group Member to give or receive notices hereunder. The Group Members may replace their Group Agent from time to time upon written notice to the other Members. For so long as there is only one AHI Member or NSAM Member, such party shall be designated the Group Agent for AHI Member and NSAM Member, as applicable. Notices given or received by the Group Agent shall be deemed given or received by all Group Members and shall be binding on all Group Members as if given or received by each of them.
5.10    Public Offerings. Notwithstanding anything to the contrary contained in this Agreement, if NSAM Parent determines in its good faith judgment that it would be detrimental to NSAM Parent or any of its Affiliates for the Company to file a registration statement in connection with a Public Offering because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction of NSAM Parent or its Affiliates; (b) require premature disclosure of material information that NSAM Parent or any of its Affiliates has a bona fide business purpose for preserving as confidential; or (c) render NSAM Parent or any of its Affiliates unable to comply with requirements under the Securities Act or Exchange Act, then NSAM Parent shall have the right, exercisable not more than once every twelve (12) calendar months, to cause the Company to defer taking action with respect to such filing for a period of up to ninety (90) days, and the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period unless such filing or registration is expressly required by law.
ARTICLE VI
COVENANTS
6.1    Books and Records. The Company shall maintain at its principal office the books and records of the Company (which at all times shall remain the property of the Company), in the name of the Company and separate and apart from the books and records of the Members and their Affiliates, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other information required by the Act. Such books and records of the Company, which shall be denominated in U.S. Dollars, shall be maintained in accordance with GAAP or any other generally accepted accounting principles required to be used in the United States at the applicable time.
6.2    Bank Accounts    (a) Funds of the Company shall be deposited in a separate Company account or accounts in the bank or banks selected by the Executive Committee and (b) withdrawals from bank accounts shall only be made by the Officers or such other parties as may be approved by the Executive Committee.
6.3    Reports to Class A Members
(a)    The Company, at the Company’s expense, shall cause to be prepared and furnished to each Class A Member with respect to each Fiscal Year of the Company the following:
(i)    within ninety (90) days after the close of each such Fiscal Year, an audited report prepared in accordance with GAAP, which includes for the Fiscal Year a balance sheet, an income statement, and a statement of cash flows of the Company on a consolidated basis, and a statement of such Member’s Capital Account; and
(ii)    within ninety (90) days after the close of each such Fiscal Year, such other information as the Executive Committee or NSAM Member deems reasonably necessary or such Class A Member reasonably requests.
(b)    The Company, at the Company’s expense, shall cause to be prepared and furnished to each Class A Member with respect to the first, second and third fiscal quarters of each Fiscal Year within forty-five (45) days after the close of each such fiscal quarter:
(i)    an unaudited report prepared in accordance with GAAP, which includes for the quarter and year to date (x) a balance sheet and an income statement on a consolidated basis and a statement of such Member’s Capital Account, and (y) a comparison of the foregoing figures against the same figures from the preceding quarter and year to date; and
(ii)    such Member’s Capital Account transactions report which shows the details of all transactions of the Company which flow through such Member’s Capital Account and have occurred since the end of the preceding quarter and preceding Fiscal Year, including all capital calls, cash flows and/or capital distributions.
(c)    The Company, at the Company’s expense, shall cause to be prepared and furnished to each Class A Member with respect to the following fiscal quarters during each Fiscal Year the following: (i) within ten (10) days after the close of each of the first, second, third and fourth fiscal quarters, an estimate of the Distributable Cash Flow as of the end of such fiscal quarter, (ii) within forty-five (45) days after the close of each of the first, second and third fiscal quarters, a reasonably detailed calculation of the Distributable Cash Flow as of the end of such fiscal quarter and (iii) within ninety (90) days of the end of the fiscal year, a year end statement calculating Distributable Cash Flow for the prior fiscal year.

(d)    In addition, the Company shall cause to be prepared and furnished to each Class A Member within fifteen (15) Business Days after the close of each fiscal quarter the following:
(i)    a computation of all fees recognized on an accrual basis during such quarter;
(ii)    a computation of all distributions made to the Members; and
(iii)    a draft balance sheet, income statement and statement of cash flows of the Company on a consolidated basis for the applicable fiscal quarter and year to date and a draft statement of such Member’s Capital Account.
(e)    The Company shall, at the Company’s expense, provide each Class A Member with such other information relating to the Company or its Subsidiaries as such Class A Member shall reasonably request.
(f)    The Company shall provide to NSAM Member: (1) at least five (5) Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of NSAM Member’s share of the Company’s taxable income or loss with respect to such calendar quarter and (2) within twenty-five (25) days after the end of each Tax Year, estimated information necessary for such Member to prepare any required 1099-DIV forms. The Executive Committee shall use commercially reasonable efforts to provide each Class A Member with a draft of all material U.S. federal income tax returns (including any reports, statements, attachments or information returns) at least fifteen (15) days prior to the due date (including extensions) for filing such returns, and shall consider in good faith any comments or corrections proposed by a Class A Member. Notwithstanding the above, the Executive Committee will provide each Member with (i) estimates of its IRS Schedule K-1 items with respect to any Tax Year within twenty (20) days after the end of such Tax Year, (ii) a draft IRS Schedule K-1 with respect to the Tax Year no later than May 31 following such Tax Year, and (iii) a final IRS Schedule K-1 with respect to the Tax Year no later than September 1 following such Tax Year. The Executive Committee shall also provide to any Member such other information as may be reasonably requested by such Member relating to the Company’s tax matters. Each Member acknowledges that any estimated tax information will be on an estimated basis only and may be substantially different than actual results.
6.4    Access to the Company. The Company shall permit each Class A Member and its directors, officers, partners, employees, agents or representatives including attorneys, accountants, partners, experts and consultants (collectively, “Representatives”) (i) to visit the office, properties and other facilities of the Company and its Subsidiaries, (ii) to examine and review the financial records and books of account of the Company and its Subsidiaries, and (iii) to meet with key employees of the Company and its Subsidiaries, each during normal or extended business hours and upon reasonable advance notice (provided that 24 hours should be deemed reasonable advance notice), for a purpose reasonably related to its interest as a Member; provided, that each Class A Member’s Representatives must be obligated to keep all Confidential Information strictly confidential in accordance with Section 11.14.

6.5    Designation of Tax Matters Member
(a)    Subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(u), the Executive Committee shall have the sole and exclusive authority to make (or not to make) any tax elections on behalf of the Company and its Subsidiaries permitted to be made (or not made) pursuant to U.S. federal, state and local and non-U.S. tax law and to determine the tax treatment of any transaction or other item in the Company’s and its Subsidiaries’ U.S. federal, state and local and non-U.S. tax returns. The Members shall each take reporting positions on their respective U.S. federal, state and local income tax returns consistent with the positions determined for the Company by the Executive Committee in accordance with, and subject to, the provisions of this Agreement.
(b)    AHI Member shall be designated as the “tax matters partner” under Section 6231(a)(7) of the Code (the “Tax Matters Member”), to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters. The Tax Matters Member is specifically directed and authorized to take whatever steps it deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations. The Company shall indemnify and reimburse the Tax Matters Member for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members or, if applicable, in connection with any audit of the Company’s income tax returns. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Matters Member; provided, that, to the extent that the Tax Matters Member knows that, based on a Member’s tax situation, such action or decision would have a material adverse impact on such Member disproportionately relative to the impact on the other Members, the Tax Matters Member shall consult with such Member prior to taking such action or making such decision and shall consider in good faith any proposal made by such Member regarding such action or decision.
6.6    The Flaherty JV.
(a)    NSAM Parent, NSAM Member and Flaherty Member represent and warrant to AHI Member as follows:
(i)    a true, correct and complete copy of (A) the Flaherty JV Agreement is attached hereto as Exhibit G and (B) the Flaherty JV Amendment is attached hereto as Exhibit H.
(ii)    NSAM Parent, its Affiliates and Flaherty Member shall not amend, modify or supplement the Amended Flaherty JV Agreement in a manner that increases or decreases Flaherty Member’s right to receive GAHR III Carried Interest Proceeds, Future Healthcare NTR Carried Interest Proceeds or AHI PE Fund Carried Interest Proceeds without the prior consent of AHI Member.

(iii)    It will notify AHI Member promptly after it becomes aware that (A) any event, circumstance, or action occurs, exists or is taken that has resulted in a reduction, waiver, forfeiture or other loss of Flaherty Member’s right to receive any GAHR III Carried Interest Proceeds, Future Healthcare NTR Carried Interest Proceeds or AHI PE Fund Carried Interest Proceeds, (B) a NAM Management Reversion Event has occurred, (C) a NAM Management Reversion Notice has been delivered and if such notice was delivered in connection with Cause (as defined in the Flaherty JV Agreement), (D) a Flaherty Resignation Notice has been delivered and if such notice was delivered without Good Reason (as defined in the Flaherty JV Agreement) or (E) the Amended Flaherty JV Agreement has been amended, modified or supplemented in any manner.
(f)    NSAM Parent and NSAM Member represent and warrant to AHI Member that NSAM Member shall cause Flaherty Member to remain an NSAM Designee for so long as (x) NSAM Member or one of its Affiliates has the right to cause him to serve in such capacity under the terms and conditions of the Flaherty JV Agreement, as amended by the Flaherty JV Amendment (the “Amended Flaherty JV Agreement”) and (y) a NAM Management Reversion Event has not occurred.
6.7    Allocation Principles. The Company hereby adopts, and agrees to act in accordance with, the Allocation Principles. Each of AHI Member, the Principals, NSAM Member and NSAM Parent shall, and shall cause each of their respective Affiliates to, act in accordance with the Allocation Principles.
6.8    NSAM Member’s Equity Contributions
(a)    NSAM Parent hereby agrees, on behalf of NSAM Member, to grant directly to certain employees of the Company or its Subsidiaries (other than the Principals), as determined by the Executive Committee in its reasonable discretion and in accordance with the Company’s compensation practices and procedures, a number of freely tradable shares of NSAM Common Stock (without volume limitations) equal to the quotient determined by dividing $1,000,000 by the Average NSAM Closing Price and rounding the result to the nearest share, for each of the following time periods: (a) on or before March 1, 2016, in respect of the Company’s 2015 Fiscal Year, and (b) on or before March 1, 2017, in respect of the Company’s 2016 Fiscal Year. Future annual contributions to be revisited by NSAM Parent and AHI Member in good faith based upon the amount of time being devoted by employees of the Company and its Subsidiaries to NRF investments.
(b)    If any shares of NSAM Common Stock contributed pursuant to Section 6.8(a) are subject to vesting and are forfeited prior to vesting, then such forfeited shares shall revert to NSAM Parent and be available for future grants prior to December 31, 2019, at the direction of the Executive Committee in accordance with Section 6.8(a).
(c)    For U.S. federal income tax purposes, any shares of NSAM Common Stock granted pursuant to this Section 6.8 shall be deemed contributed by NSAM Member to the Company and shall be deemed transferred immediately thereafter to employees of the Company (other than the Principals).

6.9    AHI Member’s Equity Contributions. AHI Member hereby agrees that it shall contribute to the Company, as the sole funding for the Phantom Stock Plan, a number of fully vested Time-Based NSAM Shares (or their cash equivalent) equal to the quotient determined by dividing $1,000,000 by the Average NSAM Closing Price and rounding the result to the nearest share, by each of the following dates: (a) on or before ten days following the second anniversary of the Closing, provided that at least an equivalent number of Time-Based NSAM Shares issued to AHI Member under the Purchase Agreement shall have vested as of the second anniversary of the Effective Date, and (b) on or before ten days following the fifth anniversary of the Closing, provided that at least an equivalent number of Time-Based NSAM Shares issued to AHI Member under the Purchase Agreement shall have vested as of the fifth anniversary of the Effective Date.
6.10    Use of NorthStar Name. For so long as the NSAM Designation Threshold is met and provided that approval of the NSAM Designees is obtained in accordance with Section 5.3(dd), the Company, its Affiliates (including the Principals), AHI Member and each Future Healthcare NTR shall have the right to use the “NorthStar” name (to the extent NSAM Parent has the right to use the same) (i) in connection with the branding, marketing and sponsoring of Future Healthcare NTRs and (ii) for such other uses as approved in advance by NSAM Member.  If NSAM Member no longer satisfies the NSAM Designation Threshold, upon NSAM Member’s written request, the Company shall, and shall cause its Affiliates (including the Principals), AHI Member and Future Healthcare NTRs to, remove “NorthStar” (and variations and acronyms thereof) from the name of all applicable Future Healthcare NTRs as promptly as practicable, and otherwise cease using the “NorthStar” name (and variations and acronyms thereof) in all respects; provided, that with respect to any Future Healthcare NTRs in existence at the time of such written request, the Company shall be permitted a six-month transition period to discontinue the use of the “NorthStar” name in connection therewith.
ARTICLE VII
TRANSFER OF UNITS; ADDITIONAL MEMBERS
7.1    Restrictions on Transfer or Assignment.
(a)    No Member may (i) sell, transfer, assign, or otherwise dispose of its right, title or interest in the Company, or any portion thereof or any interest therein (including its rights to receive distributions of any amounts hereunder other than AHI Member Retained Fees and GAHR II Promote), to any other Person, or (ii) permit such Member’s right, title or interest in the Company (including its rights to receive distributions of any amounts hereunder) to be encumbered, hypothecated or pledged as collateral security for any obligation in favor of any other Person (any of the foregoing under clause (i) or clause (ii), a “Transfer”), in each case, without the express prior written approval of the Executive Committee, including the NSAM Designees (so long as the NSAM Designation Threshold is met). The restrictions of this Section 7.1 shall not apply and no consent of the Executive Committee shall ever be required for (x) any issuance or transfer of ownership interests in NSAM Parent, (y) any issuance or transfer of ownership interests by an Affiliate of NSAM Member to a wholly-owned Affiliate of NSAM Parent or (z) any direct or indirect transfer or sale of all or substantially all of the assets of NSAM Parent or any NSAM Parent merger, spinoff, consolidation, reorganization or similar transaction.
(b)    Notwithstanding the provisions of Section 7.1(a), the following Transfers shall be permitted without the approval of the Executive Committee or NSAM Designees otherwise required under Section 7.1(a) above:
(i)    at any time, AHI Member may Transfer, in the aggregate, up to twenty percent (20%) of the Class A Common Units and Promote Units issued to it on the Effective Date by the Company (i.e. up to 10.20% of the total Class A Common Units outstanding on the Effective Date) to any employees of the Company or any of its Subsidiaries; provided, that any such Transfer pursuant to this Section 7.1(b)(i) must be without payment of any kind;
(ii)    after the expiration of the Initial Lockout Period, any Transfer of Common Units and Promote Units by AHI Member, NSAM Member or Flaherty Member; provided, that, (A) in the case of a Transfer by AHI Member, (x) it may Transfer any of its Common Units and Promote Units at any time following the date the NSAM Designation Threshold is not met, without restriction other than the requirements set forth in Sections 7.3 and 7.4, (y) if the NSAM Designation Threshold is met, NSAM Member shall be entitled to a ROFO Right pursuant to Section 7.2 or a Tag-Along Right (to the extent applicable) pursuant to Section 7.4 with respect to any such Transfer, and (z) Flaherty Member shall be entitled to a Tag-Along Right (to the extent applicable) pursuant to Section 7.4; (B) in the case of a Transfer by NSAM Member, (x) it may Transfer any of its Common Units and Promote Units at any time following the date the AHI Designation Threshold is not met, without restriction other than the requirements set forth in Sections 7.3 and 7.4, (y) if the AHI Designation Threshold is met, AHI Member shall be entitled to a ROFO Right pursuant to Section 7.2 or a Tag-Along Right (to the extent applicable) pursuant to Section 7.4 with respect to any such Transfer, and (z) Flaherty Member shall be entitled to a Tag-Along Right (to the extent applicable) pursuant to Section 7.4; and (C) in the case of a Transfer by Flaherty Member, AHI Member and NSAM Member shall each be entitled to a ROFO Right pursuant to Section 7.2;
(iii)    any Transfer pursuant to a Company Sale in accordance with Section 7.5; provided, that NSAM Member (if the NSAM Designation Threshold is met) and AHI Member (if the AHI Designation Threshold is met) shall be entitled to a ROFO Right and a Right of First Refusal pursuant to Section 7.5(e) with respect to any such Transfer;
(iv)    at any time, any Transfer of Common Units and Promote Units by NSAM Member, AHI Member or Flaherty Member to their respective wholly-owned Affiliates; provided, that (A) such wholly-owned Affiliate remains a wholly-owned Affiliate of NSAM Member or AHI Member, as applicable, for so long as such wholly-owned Affiliate continues to own any Common Units and such transferring Member remains, jointly and severally with the wholly-owned Affiliate transferee, responsible for any and all obligations and liabilities of such wholly-owned Affiliate transferee under this Agreement with respect to the Common Units that were Transferred and (B) such transferring Member and such wholly-owned Affiliate transferees shall indemnify the Company and each other Member against any taxes (including interest and penalties imposed by a taxing authority) incurred by such indemnitee as a result of such Transfer (it being understood that, subject to the further provisions of this Article VII, upon consummation of such Transfer, such transferee shall be deemed to be a Group Member with NSAM Member or AHI Member, as applicable);
(v)    at any time, AHI Member, NSAM Member and Flaherty Member may Transfer their Common Units and Promote Units to NSAM Member, AHI Member and Flaherty Member, respectively; and
(vi)    at any time, Flaherty Member may Transfer his Common Units and Promote Units to any of his Family Members for estate planning purposes.
(c)    Notwithstanding anything to the contrary contained in this Agreement, if any Member elects to Transfer all or any portion of any class of Units to any other Person in accordance with this Section 7.1, such Member shall be required to also Transfer a proportionate amount of all other classes of Units (other than Class B Incentive Units and Class J Incentive Units) held by such Member to such proposed transferee. For example, if a Member desires to Transfer 10% of its Class A Common Units to any Person, such Member shall be required to also Transfer 10% of its ownership interest in each class of Promote Units held by such Member to the same transferee.
(d)    Notwithstanding anything contained in this Agreement to the contrary, in no event shall any of the Principals be permitted to directly or indirectly sell, transfer, assign, or otherwise dispose of any or all of their Equity Interests in AHI Member without the consent of NSAM Member (for so long as the NSAM Designation Threshold is met) except (i) in the event of the death or adjudication of insanity or incompetency of any Principal, such Principal shall be permitted to Transfer its Equity Interests in AHI Member to his Family Members; (ii) any Principal shall be permitted to transfer his Equity Interests in AHI Member to any of his wholly-owned Affiliates; provided, that such Affiliate remains a wholly-owned Affiliate of such Principal for so long as such wholly-owned Affiliate continues to own any Equity Interests in AHI Member and such transferring Principal remains, jointly and severally with the wholly-owned Affiliate transferee, responsible for any and all obligations and liabilities of such wholly-owned Affiliate transferee under this Agreement with respect to the Equity Interests in AHI Member that were Transferred; and (iii) any Principal may transfer his Equity Interests in AHI Member to any of his Family Members for estate planning purposes.
(e)    If AHI Member or NSAM Member proposes to Transfer any of its Common Units and Promote Units in a manner that gives rise to the other Member’s Tag-Along Rights and ROFO Right, then NSAM Member (in the case of a Transfer by AHI Member) and AHI Member (in the case of a Transfer by NSAM Member) may elect to exercise either its Tag-Along Rights pursuant to Section 7.4 or its ROFO Right pursuant to Section 7.2, but never both in connection with the same Transfer.
7.2    ROFO Right. Prior to (x) AHI Member, NSAM Member or Flaherty Member consummating a Transfer pursuant to Section 7.1(b)(ii) or (y) the Initiating Seller initiating a

Company Sale pursuant to Section 7.5 (the transferring Member in clause (x) or (y), the “ROFO Transferring Party”), the ROFO Transferring Party shall comply with the following procedures (the “ROFO Procedures”):
(a)    The ROFO Transferring Party shall first offer the Common Units and Promote Units it intends to Transfer (the “ROFO Units”) to AHI Member (if NSAM Member is the ROFO Transferring Party), NSAM Member (if AHI Member is the ROFO Transferring Party) or NSAM Member and AHI Member (if Flaherty Member is the ROFO Transferring Party), as applicable (the “ROFO Member(s)”), by providing a written notice to the ROFO Member(s) of the ROFO Transferring Party’s desire to Transfer such Common Units and Promote Units indicating the offering price (the “ROFO Offer Price”), which must be in cash in United States dollars, and the other material terms and conditions on which the ROFO Units are being offered to the ROFO Member(s) for Transfer (such notice, a “ROFO Notice”). A ROFO Notice shall also constitute a Tag-Along Notice for purposes of Section 7.4(c) (to the extent the ROFO Member(s) have Tag-Along Rights).
(b)    If AHI Member or NSAM Member is the ROFO Transferring Party, the ROFO Member shall have the right (the “ROFO Right”), for a period of sixty (60) days (when NSAM Member is the ROFO Member) or one hundred twenty (120) days (when AHI Member is the ROFO Member) after receiving the ROFO Notice, to deliver written notice (the “ROFO Purchase Notice”) to the ROFO Transferring Party of such ROFO Member’s election to purchase all, but not less than all of the ROFO Units (at the ROFO Offer Price, and on the other terms and conditions set forth in the ROFO Notice).
(c)    If Flaherty Member is the ROFO Transferring Party, each ROFO Member shall have the right, for a period of one hundred twenty (120) days after receiving the ROFO Notice, to deliver a ROFO Purchase Notice to the ROFO Transferring Party of such ROFO Member’s election to purchase all, but not less than all of such ROFO Member’s Class A Pro Rata Share of the ROFO Units; provided, that if any ROFO Member elects not to purchase its Class A Pro Rata Share of ROFO Units, then the other ROFO Member that elected to purchase its full Class A Pro Rata Share of the ROFO Units (the “Fully Participating ROFO Member”) may purchase all of the ROFO Units. The ROFO Transferring Party shall deliver written notice to such Fully Participating ROFO Member indicating the availability of additional ROFO Units, and the Fully Participating ROFO Member shall have five (5) Business Days to deliver a written notice to the ROFO Transferring Party indicating its election to purchase all of the ROFO Units.
(d)    Delivery of a ROFO Purchase Notice by a ROFO Member pursuant to Section 7.2(b) or 7.2(c), as applicable, shall cause such ROFO Member to automatically forfeit its Tag-Along Rights with respect to such Transfer. Failure by a ROFO Member to timely deliver a ROFO Purchase Notice shall be deemed an election by such ROFO Member not to exercise its ROFO Right. If any portion of the ROFO Units are not purchased by the ROFO Member(s), the ROFO Transferring Party may Transfer the remaining portion of the ROFO Units to a Bona Fide Third Party or in a MBO (either at the ROFO Offer Price or at a higher price, which, subject to Sections 7.2(f), (g) and (h), may be paid in cash or non-cash assets (the “Non-Cash Assets”), or a combination of the two, on terms and conditions no more favorable to such Bona Fide Third Party or in a MBO than those offered to the ROFO Member); provided, that if Flaherty Member is the ROFO Transferring Party, Flaherty Member shall not be entitled to transfer its ROFO Units for consideration consisting of Non-Cash Assets. If a ROFO Member delivers a ROFO Purchase Notice in a timely manner (in accordance with Section 7.2(b) or 7.2(c), as applicable), then (i) on or before the 60th day after receipt of the ROFO Purchase Notice (the “ROFO Closing Date”), such ROFO Member (or its designated Affiliate) shall purchase from the ROFO Transferring Party, and the ROFO Transferring Party shall sell to the ROFO Member (or a designated Affiliate thereof), the number of ROFO Units available for purchase by such ROFO Member (at the ROFO Offer Price or its applicable portion of the ROFO Offer Price, payable in cash, and on the other terms and conditions set forth in the ROFO Notice) and (ii) on the ROFO Closing Date, such ROFO Member (or a designated Affiliate thereof) shall pay or cause to be paid to the ROFO Transferring Party the ROFO Offer Price (or its applicable portion of the ROFO Offer Price) in immediately available funds.
(e)    The following additional provisions shall apply solely with respect to a Transfer of ROFO Units to ROFO Member(s) pursuant to this Section 7.2:
(i)    The ROFO Transferring Party and each ROFO Member (or a designated Affiliate thereof) shall each deliver to the other a duly executed and acknowledged instrument pursuant to which the ROFO Units are conveyed to the ROFO Member(s) (or designated Affiliates thereof), free and clear of all liens and encumbrances (other than those created by this Agreement or under applicable securities laws), which instrument shall contain customary representations concerning (among others), due organization and authority of the ROFO Transferring Party and each ROFO Member (or a designated Affiliate thereof), ownership of the ROFO Units by the ROFO Transferring Party and the absence of liens and encumbrances on the ROFO Units (other than those created by this Agreement and under applicable securities laws), and shall contain a provision indemnifying and holding each ROFO Member (or a designated Affiliate thereof) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation (which indemnification shall be given or guaranteed by a creditworthy party reasonably satisfactory to each ROFO Member (or a designated Affiliate thereof), it being acknowledged that AHI Member and NSAM Member shall each be a creditworthy party); and
(ii)    each of the ROFO Transferring Party and each ROFO Member (or designated Affiliates thereof) shall have obtained (at its sole cost and expense) any third party consents required by such party to consummate the sale of the ROFO Units pursuant to this Section 7.2.
(f)    Notwithstanding the foregoing, if a ROFO Member does not elect to purchase its applicable portion of the ROFO Units pursuant to Section 7.2(b) and the ROFO Transferring Party desires to Transfer the ROFO Units to a Bona Fide Third Party or in a MBO in exchange for consideration that includes Non-Cash Assets, then the ROFO Transferring Party shall notify the ROFO Member in writing (the “ROFO Non-Cash Notice”), which notice shall include a description (in reasonable detail) of the total consideration to be paid for such ROFO Units and the value ascribed by the ROFO Transferring Party to the portion of such consideration comprised of Non-Cash Assets, including backup documentation supporting such ascribed value (the “ROFO Transferring Party’s Valuation”). The ROFO Member shall have forty-five (45) days following receipt of the ROFO Non-Cash Notice to deliver to the ROFO Transferring Party a written statement objecting to the ROFO Transferring Party’s Valuation (the “ROFO Objections Statement”), which ROFO Objections Statement shall include the value ascribed to such Non-Cash Assets by the ROFO Member (the “ROFO Member Valuation”). During such forty-five (45)-day period, the ROFO Transferring Party shall provide, as promptly as practicable, all documentation reasonably requested by the ROFO Member or its representatives in connection with preparing the ROFO Member Valuation. If the ROFO Member fails to deliver a ROFO Objections Statement that includes a ROFO Member Valuation within such forty-five (45)-day period, then the ROFO Transferring Party shall be permitted to Transfer such ROFO Units to the Bona Fide Third Party or in a MBO, upon the terms and conditions no less favorable to the ROFO Transferring Party than those set forth in the ROFO Non-Cash Notice.
(g)    If the ROFO Member delivers a ROFO Objections Statement that includes a ROFO Member Valuation within such forty-five (45)-day period, then the ROFO Transferring Party shall engage a Qualified Appraiser to determine the final value of such Non-Cash Assets. The Qualified Appraiser shall determine the final value of such Non-Cash Assets solely by reviewing the ROFO Transferring Party’s Valuation and the ROFO Member Valuation, and any reasonable backup documentation supporting such valuations, provided by each of the ROFO Transferring Party and the ROFO Member and, thereafter, choosing one of the two valuations as the final value of such Non-Cash Assets. AHI Member and NSAM Member acknowledge and agree that in connection with determining the final value of such Non-Cash Assets, the Qualified Appraiser shall in no event be permitted to (1) review any materials other than the reasonable backup documentation provided by the ROFO Transferring Party and the ROFO Member, as applicable, or (2) determine the final value of such Non-Cash Assets to be any value other than the ROFO Transferring Party’s Valuation or the ROFO Member Valuation. The determination by the Qualified Appraiser of the final value of such Non-Cash Assets (the “Final Non-Cash Value”) shall be binding on the ROFO Transferring Party and the ROFO Member. The expenses of the Qualified Appraiser shall be borne one hundred percent (100%) by the ROFO Transferring Party if the Qualified Appraiser selects the ROFO Member Valuation as the Final Non-Cash Value or one hundred percent (100%) by the ROFO Member if the Qualified Appraiser selects the ROFO Transferring Party’s Valuation as the Final Non-Cash Value.
(h)    If the Final Non-Cash Value is the ROFO Transferring Party’s Valuation, the ROFO Transferring Party may Transfer the ROFO Units to the Bona Fide Third Party or in a MBO, upon the terms and conditions set forth in the ROFO Non-Cash Notice. If the Final Non-Cash Value is the ROFO Member Valuation, the ROFO Transferring Party may Transfer the ROFO Units to the Bona Fide Third Party or in a MBO (upon the terms and conditions set forth in the ROFO Non-Cash Notice) but only if the sum of the Final Non-Cash Value and the total amount of cash consideration (if any) to be paid for such ROFO Units (such sum, the “Total Value”) equals or exceeds the ROFO Offer Price first offered by the ROFO Transferring Party pursuant to Section 7.2(a).

(i)    If a Transfer to a Bona Fide Third Party or a MBO is not consummated within two hundred seventy (270) days following delivery of the ROFO Notice, then the ROFO Transferring Party shall not Transfer the ROFO Units without again complying with all of the provisions of this Section 7.2; provided, however, that such two hundred seventy-day period shall be tolled from the date the ROFO Member delivers the ROFO Objections Statement to the ROFO Transferring Party until the date a Qualified Appraiser selected by the ROFO Transferring Party determines the Final Non-Cash Value. If the ROFO Transferring Party defaults in its obligation to transfer the ROFO Units to the ROFO Member(s) (or designated Affiliates thereof) in accordance with this Section 7.2 or otherwise fails to comply with its obligations under this Section 7.2, the ROFO Member(s) (or designated Affiliates thereof) shall have all rights and remedies available pursuant to law and in equity, including the right to specifically enforce the terms of this Section 7.2 and to bring an action for damages against the ROFO Transferring Party.
7.3    Conditions Applicable to All Transfers.
(a)    Notwithstanding anything contained in this Article VII to the contrary, no Transfer by a Member otherwise contemplated or permitted by this Article VII shall be permitted (i) except in connection with a Company Sale, if any state or local transfer taxes payable by the Company shall arise as a result of, or shall be caused directly or indirectly by, such Transfer unless the transferor in connection with any Transfer pursuant to Article VII shall have previously submitted to the Company in advance its calculation of any such taxes and copies of any necessary tax filings and shall have agreed in a separate writing acceptable to the other Members in their reasonable discretion to pay such taxes and to indemnify and hold the Company and the other Members harmless from and against any such taxes, (ii) if the Executive Committee reasonably determines that prohibiting such Transfer is necessary or advisable in order to prevent the Company from being treated as a publicly traded partnership for U.S. federal income tax purposes or otherwise failing to qualify for the safe harbor from being a publicly traded partnership under Treasury Regulation § 1.7704-1(h), (iii) if such Transfer would result in the Company or any Member having to register under the Securities Act, the Investment Company Act, or any other federal, state or local securities laws, (iv) if such Transfer would violate the registration provisions of the Securities Act or of any other federal, state or local securities laws, (v) if such Transfer would violate any other applicable laws, including Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof, (vi) if such Transfer would cause a Material Default to occur, or (viii) such transfer would constitute a nonexempt prohibited transaction under Section 406(a) or Section 407 of ERISA or Section 4975 of the Code.
(b)    Any purported Transfer of Units in violation of this Article VII shall be void ab initio, and shall not bind the Company, and any purported Transfer by a Member or of direct or indirect ownership interests in a Member in violation of this Article VII shall be deemed a default by such Member hereunder (the “Defaulting Member”) and the Defaulting Member shall indemnify and hold the Company and the other Members harmless from and against any and all loss, damage or expense, including any U.S. federal, state or local income taxes, or transfer taxes, including transfer gain taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer. The giving of any consent to a Transfer in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances. Notwithstanding the foregoing, unless a transferee is admitted as an Additional Member to the Company in accordance with the provisions of Section 7.3(c), the transferor shall not be relieved of any liability hereunder, and the transferee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive all or part of the share of the income, gain, losses or cash distributions to which its transferor would otherwise be entitled.
(c)    No transferee of any Units shall be admitted to the Company as an Additional Member unless and until (i) except in connection with a Company Sale, the transferee has executed a counterpart of this Agreement and such other instruments as the Executive Committee deems reasonably necessary or appropriate to confirm the undertaking of the transferee to be bound by all the terms and provisions of this Agreement, (ii) except in connection with a Company Sale, the transferee has paid any reasonable out-of-pocket expenses incurred by the Company in connection with such Transfer and (iii) the transferee executes and delivers a statement that it is acquiring the Units for its own account for investment and not with a view to the resale or distribution thereof and that it will only Transfer the acquired Units (subject to the terms of this Article VII) to a Person that similarly so represents and warrants; provided, that, in connection with a Company Sale, each transferee shall be deemed to be admitted as an Additional Member so long as such transferee complies with the immediately preceding clause (iii) only. Unless and until such transferee becomes an Additional Member, such transferee shall not be entitled to exercise any vote, consent or any other right or entitlement with respect to such Units and the only effect of such Transfer shall be to entitle the transferee to receive, to the extent assigned, the distributions and allocations of income, gain, losses or cash distributions to which the transferor would be entitled.
7.4    Tag-Along Rights.
(a)    In the event that AHI Member or NSAM Member (the “Proposed Seller”) shall Transfer any Common Units and Promote Units to a Bona Fide Third Party or in a MBO (a “Proposed Purchaser”) in accordance with Section 7.1(b)(ii) (a “Tag-Along Sale”), and such Transfer would cause either the NSAM Designation Threshold or the AHI Designation Threshold, as applicable, to no longer be satisfied, then NSAM Member and Flaherty Member, in the event AHI Member is the Proposed Seller, and AHI Member and Flaherty Member, in the event NSAM Member is the Proposed Seller (the “Tag-Along Members”) shall have the right and option (“Tag-Along Rights”), but not the obligation, to sell up to their Requisite Percentage (as defined below) of Units in such Tag-Along Sale, on the terms and conditions set forth in Section 7.1(e) and this Section 7.4.
(b)    The Proposed Seller shall notify the Company in writing of any proposed Tag-Along Sale at least sixty (60) days prior to the effective date of such proposed Tag-Along Sale (a “Company Notice”), setting forth the number and classes of Units the Proposed Seller is selling in connection with such Tag-Along Sale and the proposed amount of consideration to be delivered by the Proposed Purchaser to the Proposed Seller in connection with such Tag-Along Sale (the “Tag-Along Consideration”). Following receipt of such Company Notice, the Executive Committee shall have thirty (30) days to prepare and deliver to the Proposed Seller, an allocation schedule, allocating the Tag-Along Consideration amongst the different classes of Units proposed to be transferred in the Tag-Along Sale (the “Tag-Along Allocation Schedule”). The Tag-Along Allocation Schedule shall be prepared in the Executive Committee’s good faith judgment, based upon the advice of, and valuation by, a reputable and independent, nationally recognized financial advisor. The Tag-Along Allocation Schedule shall be final and binding on all Members absent manifest error.
(c)    The Proposed Seller shall notify the Tag-Along Members in writing of any proposed Tag-Along Sale at least thirty (30) days prior to the effective date of such proposed Tag-Along Sale (a “Tag-Along Notice”). A Tag-Along Notice shall also constitute a ROFO Notice for purposes of Section 7.2(a) (to the extent the Tag-Along Members have ROFO rights). Any such Tag-Along Notice delivered to the Tag-Along Members in connection with a proposed Tag-Along Sale shall set forth:  (i) the number and classes of Units the Proposed Seller is selling in connection with such Tag-Along Sale (the “Offered Tag-Along Sale Units”), (ii) the name and address of the Proposed Purchaser in such Tag-Along Sale, (iii) the Tag-Along Consideration, (iv) the Tag-Along Allocation Schedule, (v) the material terms and conditions of such proposed Tag-Along Sale and (vi) the proposed effective date of the proposed Tag-Along Sale.
(d)    Each Tag-Along Member shall have the right to sell to the Proposed Purchaser, upon the terms set forth in the Tag-Along Notice, up to that number of each class of Units included in the Tag-Along Notice equal to a percentage of the total number of such class of Units proposed to be sold by the Proposed Seller determined by dividing (A) the total number of such class of Units then owned by such Tag-Along Member by (B) the sum of (x) the total number of such class of Units then owned by all Tag-Along Members and (y) the total number of such class of Units then owned by the Proposed Seller (the “Requisite Percentage”). Each Tag-Along Member may exercise its Tag-Along Rights in connection with a Tag-Along Sale described in a Tag-Along Notice by delivery of a written notice to the Proposed Seller within thirty (30) days following receipt of a Tag-Along Notice from such Proposed Seller. Delivery of any such notice by a Tag-Along Member shall cause such Tag-Along Member to automatically forfeit its ROFO Right (if applicable) with respect to such Transfer. In the event that one or more Tag-Along Members shall elect to exercise their respective Tag-Along Rights in connection with a proposed Tag-Along Sale, the number of Offered Tag-Along Sale Units to be Transferred by the Proposed Seller to the Proposed Purchaser will be reduced by the applicable number of Units to be included in the Transfer by such Tag-Along Members, and the Transfer to the Proposed Purchaser will otherwise proceed in accordance with the terms of this Section 7.4 and the Tag-Along Notice.
(e)    In the event that any Tag-Along Members shall elect to exercise Tag-Along Rights in connection with a proposed Tag-Along Sale, the Proposed Seller and such Tag-Along Members shall take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable to consummate and make effective such Tag-Along Sale, including (i) together with the Proposed Purchaser, execute any purchase agreement or other certificates, instruments and other agreement required to consummate the proposed Transfer to the Proposed Purchaser; provided, that any indemnification provided by the Tag-Along Member to the Proposed Purchaser shall be made on a several (and not joint) basis, pro rata in proportion to, and limited to, the sale proceeds paid to each seller in connection with the Tag-Along Sale (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller), and (ii) use commercially reasonable efforts to obtain all necessary consents from third parties and take such other actions as may be necessary to effectuate the intent of the foregoing.  In connection with any Tag-Along Sale in which NSAM Member exercises its Tag-Along Rights, NSAM Member agrees to (x) enter into a customary two-year non-solicitation agreement and (y) extend the term of exclusivity covenants set forth in the Exclusivity Letter for the period provided in paragraph 1(b) thereof, in each case, for the benefit of the Proposed Purchaser; and to the extent the AHI Member exercises its Tag-Along Rights, each Principal agrees to extend the term of the non-solicit and non-compete covenants set forth in its Non-Compete Agreement for the benefit of the Proposed Purchaser for a period not to exceed two years from the closing date of such Tag-Along Sale if, at any time during the six (6) month period immediately preceding such Principal’s receipt of the Tag-Along Notice, such Principal held a direct or indirect ownership interest in the Company, or served as an employee or consultant to the Company or any of its Subsidiaries. At the closing of any such proposed Tag-Along Sale, the Proposed Seller and the Tag-Along Members shall deliver to the Proposed Purchaser (A) such instruments of transfer as shall be requested by the Proposed Purchaser with respect to the Units to be Transferred, against receipt of the purchase price therefor and (B) such Members’ Units to be Transferred, free and clear of any liens or encumbrances (other than those created by this Agreement or under applicable securities laws) and such Members shall so represent and warrant. At the closing of any proposed Tag-Along Sale, the Proposed Purchaser shall deliver payment (subject to any holdbacks, escrows or adjustments in purchase price) for the Units purchased by such Proposed Purchaser, which shall be distributed to the Tag-Along Members in accordance with the Tag-Along Allocation Schedule. In the event that the closing of any Tag-Along Sale shall not occur within one hundred eighty (180) days after the date of the Tag-Along Notice with respect thereto, the Tag-Along Members shall be entitled to revoke the Tag-Along Notice, in which event any subsequent Transfer of Units by such Proposed Seller shall once again become subject to the provisions of this Section 7.4.
(f)    There shall be no liability on the part of the Executive Committee, the Proposed Seller or the Company to the Tag-Along Member or any of its Affiliates if any Tag-Along Sale is not consummated for any reason. For the avoidance of doubt, the determination of whether to effect a Tag-Along Sale shall be in the sole and absolute discretion of the Proposed Seller.
7.5    Company Sale.
(a)    If at any time following the seventh (7th) anniversary of the Effective Date, AHI Member or NSAM Member (the “Initiating Seller”) desires to cause a Company Sale to an unrelated and unaffiliated third party purchaser (each, a “Third Party Purchaser”) or in connection with a MBO, then the Initiating Seller shall notify the other Members of its desire to effect a Company Sale at least thirty (30) days prior to marketing or otherwise engaging in any discussions, solicitations or negotiations with any potential Third Party Purchaser or in connection with a MBO; provided, however, AHI Member may initiate a Company Sale at any time when the NSAM Designation Threshold is not met and NSAM Member may initiate a Company Sale at any time when the AHI Designation Threshold is not met. Following such thirty (30) day period, the Initiating Seller shall be permitted to engage in discussions and negotiations with prospective Third Party Purchasers or in connection with a MBO, and in furtherance thereof shall (in the case of AHI Member, so long as the AHI Designation Threshold is met, and in the case of NSAM Member, so long as the NSAM Designation Threshold is met) have the right to require the other Members (the “Dragged Members”) to, and the Dragged Members shall, (i) if such Transfer is structured as a sale of Units, Transfer, or cause to be Transferred, to the Third Party Purchaser or in connection with a MBO all of the Units held by the Dragged Members, or (ii) if such Transfer is structured as a merger, consolidation or sale of all or substantially all of the assets of the Company, waive dissenters’ rights, appraisal rights or similar rights, if any, which the Dragged Members may have in connection therewith.  The rights of the Initiating Seller under this Section 7.5 shall be exercisable by written notice (a “Drag Along Notice”) delivered by the Initiating Seller to the Dragged Members and the Company no later than ten (10) Business Days prior to the execution of a definitive agreement with regard to such Company Sale, which shall state (A) that the Initiating Seller proposes to effect a Company Sale, (B) the proposed purchase price to be paid by the Third Party Purchaser or in connection with a MBO pursuant to such Company Sale (the “Company Sale Consideration”), and (C) the other principal terms of such Company Sale.
(b)    Prior to or in connection with the closing of any such proposed Company Sale, each Dragged Member shall execute any purchase agreement or other certificates, instruments and other agreements required to consummate the proposed Company Sale, including making individual representations and warranties, which shall be borne solely by such Dragged Member, and requisite indemnifications to the Third Party Purchaser or in connection with a MBO; provided, however, that (i) any such purchase agreement or other certificates, instruments and other agreements shall be on terms no less favorable to the Dragged Members than those executed by the Initiating Seller in connection with such Company Sale except as a result of different rights of the Units pursuant to Section 4.1 and any customary employment-related compensation, (ii) the Dragged Members shall not be required to make any representations or warranties regarding the Company and (iii) any indemnification obligations and liabilities owed to the Third Party Purchaser or in connection with a MBO by the Initiating Seller and by the Dragged Members (including any escrows, holdbacks or adjustments in purchase price) shall be made on a several (but not joint) basis, pro rata in accordance with the portion of the aggregate consideration payable in connection with such Company Sale to the Initiating Seller and the Dragged Members and shall be limited, with respect to each Dragged Member, to the aggregate consideration payable in connection with such Company Sale to such Dragged Member; provided, that, (A) in the case of indemnifications obligations and liabilities arising as a result of a breach of a representation or warranty relating specifically to a particular seller, such indemnification shall be borne solely by such seller and (B) except as set forth in Section 7.5(c), NSAM Member shall not be required to enter into any non-competition, non-solicitation or other similar restrictive covenants in connection with the Company Sale.  At the closing of any such proposed Company Sale, the Dragged Members shall deliver to the Third Party Purchaser or in connection with a MBO (x) such instruments of transfer as shall be reasonably requested by the Third Party Purchaser or in connection with a MBO with respect to the Units to be Transferred, against payment of the purchase price therefor in such Company Sale (subject to any holdbacks, escrows or adjustments in purchase price) and (y) the Dragged Members’ Units in the Company, free and clear of any liens or encumbrances (other than those created by this Agreement or under applicable securities laws).  The Executive Committee shall consent to any Company Sale effected in accordance with this Section 7.5, and the Initiating Seller and Dragged Members shall each use their reasonable best efforts to obtain all other necessary consents from third parties and take such other actions as may be reasonably necessary or reasonably requested by the Initiating Seller to consummate any Company Sale. Prior to consummation of a Company Sale, the Executive Committee shall prepare and deliver to the Members an allocation schedule, allocating the Company Sale Consideration amongst the different classes of Units of the Company (the “Company Sale Allocation Schedule”). The Company Sale Allocation Schedule shall be prepared in the Executive Committee’s good faith judgment, based upon the advice of, and valuation by, a reputable and independent, nationally recognized financial advisor. If and when received, the Company Sale Consideration shall be allocated to the Members in accordance with the Company Sale Allocation Schedule. The Company Sale Allocation Schedule shall be final and binding on all Members absent manifest error.
(c)    In connection with a Company Sale in which (i) AHI Member is the Initiating Seller, NSAM Member agrees to (x) enter into a customary two-year non-solicitation agreement and (y) extend the term of its exclusivity covenants set forth in the Exclusivity Letter for the period provided in paragraph 1(b) thereof, in each case, for the benefit of the Third Party Purchaser (or in connection with a MBO) or (ii) NSAM Member is the Initiating Seller, each Principal agrees to extend the term of the non-solicit and non-compete covenants set forth in its Non-Compete Agreement for the benefit of the Third Party Purchaser (or in connection with a MBO) for a period not to exceed two years from the closing date of such Company Sale if, at any time during the six (6) month period immediately preceding such Principal’s receipt of the Drag Along Notice, such Principal held a direct or indirect ownership interest in the Company, or served as an employee or consultant to the Company or any of its Subsidiaries.
(d)    In the event that a Company Sale is effectuated through a business combination (whether by way of merger, recapitalization or otherwise) or asset sale, the Company and the Members shall take, or cause to be taken, all action, and do, or cause to be done, all things reasonably necessary, advisable or reasonably requested by the Initiating Seller to consummate and make effective the business combination.
(e)    Notwithstanding anything to the contrary contained in this Agreement (including in the preceding clauses of this Section 7.5), prior to the Initiating Seller initiating a Company Sale pursuant to this Section 7.5, NSAM Member (when AHI Member is the Initiating Seller) or AHI Member (when NSAM Member is the Initiating Seller) shall be entitled to purchase all of the Initiating Seller’s Common Units pursuant to a ROFO Right in accordance with Section 7.2. If NSAM Member or AHI Member, as the case may be, elects not to exercise its ROFO Right in accordance with the ROFO Procedures, then the Initiating Seller shall be permitted to initiate a Company Sale; provided, that prior to consummating such Company Sale, NSAM Member (when AHI Member is the Initiating Seller) or AHI Member (when NSAM Member is the Initiating Seller) shall have the right (the “ROFR Right”), for a period of ten (10) days following receipt of a bona fide written offer from the Third Party Purchaser or in connection with a MBO intending to consummate such Company Sale, to purchase all, but not less than all, of the applicable Initiating Seller’s Units on the same terms and conditions as the Third Party Purchaser or in connection with a MBO; provided, that the price for such Units shall be an amount equal to (x) the aggregate cash value of the consideration to be received by the Initiating Seller in connection with such Company Sale (as set forth in a ROFO Notice delivered by the Initiating Seller), multiplied by (y) 1.02. Failure by NSAM Member or AHI Member, as applicable, to deliver notice to the Initiating Seller within such ten (10) -day period shall be deemed an election by NSAM Member or AHI Member, as applicable, not to exercise its ROFR Right. If NSAM Member or AHI Member, as applicable, does not elect to purchase the Initiating Seller’s Common Units, the Initiating Seller may consummate the Company Sale on the terms and conditions set forth in the Drag Along Notice. If such Company Sale is not consummated within two hundred seventy (270) days following delivery of the Drag-Along Notice by the Initiating Seller to NSAM Member or AHI Member, as applicable, then the Initiating Seller may not consummate the Company Sale without again complying with all of the provisions of this Section 7.5(e).
(f)    There shall be no liability on the part of the Initiating Seller, the Executive Committee or the Company to the Dragged Members or any of their respective Affiliates if any Company Sale is not consummated for any reason.  For the avoidance of doubt, the determination of whether to effect a Company Sale in accordance with Section 7.5 shall be in the sole and absolute discretion of the Initiating Seller.
ARTICLE VIII
EXCULPATION AND INDEMNIFICATION
8.1    Exculpation and Indemnification; Duties of Covered Persons.
(a)    Subject to Section 8.1(c), Section 8.2(a) and Section 8.2(b), but notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, each Covered Person shall have no liability to the Company, its Subsidiaries or any Member and shall be exculpated by the Company and the Members, to the fullest extent permitted under applicable law, for any Covered Conduct and for any Losses related to any Covered Conduct by (i) the Company or any Covered Person or (ii) any Person selected in good faith by any Covered Person to perform services for the Company.
(b)    Subject to Section 8.1(c), Section 8.2(a) and Section 8.2(b), but notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, each Covered Person (regardless of whether another Covered Person is entitled to indemnification) who is or was involved in any manner (including as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”) shall be indemnified and held harmless by the Company, to the fullest extent permitted under applicable law, out of the Company’s assets, and not out of any other Person’s assets, from and against any and all Losses incurred or suffered by any such Covered Person for any Covered Conduct.

(c)    A Covered Person shall not be entitled to exculpation from liability as set forth in Section 8.1(a) or to indemnification as set forth in Section 8.1(b), in each case with respect to (i) any Covered Conduct or related Losses that, in a final determination rendered by a court of competent jurisdiction that is not subject to appeal, are determined to have constituted (or, in the case of any related Losses, been caused by) such Covered Person’s gross negligence, willful misconduct, or fraud or (ii) Losses or Proceedings among a Member and its Affiliates (other than the Company and its Subsidiaries).
(d)    If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, a Covered Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the Covered Person shall also be entitled to be paid the reasonable expenses of prosecuting such claim. Neither the failure of the Company (including the Executive Committee) to have made its determination, prior to the commencement of such action, that indemnification of, or advancement of costs of defense to, the Covered Person is permissible in the circumstances nor an actual determination by the Company (including the Executive Committee) that such indemnification or advancement is not permissible will be (in itself) a defense to the action or create a presumption that such indemnification or advancement is not permissible; provided, that, for the avoidance of doubt, the facts underlying any such determination may be introduced as evidence of whether indemnification or advancement is permissible. The indemnification provided hereunder will be a contract right and will include the right to receive payment of reasonable out-of-pocket expenses as they are incurred by a Covered Person in connection with such Proceeding, consistent with the provisions of applicable law as then in effect. The right of indemnification provided in this Section 8.1 shall not be exclusive of any other rights to which any such Person seeking indemnification may otherwise be entitled under any other instrument or by reason of any action or otherwise.
(e)    Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding or the incurrence of any Loss, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of such event, provided that the failure of any Covered Person to give such notice as provided herein shall not relieve the Company of its obligations under this Section 8.1 except to the extent that the Company is actually prejudiced by such failure to give such notice. If any Proceeding is brought against a Covered Person, the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish, with counsel reasonably satisfactory to such Covered Person; provided, that in the case of retention of any counsel selected by the Company (a) the Covered Person shall have the right to retain separate counsel in any such Proceeding at the Covered Person’s sole expense; and (b) if (i) the retention of counsel by the Covered Person has been previously authorized by the Company, (ii) the counsel shall have reasonably concluded that there may be a conflict of interest between either (1) the Company and the Covered Person or (2) the Covered Person and another Covered Person also represented by such counsel in the conduct of any such defense, or (iii) the Company shall not, in fact, have retained counsel to prosecute the defense of such Proceeding within thirty days, then the reasonable expenses of counsel retained by the Covered Person shall be at the expense of the Company. Subject to clause (b) of the immediately preceding sentence, after notice from the Company to such Covered Person of the Company’s election to assume the defense of such Proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company shall not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liabilities in respect to such Proceeding and the related Losses.
(f)    Any Covered Person shall be fully protected in relying in good faith upon the provisions of this Agreement and any other Transaction Agreement; upon the advice of counsel, accountants, and/or other professionals that is provided to the Company or such Covered Person; and upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, document, signature, or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent, or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and, to the fullest extent permitted under applicable law, such Covered Person shall not be liable to the Company, any Member, or to any other Person for such Covered Person’s reliance in good faith on this Agreement or any other Transaction Agreement, such advice, or such other items.
(g)    The provisions of this Section 8.1 are for the benefit of the Covered Persons and will not be deemed to create any rights for the benefit of any other Person. To the fullest extent permitted by applicable law, the obligations of the Company to the Members and to Covered Persons set forth in this Agreement or any other Transaction Agreement, and/or arising under law, are solely the obligations of the Company, and no liability whatsoever shall attach to, or be incurred by, any Covered Person for such obligations. Any claims against and/or recourse to any Covered Person for or in connection with the foregoing obligations, whether arising in law or equity or created by rule of law, statute, constitution, contract, or otherwise, are expressly released and waived under this Agreement and the Transaction Agreements to the fullest extent permitted by applicable law as a condition of, and as part of the consideration for, the execution of such documents and the incurring by the Company of the obligations set forth in such documents.
(h)    Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, to the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company, any Member, or to any other Person making claims on behalf of the foregoing, for consequential, exemplary, punitive, incidental, indirect, or special damages.
(i)    NO MEMBER (IN ITS CAPACITY AS SUCH) SHALL HAVE ANY DIRECT OR INDIRECT DUTIES OR LIABILITIES TO ANY OTHER MEMBERS, THE COMPANY OR ANY OF ITS SUBSIDIARIES (INCLUDING ANY FIDUCIARY DUTIES), AND NO MEMBER (IN ITS CAPACITY AS SUCH) SHALL HAVE ANY DIRECT OR INDIRECT RIGHTS AGAINST ANY OTHER MEMBER OR THE COMPANY, BEYOND ANY DIRECT DUTIES, LIABILITIES AND RIGHTS EXPRESSLY SET FORTH IN, AND SUBJECT TO, THE EXPRESS TERMS OF THIS AGREEMENT, IT BEING AGREED THAT ALL OTHER DUTIES OR IMPLIED DUTIES, LIABILITIES AND RIGHTS RELATING TO THE COMPANY OR ANY MEMBER (IN ITS CAPACITY AS SUCH), WHETHER BY OPERATION OF LAW OR IN

EQUITY, ARE HEREBY IRREVOCABLY WAIVED AND RELEASED BY THE MEMBERS TO FULLEST EXTENT PERMITTED BY APPLICABLE LAW.
(j)    No Member, acting in accordance with this Agreement, shall be liable to the Company, any Member or any such other Person for its good faith reliance on the terms of this Agreement or any other Transaction Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties of a Member otherwise existing under applicable law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law.
(k)    Whenever a Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its discretion, under a similar grant of authority or latitude, or without an express standard of behavior (including standards such as “reasonable” or “good faith”), then such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever, or (b) with an express standard of behavior (including standards such as “reasonable” or “good faith”), then such Member shall comply with such express standard but shall not be subject to any other, different, or additional standard imposed by applicable law.
(l)    The provisions of this Section 8.1 shall survive any termination of this Agreement.
8.2    Indemnification; Exculpation of Executive Committee Members, Officers, Employees and Agents.
(a)    Executive Committee Members and Investment Committee Members.
(i)    Actions Other Than by or in the Right of the Company. The Company shall, to the fullest extent permitted under applicable law, indemnify and advance expenses to any Person who was or is a party or is threatened to be made a party to any Proceeding (other than a Proceeding by or in the right of the Company) by reason of the fact that such Person is or was an Executive Committee Member (each a “Covered EC Member”), or is or was serving at the request of the Company as a director, board observer, manager, or member or other direct or indirect controlling Person (in such capacity) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against Losses incurred or sustained by such Person in connection with such Proceeding so long as such Person acted in good faith and, with respect to any criminal action or proceedings, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
(ii)    Actions by or in the Right of the Company. The Company shall, to the fullest extent permitted under applicable law, indemnify and advance expenses to any Person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Covered EC Member, or is or was serving at the request of the Company as a director, board observer, manager, or member or other direct or indirect controlling Person (in such capacity) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against Losses (other than judgments, fines and amounts paid in settlement) incurred or sustained by such Person in connection with the defense or settlement of such Proceeding so long as such Person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company, unless and only to the extent that the court (or other adjudicatory forum) in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, and in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court (or adjudicator) shall deem proper.
(iii)    Intent of Section. To the extent that Section 18-108 of the Act or any successor section thereto may be amended or supplemented from time to time, this Section 8.2(a) shall be deemed amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent consistent herewith and from time to time permitted by law. Any amendment, modification, supplement or repeal of Section 18-108 of the Act or any successor section thereto or of this Section 8.2(a) shall not adversely affect any right or protection of, or apply to or have any effect on the liability or alleged liability of, any Covered EC Member or any other Person entitled to indemnification under this Section 8.2(a) for or with respect to acts or omissions of such Covered EC Member or Person occurring prior to such amendment, modification, supplement or repeal. For the avoidance of doubt, a Covered EC Member (in his or her capacity as such) shall have rights of indemnification and advancement under this Section 8.2(a) and not under Section 8.1(b). With respect to the Covered EC Members, the intent of this Section 8.2(a) is to provide for indemnification only in their capacity as an Executive Committee Member, and not with respect to (A) the performance of their covenants and other obligations under this Agreement as a Covered Person, employee, officer or agent of the Company, or otherwise or (B) the performance of their covenants and other obligations to the Company or any Member under any other Transaction Agreement.
(b)    Officers, Employees and Agents.
(i)    Actions Other Than by or in the Right of the Company. The Company shall, to the fullest extent permitted under applicable Law, indemnify and advance expenses to any Person who was or is a party or is threatened to be made a party to any Proceeding (other than a Proceeding by or in the right of the Company) by reason of the fact that he is or was an Officer, employee, or agent (in such capacity) of the Company, or is or was serving at the request of the Company as an officer, employee or agent (in such capacity) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against Losses incurred or sustained by him in connection with such Proceeding so long as he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
(ii)    Actions by or in the Right of the Company. The Company shall, to the fullest extent permitted under applicable law, indemnify and advance expenses to any Person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an Officer, employee, or agent (in such capacity) of the Company, or is or was serving at the request of the Company as an officer, employee, or agent (in such capacity) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against Losses (other than judgments, fines and amounts paid in settlement) incurred or sustained by him in connection with the defense or settlement of such Proceeding so long as he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company, unless and only to the extent that the court (or other adjudicatory forum) in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, and in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court (or other adjudicator) shall deem proper.
(iii)    Intent of Section. To the extent that Section 18-108 of the Act or any successor section thereto may be amended or supplemented from time to time, this Section 8.2(a) shall be deemed amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent consistent herewith and from time to time permitted by law. Any amendment, modification, supplement or repeal of Section 18-108 of the Act or any successor section thereto or of this Section 8.2 shall not adversely affect any right or protection of, or apply to or have any effect on the liability or alleged liability of, any officer, employee, or agent (in such capacity) of the Company for or with respect to acts or omissions of such Person occurring prior to such amendment, modification, supplement or repeal. For the avoidance of doubt, an Officer (in his or her capacity as such) shall have rights of indemnification and advancement under this Section 8.2(b) and not under Section 8.1(b). With respect to Members or their Affiliates acting as Officers or agents of the Company, the intent of this Section 8.2(b) is to provide for indemnification only in their capacity as Officers or agents of the Company, and not with respect to (A) the performance of their covenants and other obligations under this Agreement as a Covered EC Member, Covered Person or otherwise or (B) the performance of their covenants and other obligations to the Company or any Member under any other Transaction Agreement.
(c)    Advance Payment; Indemnification Subject to Termination Based on Final Determination; Success on the Merits. With respect to any Proceeding for which any Person referred to in Section 8.2(a) or Section 8.2(b) may be entitled to be indemnified under such subsections, subject to (unless such Person is a Member) receipt of an undertaking by or on behalf of such Person to comply with clause (ii) of the proviso in this sentence, the Company shall indemnify, and advance expenses (including reasonable attorney’s fees) to, such Person in connection with such Proceeding from the time such Proceeding is threatened; provided that in the event that it shall be ultimately determined by a court of competent jurisdiction that such Person was not entitled to indemnification by the Company under such subsection in connection with such Proceeding because it did not meet the applicable standard of conduct required by such subsection, (i) the Company shall terminate such indemnification and advancement of expenses with immediate effect, and (ii) such Person shall promptly repay to the Company the amount of any advanced expenses or other amounts previously paid or reimbursed to or on behalf of it under this Section 8.2. To the extent that any Person referred to in Section 8.2(a) or Section 8.2(b) has been successful on the merits or otherwise in defense of any Proceeding referred to in such subsections, such Person shall be deemed automatically to have met, with respect to such Proceeding , the applicable standard of conduct required by such subsection.
(d)    Insurance. The Company shall purchase and maintain insurance on behalf of any Person who is or was a Covered EC Member or Officer, or is or was serving at the request of the Company as a director, manager, officer, or member or other controlling Person of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, subject to compliance of any such insurance with applicable provisions of the Act.
(e)    Not Exclusive. The indemnification provided for in this Section 8.2 shall not be deemed exclusive of any other rights to which those indemnified under this Section 8.2 may be entitled under any bylaw, agreement, vote of securityholders or disinterested directors or managers or otherwise, in each case with the approval of the NSAM Designees (to the extent required under Section 5.3), both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.
(f)    Indemnification Agreements. The Company may enter into indemnification agreements with its Covered EC Members providing for the indemnification described in Section 8.2(a) so long as all Covered EC Members are entitled to identical benefits under such agreements.
(g)    Survival. The provisions of this Section 8.2 shall survive any termination of this Agreement.

8.3    Company as Indemnitor. The Company hereby acknowledges that certain Persons entitled to indemnification under Section 8.1 or Section 8.2 (each, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company (any such Persons, a “Primary Indemnitor”). The Members hereby further acknowledge and agree that the Company is the indemnitor of last resort (i.e., its obligations to the Indemnitee are secondary and any obligation of any Primary Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee is primary). No advancement or payment by the Company on behalf of an Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from a Primary Indemnitor shall affect the foregoing and the Company shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Primary Indemnitor.
ARTICLE IX
DURATION AND TERMINATION OF THE COMPANY
9.1    Dissolution and Termination of the Company.
(a)    The Company shall be dissolved and its business wound up upon the occurrence of any of the following events:
(i)    subject to obtaining any approval required under Section 5.3(x), the decision by the Executive Committee to dissolve the Company; or
(ii)    by judicial decree in accordance with Section 18-802 of the Act.
(b)    In the event of the dissolution of the Company, there shall be an orderly liquidation of the Company Assets, unless the Executive Committee determines, subject to approval of the NSAM Designees (so long as the NSAM Designation Threshold is met), that an immediate sale of all or part of the Company Assets would cause undue loss to the Members, in which event (i) the liquidation may be deferred for a reasonable time except as to those assets necessary to satisfy the Company debts and the Members shall be deemed to have elected to reconstitute the Company for such period, or (ii) all or part of the Company Assets may be distributed in kind, subject to the provisions of and in the same manner as cash under the applicable provisions of this Section 9.1. If Company Assets are distributed in kind, the Capital Accounts of the Members shall be adjusted to reflect the Book gain or loss (if any) that would have been recognized by the Company if those assets had been sold for an amount equal to their Fair Market Value at the time of distribution.
(c)    Upon any dissolution of the Company, the Accountant shall prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, and such statement shall be furnished to all Members.

(d)    In the event of liquidation of the Company Assets, and subject to the first sentence of Section 9.1(b) above, the Company Assets shall be liquidated as promptly as possible and the Executive Committee shall appoint a Member to supervise such liquidation, subject to approval of the NSAM Designees (so long as the NSAM Designation Threshold is met) (the “Liquidating Member”), which shall be conducted in an orderly and business-like manner. The proceeds thereof shall be applied and distributed in the following order of priority:
(i)    for the payment of the debts and liabilities of the Company (including any debts and liabilities owed to the Members and their Affiliates) and the expenses of liquidation;
(ii)    to the setting up of any reserves which the Executive Committee reasonably may deem necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company, subject to approval of the NSAM Designees (so long as the NSAM Designation Threshold is met). Said reserves may be paid over to an escrow agent to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Executive Committee shall deem advisable, subject to approval of the NSAM Designees (so long as the NSAM Designation Threshold is met), to distribute the balance of such reserves to the Members as provided below; and
(iii)    thereafter, in accordance with Section 4.1.
(e)    No dissolution of the Company shall release or relieve the Members of their obligations under this Agreement.
9.2    Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of a Member. The retirement, withdrawal, bankruptcy, dissolution, death, incapacity or adjudication of incompetency of a Member shall not dissolve the Company unless the remaining Members agree to dissolve the Company.
ARTICLE X
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
10.1    Mutual Representations and Warranties. Each Member hereby represents and warrants, in each case solely as to itself, to the Company and to each other Member as of the Effective Date as follows:
(a)    Authorization. If the Member is a corporation, limited liability company, partnership, trust, estate or other entity: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) the execution, delivery and performance by it of this Agreement and the other Transaction Agreements to which it is a party are within its powers, have been duly authorized by all necessary action on its behalf, require no action by or in respect of, or filing with, any governmental body, agency or official and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon it. If the Member is an individual, it has all legal capacity and power to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party, and no other action by or in respect of, or filing with, any governmental body, agency or official is required in connection therewith, and the execution, delivery and performance by such Member of this Agreement and the other Transaction Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon such Member. This Agreement and each other Transaction Agreement to which such Member is a party has been duly executed and delivered by such Member and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally and the application of general principles of equity.
(b)    Conflicts. No material consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal or any other Person, is required for the execution, delivery and performance by such Member of this Agreement or any other Transaction Agreement to which it is a party. Neither the execution, delivery and performance by such Member of this Agreement and any other Transaction Agreement to which it is a party (with or without the giving of notice, the lapse of time, or both) nor the consummation of the transactions contemplated hereby or thereby: (i) conflicts with any provision of the organizational documents of such Member (if applicable) or any of its Subsidiaries: (ii) conflicts with, results in a material breach of, or constitutes a material default under any law applicable to such Member or any of its Subsidiaries; or (iii) results in a material breach of or constitutes a material default under or permits any party to terminate, modify, accelerate the performance of or cancel the terms of, any material Contract or other obligation to which such Member or any of its Subsidiaries is a party or is subject.
(c)    Legal Proceedings. There are no claims, counter-claims, suits, arbitrations, governmental investigations or other legal, administrative or tax proceedings, nor any orders, decrees or judgments, in progress or pending or, to such Member’s knowledge, threatened that could reasonably be expected to impair such Member’s ability to perform under this Agreement.
(d)    Investment Intention. Except as contemplated under the Purchase Agreement, such Member holds or is acquiring its Membership Interests solely for such Member’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof, and such Member has no present intention of selling, granting any participation in, or otherwise distributing the same, and such Member is not making and will not make a market in Membership Interests. Except for the Purchase Agreement, such Member does not have any Contract with any Person to Transfer any of its Membership Interests or grant participation in any of its Membership Interests to such Person or to any other Person. Such Member either (i) is not a grantor trust, partnership or S corporation for U.S. federal income tax purposes or (ii) was not formed with, and will not be used for, a principal purpose of permitting the Company to satisfy the one hundred (100) partner limitation contained in Treas. Reg. § 1.7704-1(h)(1)(ii).

(e)    Suitability. Such Member has been advised to engage, and either has engaged or determined after careful consideration not to engage, independent counsel of its choice (whether in-house or external) and any other advisors, including tax advisors, it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Member), it is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.
(f)    Accredited Investor. Such Member is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D of the Securities Act, and it is an “accredited investor” within the meaning of that Rule.
(g)    Investment Company Act. Such Member is either (i) a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 (the “Investment Company Act”), (ii) a “knowledgeable employee” as defined in Rule 3c-5 promulgated under the Investment Company Act or (iii) a Person owned exclusively by such qualified purchasers or knowledgeable employees.
(h)    Not Formed for the Specific Purpose. Such Member either (i) was not formed for the specific purpose of acquiring a Membership Interest or (ii) all of its beneficial owners are (A) “accredited investors” as defined in Rule 501(a) of Regulation D of the Securities Act and (B) either “qualified purchasers within the meaning of Section 2(a)(51) of the Investment Company Act or “knowledgeable employees” as defined in Rule 3c-5 promulgated under the Investment Company Act.
(i)    ERISA. Such Member is neither a “benefit plan investor” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, nor is it a plan subject to Section 4975 of the Code.
(j)    (i) Each Person owning a ten percent (10%) or greater interest in such Member (A) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation) and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order of the President of the United States, and (ii) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. This Section 10.1(j) shall not apply to any Person to the extent that such Person’s interest in such Member is through either (x) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned Subsidiary of such a Person or (y) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

10.2    Indemnification.
(a)    Subject to the terms and conditions hereof, each Member (a “Member Indemnifying Party”) agrees to indemnify and hold harmless the Company, its Subsidiaries, the other Members and their respective directors, managers, officers, and employees (collectively, the “Company Indemnitees”) from and against, and to promptly pay to a Company Indemnitee or reimburse a Company Indemnitee for, any and all Losses sustained or incurred by such Company Indemnitee resulting from or arising out of the material breach by such Member Indemnifying Party of any representation or warranty of such Member Indemnifying Party contained in this Article X.
(b)    Promptly after receipt by a Company Indemnitee of notice of any Loss for which such Company Indemnitee is entitled to indemnification under Section 10.2(a), such Company Indemnitee shall, if a claim for indemnification in respect thereof is to be made hereunder, give written notice to the Company and to the applicable Member Indemnifying Party of the Loss; provided, that the failure of any Company Indemnitee to give notice as provided herein shall not relieve such Member Indemnifying Party of its obligations under this Section 10.2, except to the extent that the responsible party is actually prejudiced by such failure to give notice. In case any Proceeding is brought against a Company Indemnitee, the applicable Member Indemnifying Party will be entitled to participate in and to assume the defense thereof with counsel satisfactory to such Company Indemnitee. A Member Indemnifying Party will not consent to entry of any judgment or enter into any settlement without the consent of the Company Indemnitee, which consent shall not unreasonably be withheld. The right of any Company Indemnitee to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Company Indemnitee’s successors, assigns and legal representatives.
ARTICLE XI

MISCELLANEOUS
11.1    Entire Agreement.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter herein and supersedes any prior agreement or understanding among the parties hereto.
11.2    Amendments.    This Agreement may only be amended, supplemented or modified by the Executive Committee, subject to obtaining any approval required under Section 5.3(a); provided, that:

(a)    any such amendment, supplement, modification or waiver which adversely and disproportionately affects any Member relative to any other Member holding the same class of Units, or affects any class of Members relative to any other class of Members, shall not be made or given without the prior written consent of such Member or such class of Members so affected; and

(b)    Sections 5.7, 5.8, 6.7, 7.1(d), 7.4(e), 7.5(c) or Article VIII may not be amended, supplemented or otherwise modified in a manner that limits a Principal’s rights or increases a Principal’s obligations thereunder, without such Principal’s prior written consent.
11.3    Choice of Law.    THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ANY CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES OF SUCH STATE TO THE EXTENT SUCH PRINCIPLES WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

11.4    Jurisdiction; Waiver of Jury Trial.    The Members agree that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively brought in a state or a federal court sitting in New York, New York (provided, that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. The Members stipulate and agree that they are subject to personal jurisdiction in New York. This paragraph is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit.  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE AMONG THE MEMBERS OR THEIR AFFILIATES OR AMONG A MEMBER (OR ITS AFFILIATES) AND THE COMPANY CONCERNING THIS AGREEMENT, THE COMPANY OR ITS ASSETS.

11.5    Successors and Assigns.    Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, administrators, executors, successors and permitted assigns.

11.6    Interpretation.        Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply: (a) unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) all pronouns and all variations thereof shall be deemed to refer to the masculine, female or neuter, singular or plural, as the identity of the Person may require; (c) references herein to a specific Article, Section, Subsection or Exhibit shall refer, respectively, to Articles, Sections, Subsections or Exhibits of this Agreement, unless the express context otherwise requires; (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “but not limited to” or “without limitation” unless clearly indicated otherwise; (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”; (f) a reference to “$,” “U.S. dollars” or “dollars” means the legal tender of the United States of America; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (i) references to a Member in a particular capacity, shall refer to such Member in such capacity and not in any other capacity; and (j) any law referred to herein or in any agreement or instrument that is referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein.

11.7    Captions.    Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

11.8    Severability.    If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

11.9    Counterparts.    This Agreement may be executed in several counterparts and via facsimile or other electronic means, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Members to execute the same counterpart hereof.

11.10    Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which the Executive Committee determines may be reasonably necessary or expedient in connection with the creation of the Company and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the Members deem necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be reasonably required of the Company or its Members by the laws of the United States of America or any jurisdiction in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof.

11.11    Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

11.12    Notices. To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given (a) by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested, (b) by delivering the same in person and receiving a signed receipt therefor, (c) by sending the same by a nationally recognized overnight delivery service or (d) by electronic mail with acknowledgment of receipt. For purposes of notices, demands, consents and other communications under this Agreement, the addresses of the Members shall be as set forth below. Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made three (3) Business Days following the date so mailed. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) and (c) shall be deemed to have been given when delivered. Notices, demands, consents and other communications given in accordance with the foregoing clause (d) shall be deemed to have been given on the date transmitted, if such date is a Business Day (and same is transmitted prior to 5 PM Eastern Standard Time), or, if such date is not a Business Day (or is transmitted after 5 PM Eastern Standard Time on a Business Day), on the first Business Day thereafter. Notices directed to a Member shall be delivered to the parties at the address as set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 11.12:

If to AHI Member:
American Healthcare Investors, LLC
18191 Von Karman Ave, Suite 300
Irvine, CA 92612
Attention: Mathieu Streiff
Email: mstreiff@ahinvestors.com

with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention: C. Brophy Christensen, Esq.
Email: bchristensen@omm.com

If to NSAM Member or NSAM Parent:
NorthStar Asset Management Group Inc.

399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Ronald J. Lieberman
Executive Vice-President and General Counsel
Email: rlieberman@nsamgroup.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Bruce Gutenplan, Esq.
Email: bgutenplan@paulweiss.com

If to Flaherty Member:

James F. Flaherty, III
211 S. Bristol Avenue
Los Angeles, CA 90049
Email: jflaherty@nsamgroup.com

If to any Class B Member, as provided in the Incentive Unit Plan or pursuant to the terms of the Award Agreements contemplated thereby.
Any counsel designated above or any replacement counsel that may be designated respectively by any Member or such counsel by written notice to the other parties is hereby authorized to give notices hereunder on behalf of its respective client.
11.13    Time Periods. In applying any provision of this Agreement that requires an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified and the day of the doing of the act will be excluded and the day of the event will be included; provided, that if a period of days provided for herein ends on a day that is not a Business Day, such period of days instead shall end on the first Business Day following such non-Business Day.
11.14    Confidentiality.
(a)    Each Member recognizes that Confidential Information may have been and may be disclosed to such Member by the Company and its Representatives. By executing this Agreement, each Member expressly agrees that, at all times during the term of the Company and thereafter and whether or not at that time it is a Member of the Company, such Member shall maintain in strict confidence, shall not disclose to any Person other than the Company or another Member, and shall not give, sell or use (other than in connection with Company purposes), any Confidential Information, except (y) to its Representatives (solely to the extent such disclosure reasonably relates to such Member’s monitoring, analyzing and managing its investment in the

Company) and (z) as deemed necessary or appropriate to comply with any law, rule or regulation, including, but not limited to, applicable securities laws and the rules of any national securities exchange. As used herein, “Confidential Information” means (i) information that is known or reasonably should have been known by the recipient to be confidential or proprietary, (ii) trade secrets belonging or related to the Company, its Subsidiaries, any Member, any Principal or their respective Affiliates in each case, including information concerning this Agreement, (iii) business plans, (iv) financial statements and other information provided pursuant hereto, (v) operating practices and methods, (vi) expansion plans, (vii) strategic plans, (viii) marketing plans, (ix) contracts and (x) customer lists or other business documents which the Company and its Subsidiaries treat as confidential or proprietary. Nothing in this Section 11.14 shall prohibit any Member or any of its Affiliates from disclosing the terms of this Agreement to its counsel or any court or other Governmental Authority in connection with the enforcement by such Member of this Agreement.
(b)    The foregoing agreements shall not apply to any Confidential Information that (i) is or becomes publicly available through no fault of such Member, or any Person with whom such Member shared Confidential Information, (ii) is received from a third party and not, to the knowledge of such Member, through violation of any confidentiality agreement, (iii) is independently obtained by such Member without use of or reference to the Confidential Information, (iv) such Member is legally required or requested by any Governmental Authority having jurisdiction over such Member to be disclosed; provided, however, that if such Member is requested or required to disclose any such information pursuant to Order or any other applicable legal procedure, it shall provide the Company with prompt written notice thereof to the extent not prohibited from doing so by applicable law so that the Company may seek an appropriate protective Order at the sole cost and expense of the Company or (v) relates to the Company, any of its Subsidiaries or their business and is disclosed by AHI Member, NSAM Member or their respective Representatives as necessary or advisable to form, register, market, finance, sponsor or promote any Permitted Investment Vehicle.
(c)    Each Member shall indemnify each other Member and the Company for any loss, damage, liability, claims and expenses incurred, suffered or sustained by any of them as a result of any breach of this Section 11.14 by such Member or its Affiliate.
11.15    Press Releases; Publicity. Unless otherwise required by law or the rules of any stock exchange or Governmental Authority, and except as set forth in Section 6.7 of the Purchase Agreement, no party hereto may issue any press release or otherwise make any public announcement about this Agreement or any other Transaction Agreements without the prior written consent of the Initial Members, other than in accordance with the Communication Guidelines attached hereto as Exhibit E.
11.16    Remedies; Specific Performance
(a)    Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement or now or hereafter existing at law or in equity.

(b)    Without limiting the generality of the foregoing, each Member acknowledges and agrees that its respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any Member of the provisions of this Agreement, in addition to any remedies at law, the Company, any of its Subsidiaries or any other Member shall, without posting any bond or proof of damages, be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

AHI NEWCO, LLC
By:
Name:
Title:

AMERICAN HEALTHCARE INVESTORS LLC
By:
Name:
Title:

PLATFORM HEALTHCARE INVESTOR T-II, LLC
By:
Name:
Title:

James F. Flaherty, III

ACKNOWLEDGED AND AGREED AS TO SECTIONS 5.7, 5.8, 6.7, 7.1(d), 7.4(e) and 7.5(c) ONLY:

Jeffrey T. Hanson

ACKNOWLEDGED AND AGREED AS TO SECTIONS 5.7, 5.8, 6.7, 7.1(d), 7.4(e) and 7.5(c) ONLY:

Danny Prosky

ACKNOWLEDGED AND AGREED AS TO SECTIONS 5.7, 5.8, 6.7, 7.1(d), 7.4(e) and 7.5(c) ONLY:

Mathieu B. Streiff

ACKNOWLEDGED AND AGREED AS TO SECTIONS 5.9(a), 5.10, 6.6, 6.7 and 6.8 ONLY:
NORTHSTAR ASSET MANAGEMENT GROUP INC.

By: ____________________________________
Name:
Title:

[FORM OF]
COUNTERPART SIGNATURE PAGE
ADDITIONAL MEMBER admitted to the Company pursuant to Article VII.

Name:
Date:

Exhibit A
Definitions

As used in this Agreement the following terms shall have the following respective meanings:
Account Reduction Item: means (i) any adjustment described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (ii) any allocation described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(5), other than a Nonrecourse Deduction or a Member Nonrecourse Deduction, or (iii) any distribution described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(6), other than a Nonrecourse Distribution or a Member Nonrecourse Distribution.
Accountant: means a nationally recognized firm of independent certified public accountants selected by the Executive Committee, subject to obtaining any approval required under Section 5.3(b).
Act: has the meaning set forth in the Recitals.
Additional Interests: means (i) any Membership Interests or other equity securities in the Company issued after the Effective Date, (ii) any rights, options or warrants issued by the Company to purchase any such Membership Interests or other equity securities, or to purchase securities that may become convertible into, exercisable for or exchangeable for such Membership Interests or other equity securities and (iii) any securities issued by the Company convertible into, exercisable for or exchangeable for such Membership Interests or other equity securities; provided, however, that Additional Interests shall not include (A) securities issued as or in connection with a distribution on, subdivision of, reclassification of, split of or other distribution pro rata in respect of all Membership Interests, (B) securities issued upon conversion, exercise or exchange of any previously issued Additional Interests, so long as such securities are issued pursuant to the terms of such previously issued Additional Interests as in effect at the time of such issuance, (C) securities issued upon exercise of the Warrant Agreement, (D) securities issued in connection with the Company’s acquisition of another business, (E) securities issued in connection with a Company Sale, (F) securities issued in connection with any Public Offering or (G) securities granted to employees pursuant to an employment agreement or the Incentive Unit Plan.
Additional Issuance: means any issuance of Additional Interests in the Company.
Additional Members: has the meaning set forth in the introductory paragraph to this Agreement.
Adjusted Capital Account: means, as of the end of any Tax Year, a Member’s Capital Account balance as of the end of such Tax Year (taking into account all contributions made by such Member and distributions made to such Member during such Tax Year and any special allocations required by Sections 3.9(b) through 3.9(d), without duplication (but before giving effect to any allocations of Net Book Income or Net Book Loss for such Tax Year pursuant to Section 3.9(a)), increased by the sum of (i) such Member’s share of Company Minimum Gain and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain, both determined after taking into account any such special allocations.
Adjusted Fair Market Value: means, with respect to an item of Company property, the greater of (i) the Fair Market Value of such property as reasonably determined by the Executive Committee or (ii) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of Section 7701(g) of the Code.
Advisory Agreements: means any advisory agreement, sub-advisory agreement or other Contract relating to the provision of asset management, operating, supervisory, administrative or similar services to an Investment Vehicle.
Affiliate: means, with reference to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
Affiliate Transaction: means any transaction between (i) AHI Member, any Principal, any Family Member of any Principal or any of their respective Affiliates, on the one hand, and (ii) the Company, any Subsidiaries of the Company or any Permitted Investment Vehicles, on the other hand; provided, however, that any Affiliate or director indemnification agreements provided by any Investment Vehicle in the ordinary course to AHI Member, any Principal or any of their respective Affiliates shall not be considered an Affiliate Transaction for purposes of this Agreement.
Agreement: means this Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended hereafter from time to time as provided herein.
AHI/NRF Promote Agreement: means that certain AHI/NRF Promote Participation Agreement, dated as of the date hereof, by and among the Company, the Flaherty Partnership, NSAM P-Holdings, LLC and NSAM Parent.
AHI Contract: has the meaning set forth in Section 5.7(b).
AHI Designation Threshold: has the meaning set forth in Section 5.1(a).
AHI Designees: has the meaning set forth in Section 5.1(a).
AHI Dispute: has the meaning set forth in Section 5.7(a).
AHI Fund Investments: means a limited partnership or other investment vehicle formed to invest in Healthcare assets and pursuant to which (a) third party capital is raised through subscriptions and (b) the general partner or fund manager is the Company or an Affiliate thereof.
AHI Member: has the meaning set forth in the introductory paragraph to this Agreement.
AHI Member Retained Fees: means the AHI Member Retained Acquisition Fees and the AHI Member Retained Management Fees.

AHI Member Retained Management Fees: means the asset management fees and property management fees payable to Griffin-American Healthcare REIT Sub-Advisor, LLC and AHI Management Services, Inc., respectively, for services rendered to GAHR II on or prior to the GAHR II Merger Date.
AHI Member Retained Acquisition Fees: means all acquisition and similar fees received by the Company that were generated by the transaction identified on Exhibit F attached hereto.
AHI PE Fund Carried Interest Proceeds: means all carried interest, profits interest, promotes, incentive fees and similar forms of compensation directly or indirectly received by the Company from any AHI Fund Investments, which is available for distributions to any holder of PE Fund Units, less any reserves pertaining to liabilities and contingent obligations of the Company or any of its direct or indirect Subsidiaries (whether at the Company level or any such Subsidiary level) with respect to such AHI Fund Investments, established by the Executive Committee, in each case, in accordance with the Approved Business Plan.
AHI Reversion Event For Cause: means, at any time following a NAM Management Reversion Event, the Flaherty Member (i) is convicted of, or enters a plea of nolo contendere for, the commission of a felony, (ii) does not use his commercially reasonable efforts to source Healthcare real estate investment opportunities for the benefit of the Company and its Affiliates, acting on an exclusive basis, and the Flaherty Member fails to reasonably cure any such breach or failure to perform within the 30 day period following written notice that specifically identifies such breach or failure to perform given to him by the Company, or (iii) engages in willful misconduct that is demonstrably and materially injurious to the Company or any of its Affiliates.
AHI Vesting Change of Control: means (i) prior to the occurrence of a NAM Management Reversion Event, if both the NSAM Designation Threshold and the AHI Designation Threshold are no longer satisfied, or (ii) following the occurrence of a NAM Management Reversion Event, if the AHI Designation Threshold is no longer satisfied.
Allocation Principles: means the principles for allocating Healthcare real estate investments between Permitted Investment Vehicles, on the one hand, and Investment Vehicles managed by NSAM Parent or its Affiliates, on the other hand, as such principles may be amended, modified or supplemented from time to time. The Allocation Principles in effect as of the date hereof are forth on Exhibit D attached hereto.
Amended Flaherty JV Agreement: has the meaning set forth in Section 6.6(b).
Annual Permitted Class B Issuance: has the meaning set forth in Section 3.5(a).
Approved Business Plan: means for each Fiscal Year of the Company, the Business Plan that has been approved by the Executive Committee in accordance with Section 5.3(c) (to the extent required).
Approved JV Contract: has the meaning set forth in Section 5.3(n).

Average NSAM Closing Price: means the volume weighted average price of shares of NSAM Common Stock for a ten (10) trading day period ending on the closing of the second to last trading day prior to (a) the applicable date such shares are granted by NSAM Parent, in the case of NSAM Common Stock granted pursuant to Section 6.8(a) or (b) the Effective Date, in the case of Time-Based NSAM Shares contributed by AHI Member pursuant to Section 6.9, in each case, as reported by Bloomberg.
Award Agreement: means an award agreement between the Company, on the one hand, and a director, officer or employee of the Company, on the other hand, relating to the issuance by the Company of Class B Incentive Units.
Bankruptcy Laws: has the meaning set forth in Section 5.3(y).
Book: means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. § 1.704-1(b)(2)(iv) as reflected in Section 3.8 and Section 3.9, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.
Book Value: means, with respect to any item of Company property, the Book value of such property within the meaning of Treas. Reg. § 1.704-1(b)(2)(iv), as adjusted to reflect revaluations as determined in accordance with Section 3.8(b); provided, that if the Company adopts the remedial allocation method described in Treas. Reg. § 1.704-3(d) with respect to any item of Company property, the Book Value of such property will be its Book basis determined in accordance with Treas. Reg. § 1.704-3(d)(2).
Bona Fide Third Party: means any Person other than NSAM Member, AHI Member, any Principal, any Executive Committee Member, any Affiliate of the Company or any of its Subsidiaries or any of their respective Affiliates, directors, officers, employees, shareholders, members and Family Members; provided, that such Person does not directly or indirectly (i) carry on business activities that compete with those of the Company, its Subsidiaries or any Permitted Investment Vehicles or (ii) own more than 10% of the Equity Interests of a Person that carries on business activities that compete with those of the Company, any of its Subsidiaries or any Permitted Investment Vehicle (clauses (i) and (ii), each a “Competing Activity”).  Notwithstanding the foregoing, each member of the Management Group that is not engaged in a Competing Activity is deemed to be a Bona Fide Third Party.
Business Day: means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of New York or California are authorized or required to be closed.
Business Plan: means for each Fiscal Year of the Company, an annual business plan and operating budget for the Company.
Capital Account: means the capital account of a Member maintained as required by Section 3.8.

Capital Event: mean an extraordinary transaction (or series of related transactions) involving the Company or any of its Subsidiaries, whether occurring directly or indirectly, under circumstances designed to monetize the Members’ Membership Interests, which may include (a) a sale of Membership Interests to a Third Party Purchaser that results in a Change of Control, (b) a public offering of securities of the Company or any of its Subsidiaries or successors in which the Members sell all or a portion of their Membership Interests or other interest in any Subsidiaries of the Company, (c) a refinancing or recapitalization of the Company or any of its Subsidiaries to the extent any proceeds therefrom are made available for distribution to the Members, (d) a sale of all or substantially all of the Company Assets in contemplation of a complete liquidation and winding up of the Company or (e) any other event or transaction (or series of related transactions) that the Executive Committee determines to characterize as a Capital Event, subject to approval of the NSAM Designees for so long as the NSAM Designation Threshold is met.
Capital Proceeds: means the net cash proceeds realized by the Company or its Subsidiaries in connection with a Capital Event, following payment of all outstanding third party debts, liabilities and taxes of the Company or its Subsidiary to the extent that such debts, liabilities and taxes are then due, and that are not reserved, reinvested or otherwise retained by the Company or its Subsidiary for the continuation of its business as determined by the Executive Committee (in accordance with the Approved Business Plan, if applicable).
Capital Proceeds Equity Interests: means Equity Interests of the Company that are entitled to participate in distributions of Capital Proceeds in accordance with Section 4.1(g).
Capital Proceeds Pro Rata Share: means, with respect to any Class A Member, Class B Member or Class J Member at any time, the quotient (expressed as a percentage) of (a) the number of Class A Common Units, fully vested Class B Incentive Units and Class J Incentive Units (whether or not vested) held by such Member at the time of determination, divided by (b) the total number of issued and outstanding Class A Common Units, fully vested Class B Incentive Units and Class J Incentive Units (whether or not vested), at such time of determination; provided, that a fully vested Class B Incentive Unit and a Class J Incentive Unit shall not be included in the calculations of Capital Proceeds Pro Rata Share (in either the numerator or the denominator) until the Distribution Hurdle for such fully vested Class B Incentive Unit or Class J Incentive Unit, as applicable, has been satisfied.
Certificate: has the meaning set forth in Section 1.1.
Change of Control: means any transaction (or series of related transactions) that results in the sale of all of the Units issued to the Initial Members.
Class A Common Units: means the Units designated as Class A Common Units under this Agreement.
Class A Member: means a Member holding Class A Common Units, in its capacity as such.

Class A Pro Rata Share: means, with respect to any Class A Member at any time, the quotient (expressed as a percentage) of (a) the Class A Common Units held by such Class A Member at the time of determination, divided by (b) the aggregate number of outstanding Class A Common Units held by all Class A Members at such time.
Class B Incentive Units: means the Units designated as Class B Incentive Units under this Agreement.
Class B Member: means a Member holding Class B Incentive Units, in its capacity as such.
Class J Incentive Units: means the Units designated as Class J Incentive Units under this Agreement.
Class J Member: means a Member holding Class J Incentive Units, in its capacity as such.
Code: means the Internal Revenue Code of 1986.
Common Unit: means a Class A Common Unit and any other Unit designated a Common Unit at the time of its issuance in accordance with the terms of this Agreement; provided, that the Class B Incentive Units, the Promote Units and the Class J Incentive Units shall in no event be deemed to be Common Units.
Company: has the meaning set forth in the introductory paragraph to this Agreement.
Company Allotted NRF Carried Interest Proceeds: has the meaning set forth in the AHI/NRF Promote Agreement.
Company Assets: means all assets, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Company.
Company Incentive Award: has the meaning set forth in Section 3.5(a).
Company Indemnitees: has the meaning set forth in Section 10.2(a).
Company Minimum Gain: means partnership minimum gain determined pursuant to Treas. Reg. § 1.704-2(d) and Section 3.9(d).
Company Notice: has the meaning set forth in Section 7.4(b).
Company Sale: means (i) a sale of all or substantially all of the assets of the Company in one transaction or a series of related transactions, or (ii) a direct or indirect sale of Units representing 100% of the outstanding economic or voting interest in the Company (whether by merger, consolidation, sale or Transfer of the Units) in one transaction or a series of related transactions, in each case to a Third Party Purchaser or in connection with a MBO.

Company Sale Allocation Schedule: has the meaning set forth in Section 7.5(a).

Company Sale Consideration: has the meaning set forth in Section 7.5(a).

Confidential Information: has the meaning set forth in Section 11.14(a).

Contract: means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement.

Contribution: has the meaning set forth in the Recitals.
Contribution Agreement: has the meaning set forth in the Recitals.

Control: (including the terms “Controlling”, “Controlled by” and “under common Control with”) of a Person includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise.
Covered Conduct: means any action, omission, or determination (including any trading, programming, or other error) in connection with a Person’s duties, rights or actions in the capacity of a Covered Person, in each case, related to the Company or any of its Subsidiaries; provided, for the avoidance of doubt, that Covered Conduct shall expressly exclude any breach of a representation, warranty, covenant or agreement contained in this Agreement for which a Covered Person is obligated to indemnify any Person pursuant to Section 10.2.
Covered Person: means each Member and their respective Affiliates (other than the Company or any of its Subsidiaries), each of the current and former shareholders, partners, members, managers, consultants, agents, liquidators and other representatives of any of the foregoing and any other Person designated by the Executive Committee as a Covered Person, including the consent of the NSAM Designees (for so long as the NSAM Designation Threshold is satisfied).
Deemed Liquidation: means a liquidation of the Company that is deemed to occur pursuant to Treas. Reg. § 1.708-1(b)(4) in the event of a termination of the Company pursuant to Section 708(b)(1)(B) of the Code.
Defaulting Member: has the meaning set forth in Section 7.3(b).
Distributable Cash Flow: means Future Healthcare NTR Carried Interest Proceeds, GAHR III Carried Interest Proceeds, AHI PE Fund Carried Interest Proceeds, Operating Cash Flow and/or Capital Proceeds, as the context requires. For the avoidance of doubt, Distributable Cash Flow shall not include any Company Allotted NRF Carried Interest Proceeds or AHI Member Retained Fees.
Distribution Hurdle: means, with respect to a Class B Incentive Unit, the “Distribution Hurdle” designated in the applicable Award Agreement.

Drag Along Notice: has the meaning set forth in Section 7.4(a).
Dragged Members: has the meaning set forth in Section 7.4(a).
Effective Date: has the meaning set forth in the introductory paragraph to this Agreement.
Equity Interests: means, with respect to any Person, equity interests of (including membership interests, shares of capital stock or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of equity interests of (including membership interests, shares of capital stock or other ownership or profit interests in) such Person, securities convertible into or exchangeable for equity interests of (including membership interests, shares of capital stock or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such equity interests (including membership interests, shares of capital stock or other ownership or profit interests) in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
Excess Deficit Balance: means the amount, if any, by which the balance in a Member’s Capital Account as of the end of the relevant Tax Year is more negative than the amount, if any, of such negative balance that such Member is treated as obligated to restore to the Company pursuant to Treas. Reg. § l.704-1(b)(2)(ii)(c), Treas. Reg. § 1.704-1(b)(2)(ii)(h), Treas. Reg. § 1.704-2(g)(1), or Treas. Reg. § 1.704-2(i)(5). Solely for purposes of computing a Member’s Excess Deficit Balance, such Member’s Capital Account will be reduced by the amount of any Account Reduction Items that are reasonably expected as of the end of such Tax Year.
Excess Nonrecourse Liabilities: means excess nonrecourse liabilities within the meaning of Treas. Reg. § 1.752-3(a)(3).
Excess Financing: has the meaning set forth in Section 3.4(b).
Executive Committee: has the meaning set forth in Section 5.1(a).
Executive Committee Member: has the meaning set forth in Section 5.1(a).
Exclusivity Letter: means that certain letter agreement dated as of the Effective Date by and among AHI Member, NSAM Member and NSAM Parent.
Fair Market Value: means, with respect to any asset (including any Unit), the fair market value of such asset based upon an arm’s length sale between a willing buyer and a willing seller, as determined by the Executive Committee in good faith, and based upon the advice of and valuation by a reputable and nationally recognized financial advisor.
Family Member: means, with respect to any natural Person, each of (a) the spouse, lineal ancestors or descendants, nieces, nephews or cousins of such natural Person including the spouse of any of the foregoing, and regardless of whether such relationship exists by birth, adoption or marriage, (b) any executors or administrators for, or the estate of, such natural Person or any of the foregoing, (c) any charitable trust, charitable organization or private foundation formed by any of the foregoing for estate planning purposes and (d) any trusts, partnerships, limited liability companies or other legal entities formed for the benefit of such natural Person or any of the foregoing individuals.
Final Non-Cash Value: has the meaning set forth in Section 7.2(f).
Fiscal Year: means the fiscal year of the Company, which shall be the calendar year.
Flaherty AHI PE Fund Promote Proceeds: means an amount equal to 33.33% of the AHI PE Fund Carried Interest Proceeds.
Flaherty Future Healthcare NTR Proceeds: means an amount equal to 33.33% of the Future Healthcare NTR Carried Interest Proceeds.
Flaherty GAHR III Proceeds: means an amount equal to 25% of the GAHR III Carried Interest Proceeds.
Flaherty JV Agreement: means that certain Limited Partnership Agreement of the Flaherty Partnership, dated as of January 22, 2014, by and among Healthcare JV GP, LLC, a Delaware limited liability company (the “NAM General Partner”), as general partner, NSAM P-Holdings, LLC, a Delaware limited liability company, as limited partner, and Flaherty Member, as limited partner, as such Limited Partnership Agreement is in effect on the Effective Date without giving effect to any amendments, supplements, modification or waivers of or under such Limited Partnership Agreement on or after the Effective Date.
Flaherty JV Amendment: means that certain Amendment to the Flaherty JV Agreement, dated as of November 5, 2014.
Flaherty Partnership: means Healthcare Opportunity JV, LP, a Delaware limited partnership.
Flaherty Promote Agreement: means that certain Flaherty Promote Participation Agreement, dated as of the date hereof, by and between the Flaherty Partnership and the Company.
Flaherty Resignation Notice: has the meaning set forth in the Flaherty JV Agreement.
Flaherty Subscription: has the meaning set forth in the Recitals.
Fully Participating Members: has the meaning set forth in Section 3.4(b).
Fully Participating ROFO Member: has the meaning set forth in Section 7.2(c).
Future HC NTR Units: means the Units designated as Future HC NTR Units under this Agreement.

Future Healthcare NTR: means any public, non-listed real estate investment trust that intends to invest primarily in Healthcare real estate assets. For the avoidance of doubt, GAHR III shall not be considered a Future Healthcare NTR.
Future Healthcare NTR Carried Interest Proceeds: means all carried interest, profits interest, promotes, incentive fees and similar forms of compensation directly or indirectly received by the Company from any Future Healthcare NTR or any of its Subsidiaries, which is available for distributions to any holder of Future HC NTR Units, less any reserves pertaining to liabilities and contingent obligations of the Company or any of its direct or indirect Subsidiaries (whether at the Company level or any such Subsidiary level) with respect to such Future Healthcare NTR, established by the Executive Committee, in each case, in accordance with the Approved Business Plan.
GAAP: means generally accepted accounting principles applicable in the United States, consistently applied.
GAHR II: means Griffin-American Healthcare REIT II, Inc., a Maryland corporation, as it may from time to time be constituted.
GAHR II Merger Date: means the effective date of the closing of the merger between GAHR II and NRF.
GAHR II Merger Promote: means the “Merger Termination Amount” as defined in that certain Amended and Restated Agreement of Limited Partnership of Griffin-American Healthcare REIT II Holdings, LP, dated as of April 26, 2014.
GAHR III: means Griffin-American Healthcare REIT III, Inc., a Maryland corporation, as it may from time to time be constituted.
GAHR III Advisory Agreement: means that certain Advisory Agreement, dated as of February 26, 2014, by and among GAHR III, Griffin-American Healthcare REIT III Advisor, LLC and Griffin-American Healthcare REIT III Holdings, LP, as it may be amended from time to time.
GAHR III Carried Interest Proceeds: means all carried interest, profits interest, promotes, incentive fees and similar forms of compensation directly or indirectly received by the Company from GAHR III or any of its Subsidiaries, which is available for distributions to any holder of GAHR III Units, less any reserves pertaining to liabilities and contingent obligations of the Company or any of its direct or indirect Subsidiaries (whether at the Company level or any such Subsidiary level) with respect to GAHR III, established by the Executive Committee, in each case, in accordance with the Approved Business Plan.
GAHR III Operating Agreement: means that certain Amended and Restated Limited Liability Company Agreement of Griffin-American Healthcare REIT III Advisor, LLC, dated effective as of February 16, 2014.

GAHR III Units: means the Units designated as GAHR III Units under this Agreement.
Governmental Authority: means (a) any United States federal, state or local or foreign government (or political subdivision thereof), (b) any agency or instrumentality of any such government (or political subdivision thereof), (c) any non-governmental regulatory or administrative authority, body or other organization (to the extent that the rules, regulations, standards, requirements, procedures and Orders of such authority, body or other organization have the force of law), and (d) any United States federal, state or local or foreign court, tribunal, arbitrator or arbitration panel.
Griffin: means Griffin Capital Corporation, a California corporation, as it may from time to time be constituted.
Griffin JV Agreement: means that certain Amended and Restated Joint Venture Agreement, dated as of November 5, 2014 between Griffin and the Company, as amended, supplemented or otherwise modified from time to time.
Group Agent: has the meaning set forth in Section 5.9(b).
Group Members: means, as the context requires, either (a) AHI Member, the Principals and their respective wholly-owned Affiliates, as a group, in their capacities as Class A Members or (b) NSAM Member, NSAM Parent and their respective wholly-owned Affiliates, as a group, in their capacities as Class A Members.
Healthcare: means the industry related to the provision of goods or services that treat individuals with curative, preventive, rehabilitative, and palliative care (including real estate related to the healthcare industry such as medical office buildings, adult or senior housing, assisting living facilities and nursing homes, and life science centers).
Incentive Unit Plan: means the AHI NEWCO, LLC Incentive Unit Plan entered into as of the Effective Date, as the same may be modified from time to time in accordance with the terms thereof and this Agreement.
Indebtedness: means, with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, and all obligations relating to any swap, hedge, cap, collar or other interest rate protection agreement entered into in connection therewith, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (iv) all Indebtedness of any other Person of the type referred to in clauses (i) to (iii) above directly or indirectly guaranteed by such Person or secured by any assets of such Person.
Indemnitee: has the meaning set forth in Section 8.3.

Initial LLC Agreement: has the meaning set forth in the Recitals to this Agreement.
Initial Lockout Period: means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.
Initial Members: has the meaning set forth in the introductory paragraph to this Agreement.
Initial Public Offering: means the first direct or indirect (through a parent entity or otherwise) Public Offering of equity securities of the Company that results in the listing of such equity securities for trading on an internationally recognized securities exchange.
Initiating Seller: has the meaning set forth in Section 7.5(a).
Investment Committee: has the meaning set forth in Section 5.5.
Investment Committee Major Matters: means, with respect to any Permitted Investment Vehicle (other than GAHR III), recommendations with respect to (i) the liquidation, dissolution, winding up, restructuring, consolidation or reorganization of such Permitted Investment Vehicle, (ii) acquisitions (including the financing thereof at the time of acquisition) and dispositions of any asset held, directly or indirectly, by such Permitted Investment Vehicle, (iii) the aggregate amount and duration of any equity offerings of such Permitted Investment Vehicle or any transactions that could require capital contributions from the Company, (iv) the appointment of valuation firms engaged to appraise all or substantially all of the assets held, directly or indirectly, by such Permitted Investment Vehicle, (v) material amendments or modifications to the Organizational Documents of such Permitted Investment Vehicle, (vi) establishing dividend rates or other distribution rates by such Permitted Investment Vehicle, (vii) the amendment, termination, replacement or modification of any agreement between such Permitted Investment Vehicle (or any of its Subsidiaries), on the one hand, and Griffin (or any of its Subsidiaries), on the other hand, (viii) amendments, terminations, restatements, waivers or modifications to the investment guidelines, corporate governance guidelines, codes of ethics and similar corporate policies of such Permitted Investment Vehicle, in each case to the extent material, (ix) changing the investment purpose or strategy of such Permitted Investment Vehicle, including with respect to the asset class or geographic area of the investments made by such Permitted Investment Vehicle, (x) making any material change to the plan of distribution of such Permitted Investment Vehicle in a manner not contemplated under the Exclusivity Letter, (xi) material amendments, terminations, restatements, waivers or modifications to any Advisory Agreement (other than the NSAM Sub-Advisory Agreement), and (xii) any transaction that would: (A) require a guarantee or indemnification from the Company or any of its Affiliates; or (B) grant a counterparty recourse against the Company or any of its Affiliates for Indebtedness; provided, that if any such action has been specifically set forth in reasonable detail in the Approved Business Plan then in effect, then such action shall not be an Investment Committee Major Matter.
Investment Vehicle: means an investment fund or investment vehicle, directly or indirectly managed, sponsored, advised, financed, funded or controlled by the Company or a

Subsidiary of the Company, and which was formed for a purpose that is consistent with the Primary Purpose.
JV Contract: has the meaning set forth in Section 5.3(n).
Losses: means any losses, liabilities, taxes, damages, penalties, judgments, fines, amounts paid or to be paid in settlement or otherwise, and expenses (including any reasonable costs of investigation and preparation and reasonable fees, expenses, and disbursements of attorneys).
Major Matters: has the meaning set forth in Section 5.3.
Management Group: means the officers, managers, directors and/or employees of the Company or any of its Subsidiaries, other than the Principals, the AHI Designees and Affiliates and Family Members of the Principals and the AHI Designees.
Material Default: means any material violation, breach, default or event of default of or under or that would otherwise result in a modification of the terms of any outstanding Indebtedness of the Company or any of its Subsidiaries or any other material agreement to which the Company or any of its Subsidiaries is a party.
MBO: means a Transfer of all of AHI Member’s Units to a group of unaffiliated purchasers that includes the Management Group, as a result of which, the Management Group will acquire at least 25% of the total Equity Interests of the Company.
Member Indemnifying Party: has the meaning set forth in Section 10.2(a).
Member Loan: has the meaning set forth in Section 3.13.
Member Nonrecourse Debt: means any liability of the Company that is a partner nonrecourse debt within the meaning of Treas. Reg. § 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain: means minimum gain attributable to Member Nonrecourse Debt pursuant to Treas. Reg. § 1.704-2(i)(3).
Member Nonrecourse Deduction: means any item of Book loss or deduction that is a partner nonrecourse deduction within the meaning of Treas. Reg. § 1.704-2(i)(1) and (2).
Member Nonrecourse Distribution: means a distribution to a Member that is allocable to a net increase in such Member’s share of Member Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. § 1.704-2(i)(6).
Member Registry: has the meaning set forth in Section 3.2(a).
Members: has the meaning set forth in the introductory paragraph to this Agreement.
Membership Interest: means, with respect to a Member at any time, the limited liability company interest of such Member in the Company at such time, including the right of such

Member to any and all of the benefits to which such Member may be entitled (in its capacity as a Member) as provided in this Agreement, together with the obligations of such Member (in such capacity) to comply with the terms and provisions of this Agreement.
NAM General Partner: has the meaning set forth in the definition of Flaherty JV Agreement.
NAM Management Reversion Event: has the meaning set forth in the Flaherty JV Agreement.
NAM Management Reversion Notice: has the meaning set forth in the Flaherty JV Agreement.
Necessary Expenses: means any non-discretionary expenses of the Company or any of its Subsidiaries as and when they become due (i) to fulfill tax obligations, (ii) to maintain appropriate insurance, (iii) to protect against imminent injury to Persons or imminent material commercial loss, including in respect of security and life safety or (iv) to maintain the status of the Company as a limited liability company under the Act and under the laws of any jurisdiction in which the Company conducts business.
Net Book Income: means, for any period, the excess, if any, of the Company’s items of income and gain for such period over the Company’s items of loss and deduction for such period, as computed for Book purposes; provided that, notwithstanding any other provisions of this Agreement, any items which are specially allocated pursuant to Sections 3.9(b), (c) and (d) shall not be taken into account in computing the Net Book Income.
Net Book Loss: means, for any period, the excess, if any, of the Company’s items of loss and deduction for such period over the Company’s items of income and gain for such period, as computed for Book purposes; provided that, notwithstanding any other provisions of this Agreement, any items which are specially allocated pursuant to Sections 3.9(b), (c) and (d) shall not be taken into account in computing the Net Book Loss.
New American Product: has the meaning set forth in Section 5.5(c).
NHI: NorthStar Healthcare Income Inc., a Maryland corporation, as it may from time to time be constituted.
Non-Cash Assets: has the meaning set forth in Section 7.2(b).
Non-Compete Agreements: has the meaning set forth in the Purchase Agreement.
Nonrecourse Deduction: means, subject to Section 3.9(b), a nonrecourse deduction determined pursuant to Treas. Reg. § 1.704-2(b)(1) and Treas. Reg. §1.704-2(c).
Nonrecourse Distribution: means a distribution to a Member that is allocable to a net increase in Company Minimum Gain pursuant to Treas. Reg. § 1.704-2(h)(1).

Notice: has the meaning set forth in Section 3.7.
NRF: NorthStar Realty Finance Corp., a Maryland corporation, as it may from time to time be constituted.
NRF Units: means the Units designated as NRF Units under this Agreement.
NSAM Common Stock: means the shares of common stock, par value $0.01 per share, of NSAM Parent.
NSAM Contract: has the meaning set forth in Section 5.7(b).
NSAM Designation Threshold: has the meaning set forth in Section 5.1(a).
NSAM Designees: has the meaning set forth in Section 5.1(a).
NSAM Dispute: has the meaning set forth in Section 5.7(a).
NSAM Entity: means (a) NSAM Parent, (b) each of its direct and indirect Subsidiaries and Affiliates, and their respective directors, officers and managers and (c) each investment fund or investment vehicle, directly or indirectly sponsored, advised, financed, funded or controlled by any of the Persons described in the immediately preceding clauses (a) and (b).
NSAM Luxembourg: has the meaning set forth in Section 1.3.
NSAM Member: has the meaning set forth in the introductory paragraph to this Agreement.
NSAM Parent: has the meaning set forth in the introductory paragraph to this Agreement.
NSAM Purchase: has the meaning set forth in the Recitals.
NSAM Sub-Advisory Agreement: means that certain Sub-Advisory Agreement, effective as of the Effective Date, between NSAM Luxembourg and the Company.
Offered Tag-Along Sale Units: has the meaning set forth in Section 7.4(b).
Officer: has the meaning set forth in Section 5.2(a).
Operating Cash Flow: means all available cash of the Company which is available for distributions to any Member, excluding Future Healthcare NTR Carried Interest Proceeds, GAHR III Carried Interest Proceeds, Company Allotted NRF Carried Interest Proceeds, AHI Member Retained Management Fees and Capital Proceeds, less any reserves pertaining to liabilities and contingent obligations of the Company or any of its direct or indirect Subsidiaries (whether at the Company level or any such Subsidiary level) and the reasonably anticipated needs of the business of the Company and its Subsidiaries, established by the Executive Committee, in each case, in accordance with the Approved Business Plan.
Operating Cash Flow Pro Rata Share: means, with respect to any Class A Member or Class J Member at any time, the quotient (expressed as a percentage) of (a) the number of Class A Common Units and Class J Incentive Units (whether or not vested) held by such Member at the time of determination, divided by (b) the total number of issued and outstanding Class A Common Units and Class J Incentive Units (whether or not vested), at such time of determination.
Opportunity: has the meaning set forth in Section 5.6(b).
Order: means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.
Organizational Documents: means (i) in the case of a corporation, its charter and by-laws; (ii) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (iii) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (iv) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (v) in the case of any other entity, the organizational and governing documents of such entity.
PE Fund Units: means the Units designated as PE Fund Units under this Agreement.
Percentage Interest: means, as of any given time, as to any Member, a fraction, expressed as a percentage, equal to the number of Class A Common Units, Class B Incentive Units and Class J Incentive Units held by such Member, divided by the total number of issued and outstanding Class A Common Units, Class B Incentive Units and Class J Incentive Units.
Performance-Based NSAM Shares: means a number of additional shares of NSAM Common Stock to be granted to AHI Member or any Principal if certain performance criteria are achieved, upon the terms and subject to the conditions set forth in Section 1.2(b) of the Purchase Agreement.
Permitted Investment Vehicle: means (i) GAHR III and its Subsidiaries, (ii) each Future Healthcare NTR, (iii) any other Investment Vehicle approved by the Executive Committee, subject to approval of the NSAM Designees (to the extent required) in accordance with Section 5.3(t), and (iv) any Subsidiaries of Permitted Investment Vehicles described in the immediately preceding clauses (ii) and (iii).
Permitted Variance: has the meaning set forth in Section 5.3(c).

Person: means any individual, corporation, company, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Authority, or other legal entity.
Phantom Stock Plan: means the contemplated equity incentive plan of the Company, to be funded by AHI Member with a number of fully vested Time-Based NSAM Shares (or their cash equivalent), as set forth in Section 6.9.
Pre-Approved Class B Issuance: has the meaning set forth in Section 3.5(a).
Preemptive Right: has the meaning set forth in Section 3.4(a).
Preemptive Rights Notice: has the meaning set forth in Section 3.4(a).
Preemptive Rights Period: has the meaning set forth in Section 3.4(a).
Primary Indemnitor: has the meaning set forth in Section 8.3.
Primary Purpose: has the meaning set forth in Section 1.3.
Prime Rate: means the average, at the time in question, of the rates announced as their respective prime commercial lending rates by Citibank, N.A. and JPMorgan Chase & Co. or their respective successors, and if such prime rates shall cease to be so announced by either or both of such banks, then the term “Prime Rate” shall mean the prime commercial lending rate for large commercial banks reported in The Wall Street Journal. Any interest payable with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated with respect to the actual number of days elapsed on the basis of a 365-day year. If (i) such prime commercial lending rates shall cease to be so announced by either or both of such banks, and (ii) The Wall Street Journal does not report the prime commercial lending rate for large commercial banks, then, the term “Prime Rate” shall mean a rate, reasonably determined by the Executive Committee, from time to time, to be comparable to the rate that had formerly constituted the “Prime Rate” hereunder.
Principals: means Jeffrey T. Hanson, Danny Prosky and Mathieu B. Streiff.
Proceeding: has the meaning set forth in Section 8.1(b).
Profits Interest: shall mean an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures.
Promote Agreements: means the Flaherty Promote Agreement and the AHI/NRF Promote Agreement.
Promote Units: means, collectively, the GAHR III Units, Future HC NTR Units, PE Fund Units and NRF Units.

Proposed Financing: has the meaning set forth in Section 3.4(a).
Proposed Purchaser: has the meaning set forth in Section 7.4(a).
Proposed Seller: has the meaning set forth in Section 7.4(a).
Public Offering: means any bona fide public offering of equity securities (or securities exchangeable for or convertible into equity securities) of the Company or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act, or any other applicable law, or any other offering which results in such securities being listed for trading on any internationally recognized securities exchange.
Purchase Agreement: has the meaning set forth in the Recitals.
Qualified Appraiser: means each Person designated as a “Qualified Appraiser” in any Approved Business Plan.
Qualified Initial Public Offering: means an Initial Public Offering, underwritten on a firm commitment basis by a nationally recognized investment banking firm in which (i) at least 25% of the total equity securities of the Company are sold to the public and (ii) the gross proceeds to the Company (prior to deduction of underwriting discounts, commissions and fees) are at least $140 million.
Quarterly Payment Date: means, each January 10, April 10, July 10 and October 10 after the date hereof; provided, however, that if any Quarterly Payment Date falls on any day other than a Business Day, the payment due on such Quarterly Payment Date shall be paid on the first Business Day immediately following such Quarterly Payment Date.
Redemption: has the meaning set forth in the Recitals.
REIT: means a real estate investment trust qualifying under Section 856 of the Code.
Representatives: has the meaning set forth in Section 6.4.
Requisite Percentage: has the meaning set forth in Section 7.4(b).
Revaluation Event: means (i) a liquidation of the Company (within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g) but not including a Deemed Liquidation), (ii) a contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Member in exchange for Units, (iii) the grant of any Units in connection with the provision of services to or for the benefit of the Company, including the issuance of Class B Incentive Units or (iv) immediately after the acquisition of an interest in the Company through the exercise of a noncompensatory option (as defined in Treasury Regulation Section 1.721-2(d)), including for the avoidance of doubt an exercise of the warrant contemplated by the Warrant Agreement; provided, that in the case of the events described in clause (ii) and (iii), such events shall not be classified as “Revaluation Events” if the Executive Committee determines in good faith that such adjustments are not necessary or appropriate to reflect the relative economic interest of the Members in the Company.
ROFO Closing Date: has the meaning set forth in Section 7.2(c).
ROFO Member: has the meaning set forth in Section 7.2(a).
ROFO Member Valuation: has the meaning set forth in Section 7.2(e).
ROFO Non-Cash Notice: has the meaning set forth in Section 7.2(e).
ROFO Notice: has the meaning set forth in Section 7.2(a).
ROFO Objections Statement: has the meaning set forth in Section 7.2(e).
ROFO Offer Price: has the meaning set forth in Section 7.2(a).
ROFO Procedures: has the meaning set forth in Section 7.2.
ROFO Purchase Notice: has the meaning set forth in Section 7.2(b).
ROFO Right: has the meaning set forth in Section 7.2(b).
ROFO Transferring Party: has the meaning set forth in Section 7.2.
ROFO Transferring Party’s Valuation: has the meaning set forth in Section 7.2(e).
ROFO Units: has the meaning set forth in Section 7.2(a).
ROFR Right: has the meaning set forth in Section 7.5(e).
Safe Harbor Election: has the meaning set forth in Section 3.7.
Second Member: has the meaning set forth in the Recitals.
Section 705(a)(2)(B) Expenditures: means non-deductible expenditures of the Company that are described in Section 705(a)(2)(B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i).
Securities Act: means the Securities Act of 1933.
Subscription Agreement: has the meaning set forth in the Recitals.
Subscription Notice: has the meaning set forth in Section 3.4(b).

Subsidiary: means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns more than fifty percent (50%) of the Equity Interests or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management.
Supplemental Terms: means with respect to a specified class and series of Units, the supplemental terms applicable to such class or series of Units, as determined by the Executive Committee (subject to approval of the NSAM Designees for so long as the NSAM Designation Threshold is met), in connection with the issuance of such class or series of Units.
Tag-Along Allocation Schedule: has the meaning set forth in Section 7.4(b).
Tag-Along Consideration: has the meaning set forth in Section 7.4(b).
Tag-Along Member: has the meaning set forth in Section 7.4(a).
Tag-Along Notice: has the meaning set forth in Section 7.4(b).
Tag-Along Sale: has the meaning set forth in Section 7.4(a).
Tag-Along Rights: has the meaning set forth in Section 7.4(a).
Target Capital Account: means, with respect to any Member, an amount (which may be either positive or negative) equal to the hypothetical distribution such Member would receive if (a) all Company assets were sold for cash equal to their Book Value (after reduction for depreciation of such assets), (b) all liabilities of the Company were satisfied for cash according to their terms (limited, with respect to each nonrecourse liability, to the Book Value of the Company Asset securing such liability), and (c) the net proceeds of such hypothetical transactions and all other available cash (taking into account any contributions to be made on such liquidation) were distributed in full pursuant to the provisions of Article IV).
Tax Basis: means, with respect to any item of Company property, the adjusted basis of such property as determined in accordance with the Code.
Tax Distribution: has the meaning set forth in Section 4.2(a).
Tax Matters Member: has the meaning set forth in Section 6.5(b).
Tax Rate: means, with respect to each Tax Year, the highest marginal combined effective U.S. federal, state, and local income tax rate for such Tax Year applicable to an individual resident of, or U.S. corporation doing business in, (i) the borough of Manhattan, in New York City, New York or (ii) the state of California, whichever rate is higher, and taking into account the deductibility of state and/or local income taxes for U.S. federal and/or state income tax purposes.
Tax Year: means, except as otherwise required by the Code, the Fiscal Year.

Taxing Authority: has the meaning set forth in Section 4.3.
Third Party Purchaser: has the meaning set forth in Section 7.5(a).
Time-Based NSAM Shares: has the meaning set forth in the Purchase Agreement.
Transaction Agreements: means this Agreement, the Purchase Agreement, the Contribution Agreement, the Subscription Agreement, the Warrant Agreement, the NSAM Sub-Advisory Agreement, the Promote Agreements and the Exclusivity Letter.
Transfer: has the meaning set forth in Section 7.1(a).
Treasury Regulations or Treas. Reg.: means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.
Units: means, as the context requires, the Class A Common Units, GAHR III Units, Future HC NTR Units, PE Fund Units, NRF Units, Class B Incentive Units, Class J Incentive Units or any other unit representing Membership Interests issued in accordance with the terms of this Agreement.
Unreturned Capital Amount: means, with respect to any Member, (i) the sum of (x) the amount of all cash or cash equivalents contributed by such Member (as of the date of contribution), plus (y) the Book Value of all property contributed by such Member (as of the date of contribution), including, for the avoidance of doubt, the Book Value of any shares of NSAM Common Stock contributed or deemed contributed to the Company pursuant to Sections 6.8 and 6.9, less (ii) the sum of (x) all distributions made to such Member in respect of its Units pursuant to Sections 4.1(g) and (y) the Book Value of any shares of NSAM Common Stock that revert to NSAM Parent pursuant to Section 6.8, that revert to AHI Member pursuant to Section 6.9 or that do not vest in the hands of the recipient (in each case, determined as of the date of the contribution or deemed contribution of NSAM Common Stock).
Warrant Agreement: has the meaning set forth in the Recitals.

Exhibit B

Member Registry

Member	Class A Common Units	GAHR III Units	Future HC NTR Units	PE Fund Units	NRF Units	Class J Incentive Units	Capital Accounts
AHI Member
NSAM Member
Flaherty Member

Exhibit C

Officers

Name                Title

[To come]

Exhibit D
Allocation Principles
[To come]

Exhibit E
Communication Guidelines
[To come]

Exhibit F
AHI Member Retained Acquisition Fees
All acquisition fees payable in connection with the following acquisitions:
Riverstone
Winn III

Exhibit G
Flaherty JV Agreement
[See Attached]

Exhibit H
Flaherty JV Amendment
[See Attached]